UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE READER’S DIGEST ASSOCIATION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of The Reader’s Digest Association, Inc. (“common shares”)

	(2)	Aggregate number of securities to which transaction applies:
94,998,868 common shares and 6,909,303 common shares subject to outstanding stock options.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 94,998,868 common shares multiplied by $17.00 per share, (B) 6,884,903 common shares subject to outstanding stock options multiplied by $2.4166 per share (which is the difference between $17.00 and the weighted average exercise price of $14.5834 per share) and (C) 24,400 common shares subject to outstanding stock options multiplied by $2.8214 per share (which is the difference between $17.00 and the weighted average exercise price of $14.1786).  In accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$1,631,687,655

	(5)	Total fee paid:
$174,590.58

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

Reader’s Digest Road, Pleasantville, New York 10570-7000

Dear Stockholder:	, 2006

The board of directors of The Reader’s Digest Association, Inc., a Delaware corporation, (“Reader’s Digest,” “we,” “us” or “our”) has unanimously approved a merger agreement providing for the merger of Reader’s Digest with a company that will be owned by an investor group led by Ripplewood Holdings L.L.C. (“Ripplewood”), which is a private equity firm. If the merger is completed, you will be entitled to receive $17.00 in cash, without interest, for each share of Reader’s Digest common stock (“common shares”) that you own (unless you exercise your appraisal rights) and Reader’s Digest will become wholly owned by a company owned by an investor group led by Ripplewood.

You will be asked, at a special meeting of the holders of common shares, to consider and vote on a proposal to adopt the merger agreement. After careful consideration, our board of directors unanimously approved the merger agreement, the merger and the other transactions to be performed or consummated by Reader’s Digest, declared the advisability of the merger agreement and determined that the terms of the merger and the other transactions to be performed or consummated by Reader’s Digest are fair to and in the best interests of Reader’s Digest and our stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

The time, date and place of the special meeting to consider and vote upon the adoption of the merger agreement are as follows:

               a.m., New York time, on               , 2007

Reader’s Digest DeWitt Wallace Auditorium, Reader’s Digest Road, Chappaqua, New York

The proxy statement attached to this letter provides you with information about the merger and the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of common shares you own. The merger cannot be completed unless holders of a majority of the common shares outstanding as of the close of business on the record date and entitled to vote at the special meeting vote for the adoption of the merger agreement. If you do not vote, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

It is important that your common shares be represented at the special meeting whether or not you plan to attend the meeting personally. To ensure that your vote will be received and counted, please complete, sign, date and return your proxy as soon as possible. You have a choice of voting your proxy on the Internet, by telephone or by completing and returning the enclosed proxy card. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person. If you hold common shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Thank you in advance for your cooperation and continued support.

Sincerely yours,
Thomas O. Ryder	Eric W. Schrier
Chairman of the Board	President and Chief Executive Officer

THIS PROXY STATEMENT IS DATED                 , 2006 AND IS FIRST BEING
MAILED TO STOCKHOLDERS ON OR ABOUT                 , 2006

Reader’s Digest Road, Pleasantville, New York 10570-7000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                    , 2007

TO THE STOCKHOLDERS:

A  special meeting of stockholders of The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest,” “we,” “us” or “our”), will be held at Reader’s Digest DeWitt Wallace Auditorium, Reader’s Digest Road, Chappaqua, New York, on                    , 2007, beginning at       a.m., New York time, for the following purposes:

1.                Adoption of the Merger Agreement.   To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 16, 2006, among Doctor Acquisition Holding Co., which is an entity that will be owned by an investor group led by Ripplewood Holdings L.L.C., Doctor Acquisition Co., a subsidiary of Doctor Acquisition Holding Co. (collectively, the “Sponsor Entities”), and Reader’s Digest (the “merger agreement”) pursuant to which, upon the merger becoming effective, each outstanding share of Reader’s Digest common stock (“common share”), par value $0.01 per share (other than common shares held in our treasury or owned by the Sponsor Entities and other than common shares held by stockholders who properly demand statutory appraisal rights) will be converted into the right to receive $17.00 in cash, without interest.

2.                Adjournment or Postponement of the Special Meeting.   To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3.                Other Matters.   To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of common shares as of the close of business on                      , 2006, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All holders of record of common shares are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of common shares you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the common shares outstanding as of the close of business on the record date for the special meeting and entitled to vote at the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided and thus ensure that your common shares will be represented at the special meeting if you are unable to attend. You have a choice of voting your proxy on the Internet, by telephone or by completing and mailing the enclosed proxy card. If you sign, date and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the merger agreement and the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

If you fail to vote by proxy or in person, the effect will be that your common shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the adoption of the merger agreement. If you hold common shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. If you are a holder of record of common shares and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

Please note that attendance at the special meeting is limited to holders of common shares on the record date (or their authorized representatives) holding admission tickets. Holders of record of common shares will receive an admission ticket that is detachable from their proxy card. If your common shares are held by a bank or broker, please request an admission ticket as set forth in the accompanying proxy statement and bring to the special meeting your admission ticket and photo identification.

Holders of common shares who do not vote in favor of the adoption of the merger agreement and holders of shares of preferred stock of Reader’s Digest will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Reader’s Digest before the vote is taken on the adoption of the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “Rights of Stockholders to Seek Appraisal” beginning on page 67.

By Order of the Board of Directors,

C.H.R. DuPree
Vice President and Corporate Secretary
                     , 2006

i

TABLE OF CONTENTS (Continued)

Conduct of Our Business Pending the Merger	54
Consultation and Access	57
No Solicitation of Transactions	57
Stockholders Meeting	58
Agreement to Use Reasonable Best Efforts	59
Financing Commitments	59
Notification	60
Employee Benefit Plans	60
Directors and Officers Indemnification	61
Notes Tender Offer	61
Conditions to the Merger	62
Termination	63
Fees and Expenses; Liquidated Damages	65
Damages Contribution Agreement	66
Amendment and Waiver	66
RIGHTS OF STOCKHOLDERS TO SEEK APPRAISAL	67
MARKET PRICES OF OUR COMMON SHARES	69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	70
SUBMISSION OF STOCKHOLDER PROPOSALS	72
WHERE YOU CAN FIND MORE INFORMATION	73
ANNEX A	Agreement and Plan of Merger, dated as of November 16, 2006, among Doctor Acquisition Holding Co., Doctor Acquisition Co. and The Reader’s Digest Association, Inc.
ANNEX B	Damages Contribution Agreement, dated as of November 16, 2006, between Ripplewood Partners II, L.P. and The Reader’s Digest Association, Inc.
ANNEX C	Opinion of Goldman, Sachs & Co.
ANNEX D	Section 262 of the General Corporation Law of the State of Delaware

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. In this proxy statement, the terms “Reader’s Digest,” “we,” “us” and “our” refer to The Reader’s Digest Association, Inc.

The Parties to the Merger Agreement (page 17)

The Reader’s Digest Association, Inc.
Reader’s Digest Road
Pleasantville, NY 10570-7000
(914) 238-1000

The Reader’s Digest Association, Inc. is a global leader in publishing and direct marketing. We create and deliver products and content that inform, enrich, entertain and inspire, including magazines, books, recorded music collections, home videos and online websites.

Although our company is best known for Reader’s Digest magazine, which is published in 50 editions and 21 languages with a monthly worldwide circulation of approximately 18 million and a global readership of approximately 80 million, our flagship magazine is just one of 28 magazines we publish. Of the other titles we publish, seven titles have circulations in excess of 1 million. These magazines contribute to our expansive content of food, home and garden, language, learning, travel and health.

Books are our largest-selling products. Our book topics are diverse, ranging from gardening to computers to natural wonders. Our Consumer Business Services segment is a leader in the display marketing and school and youth fundraising industries.

We are a Delaware corporation, originally incorporated in New York in 1926, then reincorporated in Delaware in 1951. We became a public company in 1990.

Doctor Acquisition Holding Co.
c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, NY 10020
(212) 582-6700

Doctor Acquisition Holding Co. (“Holding Acquisition Co.”) is a newly formed Delaware corporation. At the closing of the merger, Holding Acquisition Co. will be owned by entities affiliated with members of an investor group led by Ripplewood Holdings L.L.C. (“Ripplewood”). Holding Acquisition Co. will conduct activities, and incur obligations and liabilities (including under the related financing agreements), in connection with the merger agreement, in connection with a potential combination of Reader’s Digest with all or part of two portfolio companies of Ripplewood—Direct Holdings Worldwide LLC, a leading direct marketer of entertainment products under the Time Life brand, and WRC Media Inc., a leading publisher of supplementary educational materials for the school, library and home markets—and in connection with the other transactions contemplated by the merger agreement.

Doctor Acquisition Co.
c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, NY 10020
(212) 582-6700

Doctor Acquisition Co. (“Acquisition Co.”) is a newly formed Delaware corporation and a wholly owned subsidiary of Holding Acquisition Co. Acquisition Co. will conduct activities, and incur obligations and liabilities (including under the related financing agreements), in connection with the merger agreement, in connection with a potential combination of Reader’s Digest with all or part of Direct Holdings Worldwide LLC and WRC Media Inc., and in connection with the other transactions contemplated by the merger agreement.

The Special Meeting (page 18)

Time, Place and Date (page 18)

The special meeting will be held on                , 2007, beginning at         a.m., New York time, at the Reader’s Digest DeWitt Wallace Auditorium, Reader’s Digest Road, Chappaqua, New York. Driving directions to the Wallace Auditorium appear on the last page of this proxy statement.

Purpose (page 18)

You will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of November 16, 2006, among Holding Acquisition Co., Acquisition Co. and Reader’s Digest (the “merger agreement”) and on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. The merger agreement provides that Acquisition Co. will be merged with and into Reader’s Digest (the “merger”), with Reader’s Digest being the surviving corporation in the merger (the “surviving corporation”). In the merger, each outstanding common share (other than common shares held in our treasury or owned by any of the Sponsor Entities and other than common shares held by stockholders who properly demand statutory appraisal rights) will be converted into the right to receive $17.00 in cash, without interest. All issued and outstanding shares of Reader’s Digest preferred stock (“preferred shares”) (other than preferred shares held by holders who properly demand statutory appraisal rights) will remain issued and outstanding as shares of preferred stock of the surviving corporation with the same terms.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date and Quorum (page 18)

You are entitled to vote at the special meeting if you owned common shares at the close of business on                   , 2006, the record date for the special meeting. You will have one vote for each common share that you owned on the record date. As of the record date, there were               common shares entitled to be voted at the special meeting.

The holders of a majority of the outstanding common shares at the close of business on the record date and entitled to vote represented in person or by proxy at the special meeting will constitute a quorum for purposes of the special meeting.

Required Vote (page 18)

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the majority of the outstanding common shares at the close of business on the record date for the special meeting and entitled to vote. A failure to vote your common shares or an abstention will have the same effect as a vote “AGAINST” the merger. Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the majority of the common shares present in person or by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Share Ownership of Directors and Executive Officers (page 18)

As of                , 2006, the record date for the special meeting, the directors and executive officers of Reader’s Digest beneficially owned, in the aggregate,                common shares, or approximately     % of the outstanding common shares. Our directors and executive officers have informed us that they intend to vote all of their common shares “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Meeting Admittance Procedures (page 18)

Only holders of record of common shares (i.e., those who hold their common shares in their name in an account with Reader’s Digest’s transfer agent-registrar, Mellon Investor Services LLC) on the record date, or their duly appointed proxy holders (not to exceed one per stockholder), who have an admission ticket, may attend the special meeting. If you are a beneficial stockholder (i.e., you hold your common shares through someone else, such as a broker, trustee, bank, or nominee), you may request an admission ticket by telephone from our corporate secretary’s office at 914-244-5817. You will be required to give your full name and address and present evidence that you are a stockholder (by providing information from your proxy card or your broker’s voting instruction form). We will then add your name to the admission list and mail you an admission ticket.

Voting and Proxies (page 19)

If you are a holder of record of common shares (i.e., you hold your common shares in your name in an account with Reader’s Digest’s transfer agent-registrar, Mellon Investor Services LLC), you may submit your proxy, or vote, in any of the following ways:

•       By Internet:   Go to the website www.proxyvoting.com/rda, as shown on your proxy card, at any time until              , New York time, on                  ,            , 2007, and follow the instructions.

•       By Telephone:   Call the toll-free number,                         , from a touch-tone telephone in the United States or Canada at any time until                  , New York time, on                     ,            , 2007. Follow the instructions on your proxy card and the voice prompts on the telephone.

•       By Mail:   Mark your vote, sign and date your proxy card and return it in the enclosed envelope. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each of them or use an alternative voting method.

•       In Person:   You may vote by ballot at the special meeting or send a representative with an appropriate proxy.

If your common shares are held in “street name” by your broker, you should instruct your broker on how to vote your common shares using the instructions provided by your broker. If you do not provide your broker with instructions, your common shares will not be voted and that will have the same effect as voting “AGAINST” the merger.

Revocability of Proxies (page 19)

If you submit your proxy by Internet, telephone or mail, you may revoke your proxy at any time by submitting a subsequent proxy by Internet, telephone or mail before it is voted at the special meeting or by giving written notice to our corporate secretary that is actually received by our corporate secretary prior to the special meeting, or by voting in person at the special meeting. Your presence at the special meeting does not of itself revoke your proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your vote.

When the Merger Will be Completed

We are working to complete the merger as soon as possible. We anticipate completing the merger during the first quarter of calendar year 2007, subject to adoption of the merger agreement by the holders of common shares, the availability of the Sponsor Entities’ committed debt and preferred equity financing and the satisfaction of the other closing conditions.

Effects of the Merger (page 49)

If the merger agreement is adopted by the holders of common shares and the other conditions to closing are satisfied, Acquisition Co. will merge with and into Reader’s Digest. The separate corporate existence of Acquisition Co. will cease, and Reader’s Digest will continue as the surviving corporation and will become wholly owned by Holding Acquisition Co., which will be owned by an investor group led by Ripplewood.

Upon completion of the merger, your common shares will be converted into the right to receive $17.00 per share, without interest. The surviving corporation will be a privately held corporation, and holders of common shares will cease to have any ownership interest in the surviving corporation or any rights as stockholders after the merger. Therefore, current holders of common shares will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation after the merger. All issued and outstanding preferred shares will remain issued and outstanding as shares of preferred stock of the surviving corporation with the same terms.

Recommendation of Our Board of Directors (page 31)

After careful consideration, our board of directors unanimously approved the merger agreement, the merger and the other transactions to be performed or consummated by Reader’s Digest, declared the advisability of the merger agreement and determined that the terms of the merger and the other transactions to be performed or consummated by Reader’s Digest are fair to and in the best interests of Reader’s Digest and our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

In reaching its decision, our board of directors evaluated a variety of business, financial and market factors and consulted with our management team and legal and financial advisors. In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. See “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 41.

For the factors considered by our board of directors in reaching its decision to approve the merger agreement and the merger, see “The Merger—Reasons for the Merger” beginning on page 29.

Opinion of Goldman Sachs (page 31 and Annex C)

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to our board of directors that, as of November 16, 2006 and based upon and subject to the factors and assumptions set forth therein, the $17.00 per share in cash to be received by the holders of common shares pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 16, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of common shares should vote with respect to the merger. Pursuant to an engagement letter between Reader’s Digest and Goldman Sachs, Reader’s Digest has agreed to pay Goldman Sachs a transaction fee of $11 million, all of which is payable upon closing of the merger.

Financing of the Merger (page 39)

In connection with the signing of the merger agreement,  Holding Acquisition Co. entered into separate common equity commitment letters with each of Ripplewood Partners II, L.P. ($275 million), J. Rothschild Group (Guernsey) Ltd. ($60 million) and Goldentree Asset Management L.P. ($40 million), each dated November 16, 2006. The proceeds of the financing under the common equity commitment letters will be available to finance the transactions contemplated by the merger agreement, to refinance certain of our existing indebtedness and to pay related fees and expenses. The common equity financing under the common equity commitment letters is referred to as the “common equity financing”.

In addition, in connection with the signing of the merger agreement, Holding Acquisition Co. and Acquisition Co. entered into debt and into preferred and common stock financing arrangements described below, which are referred to as the “debt and preferred equity financing.” The debt and preferred equity financing included (a) a debt commitment letter (the “debt commitment letter”) with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Royal Bank of Scotland plc and RBS Securities Corporation, to provide (i) a $1,300 million senior secured credit facility (the “senior secured credit facility”), consisting of a $1,000 million seven-year term loan facility (the “senior secured term facility”) and a $300 million six-year revolving facility (the “senior secured revolving credit facility”), and (ii) a $600 million one-year senior subordinated bridge facility (extendable into 10-year term loans) (the “senior subordinated bridge facility,” and together with the senior secured credit facility, the “facilities”), and (b) a paid-in-kind preferred stock and related common equity commitment letter (the “preferred equity commitment letter”) with J.P. Morgan Securities Inc., to purchase $330 million of 12-year paid-in-kind preferred stock (“PIK preferred stock”), together with $110 million of related common stock, in each case of Holding Acquisition Co. (together with the PIK preferred stock, the “equity securities”). The proceeds of each of the facilities and the equity securities will be available to finance the transactions contemplated by the merger agreement, to refinance certain of our existing indebtedness and to pay related fees and expenses and, with respect to the senior secured revolving credit facility, thereafter, for the working capital needs and general corporate purposes of Holding Acquisition Co. and its subsidiaries, including permitted acquisitions.

To the extent any of our 6½% senior unsecured notes due in 2011 (the “2011 senior notes”) remain outstanding on the closing date of the merger (in respect of which funds have not been placed in escrow or with the trustee for the redemption, defeasance or repayment thereof), the senior secured term facility will be reduced by the aggregate principal amount of such remaining 2011 senior notes.

The obligations of the lenders to make available either of the facilities or the equity securities are subject to the satisfaction or waiver of a number of conditions.

Ripplewood has informed us that it intends to pursue the potential combination of Reader’s Digest with all or part of two portfolio companies of Ripplewood—Direct Holdings Worldwide LLC, a leading direct marketer of entertainment products under the Time Life brand, and WRC Media Inc., a leading publisher of supplementary educational materials for the school, library and home markets—on the closing date of the merger. If this combination occurs, the amount of the facilities and the conditions will be different. Completion of this potential combination and related increased financing are not conditions to closing of the merger, nor are they conditions to the obligations of the lenders to fund the facilities or purchase the equity securities as described in the paragraphs preceding this paragraph.

The Sponsor Entities have agreed to take certain actions to help ensure that financing is available to consummate the merger. See “The Merger Agreement—Financing Commitments,” beginning on page 59.

Treatment of Stock Options and Other Stock-Based Awards (page 50)

Each outstanding employee stock option to purchase common shares that remains unexercised immediately prior to completion of the merger, whether or not the option is vested or exercisable, will fully vest and, in settlement for the option, the holder of the option will receive a cash payment equal to the excess (if any) of the “Option Merger Consideration,” which is the greater of: (x) the $17.00 per share merger consideration or (y) the highest mean between the high and low sales prices of a common share as reported by the New York Stock Exchange (“NYSE”) at any time during the 60-day period preceding the completion of the merger, over the applicable exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes. To the extent the exercise price per share of any option is equal to or greater than the Option Merger Consideration, the option will be acquired by Reader’s Digest without payment in accordance with the terms and conditions of the option.

Each outstanding restricted share (including each share awarded under our U.K. Share Incentive Plan (“U.K. SIP”)), deferred share and time-based restricted stock unit will, in settlement of the share or unit, fully vest, and the holder of the share or unit, as applicable, will receive a cash payment of $17.00 for the share or unit without interest and less any applicable withholding taxes, and each share or unit will be canceled.

Each outstanding performance-based restricted stock unit (“PBRSU”) will, in settlement of the unit, fully vest, and the holder of the PBRSU will receive a cash payment equal to the product of (x) a deemed percentage earn-out of the PBRSU, (y) a fraction equal to the (deemed or actual, as applicable) total number of months completed in the applicable performance period immediately prior to completion of the merger and (z) the $17.00 per share merger consideration, and each such unit will be canceled.

Each outstanding employee stock option to purchase common shares under our U.K. Save As You Earn Scheme (“SAYE”), each outstanding “phantom” option and each stock appreciation right that remains unexercised immediately prior to completion of the merger, will fully vest and, in settlement for the option or right, the holder of the option or right will receive a cash payment, equal to the excess (if any) of the $17.00 per share merger consideration over the applicable exercise price per share of the option or right, multiplied by the number of shares subject to the option or right, without interest and less any applicable withholding taxes. To the extent the exercise price per share of any option or right is equal to or greater than the $17.00 per share merger consideration, the option or right will be acquired by Reader’s Digest without payment.

For a further discussion, see “The Merger Agreement—Treatment of Stock Options and Other Stock-Based Awards” beginning on page 50.

Interests of Our Directors and Executive Officers in the Merger (page 41)

Our directors and executive officers may have interests in the merger that are different from, or in addition to your interests. Our board of directors was aware of these interests and considered them in its decision to approve the merger agreement. These interests include:

•       cash consideration for approximately                   vested and unvested stock options (not including options with an exercise price of more than $17.00 per share) with a weighted average price per share of $             and for approximately                   other stock-based awards of the type described above;

•       each of our current executive officers is a participant in either our 2001 Income Continuation Plan for Senior Management (“2001 Income Continuation Plan”) or 2006 Income Continuation Plan for Senior Management (“2006 Income Continuation Plan”) which provide for potential separation benefits (including cash separation payments, continued welfare benefits for the separation period and “gross up” payments, if applicable) of up to approximately $                    in the aggregate if during the 24-month period after completion of the merger, the executive officers (other than Thomas O. Ryder) are terminated without cause or constructively terminated under certain specified circumstances. Under the 2001 Income Continuation Plan, if any amount received by a participant (other than Mr. Ryder) is considered an “excess parachute payment” under federal tax laws, the participant will receive a “gross up” payment for any additional taxes due as a result thereof. A participant in the 2006 Income Continuation Plan would receive a “gross up” payment only to the extent any amount received by the participant exceeds a specified threshold; and

•       each of our directors and current executive officers who is a participant in our deferred compensation plans will have the option to elect prior to December 31, 2006 to receive such director’s or officer’s account balance in a lump sum payment upon the later of June 30, 2007 or completion of the merger, in either case, provided that the merger is completed.

An amendment to Mr. Ryder’s employment agreement with Reader’s Digest, that became effective upon signing of the merger agreement, provides that effective December 31, 2006, Mr. Ryder will retire from Reader’s Digest as a director of Reader’s Digest and chairman of our board of directors and will continue as a full-time employee of Reader’s Digest as special advisor to the Chief Executive Officer. Mr. Ryder will resign as special advisor and retire as an employee upon the earlier of June 30, 2007 or completion of the merger. To the extent the merger (or any transaction constituting a change in control as defined in the 2001 Income Continuation Plan) is completed on or prior to June 30, 2007, Mr. Ryder will receive a severance payment of up to $4 million (payable six months and one day following the date of Mr. Ryder’s separation from service or such earlier date as may be permitted by guidance under the federal tax laws).

In addition, we amended the 2001 Income Continuation Plan to provide that in the event of a change in control of Reader’s Digest (as defined in the plan), and except as otherwise provided in the terms and conditions of the PBRSU awards for the fiscal 2007-2009 performance period (“2007-2009 PBRSUs”), each participant’s outstanding performance share awards, PBRSUs and similar long-term incentive awards will fully vest immediately, and each participant will receive a cash payment for these awards payable as if the applicable performance goals had been achieved at target (100%) and the applicable performance period had been completed. Each participant’s 2007-2009 PBRSUs will fully vest immediately in the event of such a change in control, and each participant will receive a cash payment for 59% of the target number of 2007-2009 PBRSUs awarded payable as if the applicable performance goals had been achieved at target (100%) and prorated for the number of months completed in the performance period prior to the change in control.

Finally, Lawrence R. Ricciardi and William E. Mayer, members of our board of directors, will each receive $100,000 for their services in leading the strategic process which resulted in the merger agreement being signed. These amounts are payable at the beginning of January 2007 and are not contingent on the completion of the merger.

For a further discussion, see “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 41.

Material United States Federal Income Tax Consequences of the Merger (page 45)

For U.S. federal income tax purposes, the merger will be treated as a sale of common shares for cash by each holder of common shares. As a result, in general, each holder of common shares will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such holder’s adjusted tax basis in the common shares surrendered. Such gain or loss will be capital gain or loss if the common shares surrendered are held as a capital asset in the hands of the holder of common shares, and will be long-term capital gain or loss if the holder has held the common shares for more than one year at the time of the merger. Holders of common shares are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Regulatory Approvals (page 47)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and certain waiting period requirements have been satisfied. On November 30, 2006, Reader’s Digest and Ripplewood Partners II, L.P. filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ, and the applicable waiting period will expire at 11:59 p.m. on January 2, 2007, unless early termination is granted or unless extended by a request for additional information.

The merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.

Procedure for Receiving Merger Consideration (page 51)

As soon as reasonably practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to holders of common shares. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should NOT return your stock certificates with the enclosed proxy card, and you should NOT forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (page 57)

The merger agreement restricts our ability to solicit, enter into agreements with respect to, participate in discussions or negotiations regarding or furnish information to any person with respect to, or otherwise facilitate specified transactions involving Reader’s Digest. Notwithstanding these restrictions, prior to adoption of the merger agreement by the holders of common shares, under certain circumstances we may furnish information with respect to and participate in discussions and negotiations in response to an unsolicited bona fide proposal for an alternative acquisition and/or we may terminate the merger agreement and enter into an agreement with respect to a superior company proposal (as defined in “The Merger Agreement—No Solicitation of Transactions” beginning on page 57) after paying the termination fee specified in the merger agreement.

Conditions to Closing (page 62)

Before we can complete the merger, a number of conditions must be satisfied. These include:

•       the adoption of the merger agreement by the holders of common shares;

•       the expiration or termination of the waiting period under the HSR Act;

•       the absence of governmental judgments or other legal restraints or prohibitions preventing the consummation of the merger;

•       performance by each of the parties of its material obligations under the merger agreement in all material respects;

•       the accuracy of the representations and warranties of each of the parties to the merger agreement, except to the extent the failure of such representations and warranties to be true and correct could not reasonably be expected to have a material adverse effect on the respective party;

•       the absence of any event since November 16, 2006 that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Reader’s Digest;

•       the availability of the proceeds of the debt and preferred equity financing to the Sponsor Entities; and

•       the issuance of our earnings press release for our second fiscal quarter ending December 31, 2006, at least 10 days before closing.

Neither Reader’s Digest nor the Sponsor Entities may rely on the failure of any condition to be satisfied if the failure was caused by such party’s failure to use reasonable best efforts to consummate the merger or the other transactions contemplated by the merger agreement.

Termination of the Merger Agreement (page 63)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•       by mutual written consent of the Sponsor Entities and Reader’s Digest;

•       by either Holding Acquisition Co. or Reader’s Digest, if:

•        a final, non-appealable governmental order prohibits the merger;

•        the merger has not been consummated on or before June 30, 2007, (subject to tolling for any part of that period during which any party is subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the merger), unless the failure to consummate the merger is the result of a willful and material breach of the merger agreement by the party seeking to terminate the merger agreement;

•        the holders of common shares do not adopt the merger agreement at a meeting held to obtain that vote; or

•        there is a breach by the non-terminating party of any of its representations, warranties or covenants in the merger agreement such that certain closing conditions would not be satisfied and which cannot be cured within 45 days.

•       by Holding Acquisition Co., if:

•        our board of directors or any committee thereof withdraws or adversely modifies (or publicly proposes to withdraw or adversely modify) its recommendation or approval of the merger agreement or recommends or approves (or publicly proposes to recommend or approve) another takeover proposal;

•        we, or any of our officers, directors or employees willfully violates the no solicitation provisions of the merger agreement in any material respect; or

•        we give Holding Acquisition Co. a notice of a “superior company proposal”.

•       by us prior to receipt of stockholder approval of the adoption of the merger agreement, if:

•        our board of directors has received a superior company proposal;

•        in light of such superior company proposal, a majority of our disinterested directors have determined in good faith, after consultation with outside counsel, that failure to withdraw or modify its recommendation of the merger and the merger agreement would be inconsistent with our board of director’s fiduciary duties;

•        we have notified Holding Acquisition Co. of such determination;

•        at least five business days following receipt by Holding Acquisition Co. of such notice, and taking into account any revised proposal made by Holding Acquisition Co. since receipt of such notice, the superior company proposal remains a superior company proposal and a majority of our disinterested directors have again determined, after consultation with outside counsel, that failure to withdraw or modify its recommendation of the merger and the merger agreement would be inconsistent with our board of directors’ fiduciary duties;

•        we are in material compliance with the no solicitation provisions of the merger agreement;

•        we have paid the termination fee discussed below; and

•        our board of directors concurrently approves a definitive agreement providing for implementation of the superior company proposal.

Termination Fees and Expenses; Liquidated Damages; Limitation on Liability (page 65)

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to Holding Acquisition Co. an aggregate termination fee of $25 million, plus up to $5 million in Holding Acquisition Co. expenses. We have also agreed to pay to the Sponsor Entities up to $5 million in Holding Acquisition Co. expenses if the merger agreement is terminated under certain other circumstances.

Holding Acquisition Co. has agreed to pay us liquidated damages of $25 million, plus up to $5 million in our expenses, if we terminate the merger agreement at a time when all the mutual conditions (other than stockholder approval) and all conditions to the obligations of the Sponsor Entities (other than the availability of the debt and preferred equity financing) to close the merger have been satisfied, because the Sponsor Entities breach or fail to perform in any material respect any of their representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure of a closing condition and cannot be or has not been cured within 45 days of our giving written notice to Holding Acquisition Co. of the breach.

The parties have agreed that these liquidated damages (and the right to require Ripplewood Partners II, L.P. to pay the liquidated damages amount under the damages contribution agreement) are the sole and exclusive remedy of Reader’s Digest and all of its subsidiaries, affiliates and security holders in respect of any liabilities or obligations arising under or in connection with the merger agreement and the transactions contemplated by the merger agreement.

Damages Contribution Agreement (page 66)

Ripplewood Partners II, L.P. has agreed to make an equity contribution to Holding Acquisition Co. to the extent of all payment obligations of the Sponsor Entities under the merger agreement, including any obligation of Holding Acquisition Co. to pay us liquidated damages. It has also agreed to pay any such amounts to us directly, if we so request. The aggregate liability of the Sponsor Entities, Ripplewood Partners II, L.P. and certain associated persons arising under or in connection with the merger agreement and the transactions contemplated by the merger agreement will be capped at $30 million.

Market Price of Our Common Shares (page 69)

Our common shares are listed on the NYSE under the trading symbol “RDA.”  The closing sale price of our common shares on the NYSE on November 15, 2006, which was the last trading day before we announced the merger, was $15.51. On           , 2007, the last trading day before the date of this proxy statement, the closing price of our common shares on the NYSE was $        .

Rights of Stockholders to Seek Appraisal (page 45 and Annex D)

Pursuant to Section 262 of the Delaware General Corporation Law, referred to as the “DGCL,” holders of common shares and holders of preferred shares have the right to exercise appraisal rights with respect to the merger and receive a cash payment for the judicially determined fair value of their shares. The judicially determined fair value under Section 262 for common shares could be greater than, equal to or less than the $17.00 per share that holders of common shares are entitled to receive in the merger. Holders of common shares that wish to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement and holders of common shares and holders of preferred shares must comply with all of the procedures required by the DGCL. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex D.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find More Information” beginning on page 73 of the proxy statement.

Q:             What is the proposed transaction?

A:               The proposed transaction is the merger of Reader’s Digest with Acquisition Co. pursuant to the merger agreement. Once the merger agreement has been adopted by the holders of common shares and the other closing conditions under the merger agreement have been satisfied or waived, Acquisition Co. will merge with and into Reader’s Digest. Reader’s Digest will be the surviving corporation in the merger and will become wholly owned by Holding Acquisition Co., which is a company that will be owned by an investor group led by Ripplewood. The surviving corporation will be a privately held corporation, and holders of our common shares will cease to have any ownership interest in the surviving corporation or any rights as stockholders. All issued and outstanding preferred shares will remain issued and outstanding as shares of preferred stock of the surviving corporation with the same terms, except to the extent holders of preferred shares exercise their appraisal rights.

Q:             What will I receive in the merger?

A:               After the merger is completed, you will be entitled to receive $17.00 in cash, without interest, for each common share that you own. For example, if you own 100 common shares, you will be entitled to receive $1,700.00 in cash in exchange for your common shares. You will not own shares in the surviving corporation. All issued and outstanding preferred shares will remain issued and outstanding as shares of preferred stock of the surviving corporation with the same terms.

Q:             Where and when is the special meeting?

A:               The special meeting will take place at the Reader’s Digest DeWitt Wallace Auditorium, Reader’s Digest Road, Chappaqua, New York, on           , 2007,        a.m., New York time.

Q:             What vote of our stockholders is required to adopt the merger agreement?

A:               For us to complete the merger, holders of a majority of the outstanding common shares at the close of business on the record date and entitled to vote must vote their shares “FOR” the adoption of the merger agreement. Failure to vote or an abstention will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Q:             What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A:               The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding common shares present or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Q:             How does the Reader’s Digest board of directors recommend that I vote on the merger agreement?

A:               Our board of directors unanimously recommends that the holders of our common shares vote “FOR” the adoption of the merger agreement. You should read “The Merger—Reasons for the Merger” beginning on page 29 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:             What effects will the proposed merger have on Reader’s Digest?

A:               As a result of the proposed merger, Reader’s Digest will cease to be a publicly-traded company and will be wholly owned by Holding Acquisition Co. Current holders of our common shares will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation. Holders of preferred shares will continue to own their shares unless they exercise their appraisal rights. You should read “Rights of Stockholders to Seek Appraisal” beginning on page 45 for an explanation of appraisal rights. Following consummation of the merger, the registration of our common shares and our reporting obligations with respect to our common shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed merger, our common shares will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q:             What happens if the merger is not consummated?

A:               If the merger agreement is not adopted by the holders of common shares or if the merger is not completed for any other reason, holders of common shares will not receive any payment for their common shares in connection with the merger. Instead, Reader’s Digest will remain an independent public company and our common shares will continue to be listed and traded on the NYSE. Under specified circumstances, Reader’s Digest may be required to pay Holding Acquisition Co. a termination fee and/or reimburse Holding Acquisition Co. for its out-of-pocket expenses, or Reader’s Digest may be entitled to receive liquidated damages, all as described under the caption “The Merger Agreement—Fees and Expenses; Liquidated Damages” beginning on page 65.

Q:             What do I need to do now?

A:               We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a holder of record of common shares as of the close of business on the record date, then you can ensure that your common shares are voted at the special meeting by completing, signing, dating and returning each proxy card in the envelope provided; using the Internet voting instructions printed on your proxy card; or using the telephone number printed on your proxy card. You can also attend the special meeting and vote. If you hold your common shares in “street name,” you can ensure that your common shares are voted at the special meeting by instructing your broker on how to vote, as discussed below. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:             How do I vote?

A:               If you are a holder of record of common shares (i.e., you hold your common shares in your name in an account with Reader’s Digest’s transfer agent-registrar, Mellon Investor Services LLC), you may submit your proxy, or vote, in any of the following ways:

•       By Internet:   Go to the website www.proxyvoting.com/rda, as shown on your proxy card, at any time until                            , New York time, on        ,              , 2007, and follow the instructions.

•       By Telephone:   Call the toll-free number,                                                       , from a touch-tone telephone in the United States or Canada at any time until                            , New York time, on        ,           , 2007. Follow the instructions on your proxy card and the voice prompts on the telephone.

•       By Mail:   Mark your vote, sign and date your proxy card and return it in the enclosed envelope. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each of them or use an alternative voting method.

•       In Person:   You may vote by ballot at the special meeting or send a representative with an appropriate proxy.

Q:             If my common shares are held in “street name” by my broker, will my broker vote my common shares for me?

A:               Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your common shares. Without those instructions, your common shares will not be voted, which will have the same effect as voting “AGAINST” adoption of the merger agreement.

Q:             Can I change my vote?

A:               Yes. If you submit your proxy by Internet, telephone or mail, you may revoke your proxy at any time by submitting a subsequent proxy by Internet, telephone or mail before it is voted at the special meeting or by giving written notice to our corporate secretary that is actually received by our corporate secretary prior to the special meeting, or by voting in person at the special meeting. Your presence at the special meeting does not of itself revoke your proxy.

Please note that if you hold your common shares in “street name” and you have instructed your broker to vote your common shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:             How do I vote my Employee Ownership/401(k) Plan shares?

A:               If you are a participant in the Employee Ownership Plan and the 401(k) Partnership of Reader’s Digest (the “EOP/401(k) Plan”), you are entitled to direct Vanguard Fiduciary Trust Company, as Trustee under the EOP/401(k) Plan (“EOP/401(k) Plan Trustee”), as to how to vote the shares representing your proportionate interest in common shares in the EOP/401(k) Plan’s stock fund on the record date. The EOP/401(k) Plan Trustee will vote the common shares in accordance with your directions on the proxy card that has been sent to you under separate cover if your directions are received by the EOP/401(k) Plan Trustee no later than     p.m., New York time, on       , 2007. The EOP/401(k) Plan Trustee will vote common shares that have not yet been allocated to participants and common shares that have been allocated but for which the EOP/401(k) Plan Trustee does not receive timely directions in the same proportion as the common shares for which the EOP/401(k) Plan Trustee has received timely voting directions.

You may revoke your proxy card by submitting a subsequent proxy card or giving written notice to the EOP/401(k) Plan Trustee so that it is received by the EOP/401(k) Plan Trustee no later than        p.m., New York time, on         , 2007.

Q:             How do I vote my U.K. SIP shares?

A:               If you are a participant in the U.K. SIP, you are entitled to direct Yorkshire Building Society, as Trustee under the U.K. SIP (“U.K. SIP Trustee”), as to how to vote the shares representing your proportionate interest in common shares in the U.K. SIP on the record date. You should follow the directions provided by the U.K. SIP Trustee regarding how to instruct the U.K. SIP Trustee to vote. The U.K. SIP Trustee will vote the common shares in accordance with your directions on the proxy card that has been sent to you under separate cover if your directions are received by the U.K. SIP Trustee no later than      p.m., New York time, on                     , 2007. Without those instructions, your common shares will not be voted, which will have the same effect as voting “AGAINST” adoption of the merger agreement.

You may revoke your proxy card by submitting a subsequent proxy card or giving written notice to the U.K. SIP Trustee so that it is received by the U.K. SIP Trustee no later than        p.m., New York time, on                         , 2007.

Q:             What does it mean if I get more than one proxy card or vote instruction card?

A:               If your common shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your common shares in “street name,” more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your common shares are voted.

Q:             Should I send in my stock certificates now?

A:               No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:             What happens if I sell my common shares before the special meeting?

A:               The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your common shares after the record date but before the special meeting, you will retain your right to vote at the special meeting unless you grant a proxy to the purchaser, but will have transferred the right to receive $17.00 per share in cash to be received by holders of common shares in the merger. In order to receive the $17.00 per share, you must hold your common shares through completion of the merger.

Q:             Will a proxy solicitor be used?

A:               Yes. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and estimate we will pay MacKenzie Partners, Inc. a fee of approximately $          . We have also agreed to reimburse MacKenzie Partners, Inc. for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify MacKenzie Partners, Inc. against certain losses, costs and expenses.

Q:             Who will bear the costs of this solicitation?

A:               Reader’s Digest will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Reader’s Digest may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Reader’s Digest will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Q:             Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:               Yes. As a holder of common shares, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions. See “Rights of Stockholders to Seek Appraisal” beginning on page 45. Holders of preferred shares are also entitled to appraisal rights if they meet certain conditions.

Q:             Who can help answer my other questions?

A:               If you have more questions about the merger, the special meeting or this proxy statement or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent MacKenzie Partners, Inc., toll-free at (800) 322-2885. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference or to which we refer you to in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “will,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include:

•       the satisfaction of the conditions to consummation of the merger, including the adoption of the merger agreement by the holders of common shares and the availability to the Sponsor Entities of the debt and preferred equity financing;

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $25 million termination fee and/or $5 million of expenses to Holding Acquisition Co.;

•       the incurrence of the costs, fees, expenses and charges related to the merger that may not be recovered if the merger agreement is terminated;

•       the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•       the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common shares;

•       the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•       the risk that we may be subject to litigation in connection with the merger;

•       risks related to diverting management’s attention from our ongoing business operations; and

•       other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended June 30, 2006. See “Where You Can Find More Information” on page 72.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date when made, such as the date of this proxy statement or the date of any document incorporated by reference in this document, as the case may be. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events.

THE PARTIES TO THE MERGER AGREEMENT

The Reader’s Digest Association, Inc.

The Reader’s Digest Association, Inc. is a global leader in publishing and direct marketing. We create and deliver products and content that inform, enrich, entertain and inspire, including magazines, books, recorded music collections, home videos and online websites.

Although our company is best known for Reader’s Digest magazine, which is published in 50 editions and 21 languages with a monthly worldwide circulation of approximately 18 million and a global readership of approximately 80 million, our flagship magazine is just one of 28 magazines we publish. Of the other titles we publish, seven titles have circulations in excess of 1 million. These magazines contribute to our expansive content of food, home and garden, language, learning, travel and health.

Books are our largest-selling products. Our book topics are diverse, ranging from gardening to computers to natural wonders. Our Consumer Business Services segment is a leader in the display marketing and school and youth fundraising industries.

We are a Delaware corporation, originally incorporated in New York in 1926, then reincorporated in Delaware in 1951. We became a public company in 1990.

Doctor Acquisition Holding Co.

Doctor Acquisition Holding Co. (“Holding Acquisition Co.”) is a newly formed Delaware corporation. At the closing of the merger, Holding Acquisition Co. will be owned by entities affiliated with members of an investor group led by Ripplewood Holdings L.L.C. (“Ripplewood”). Holding Acquisition Co. will conduct activities, and incur obligations and liabilities (including under the related financing agreements), in connection with the merger agreement, in connection with a potential combination of Reader’s Digest with all or part of two portfolio companies of Ripplewood—Direct Holdings Worldwide LLC, a leading direct marketer of entertainment products under the Time Life brand, and WRC Media Inc., a leading publisher of supplementary educational materials for the school, library and home markets—and in connection with the other transactions contemplated by the merger agreement.

Doctor Acquisition Co.

Doctor Acquisition Co. (“Acquisition Co.”) is a newly formed Delaware corporation and a wholly owned subsidiary of Holding Acquisition Co. Acquisition Co. will conduct activities, and incur obligations and liabilities (including under the related financing agreements), in connection with the merger agreement, in connection with a potential combination of Reader’s Digest with all or part of Direct Holdings Worldwide LLC and WRC Media Inc., and in connection with the other transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on                , 2007, beginning at               a.m., New York time, at the Reader’s Digest DeWitt Wallace Auditorium, Reader’s Digest Road, Chappaqua, New York, or at any postponement or adjournment thereof. The purpose of the special meeting is for holders of common shares to consider and vote upon the adoption of the merger agreement and the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Holders of common shares must adopt the merger agreement for the merger to occur. If the holders of common shares fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about                   , 2006.

Record Date and Quorum

The holders of record of common shares as of the close of business on                 , 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were                  common shares outstanding.

The holders of a majority of the common shares outstanding as of the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a common share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the majority of the common shares outstanding as of the close of business on the record date for the special meeting and entitled to vote. Each outstanding common share is entitled to one vote.

Share Ownership of Directors and Executive Officers

As of             , 2006, the record date for the special meeting, the directors and executive officers of Reader’s Digest beneficially owned, in the aggregate,          common shares, or approximately        % of the outstanding common shares. The directors and executive officers have informed us that they intend to vote all of their common shares “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Special Meeting Admittance Procedures

Only holders of record of common shares (i.e., those who hold their common shares in their name in an account with Reader’s Digest’s transfer agent-registrar, Mellon Investor Services LLC) on the record date, or their duly appointed proxy holders (not to exceed one per stockholder), may attend the special meeting. If you plan to attend the special meeting, please check the appropriate box on your proxy card. We will then place your name on an admission list to be held at the entrance to the special meeting.

You will also have to present an admission ticket to gain entrance to the special meeting. If you are a holder of record of common shares, you may use the bottom of your proxy card as an admission ticket. If you are a beneficial stockholder (i.e., you hold your common shares through someone else, such as a broker, trustee, bank, or nominee), you may request an admission ticket by telephone from our corporate secretary’s office at 914-244-5817. You will be required to give your full name and address and present evidence that you are a stockholder (by providing information from your proxy card or your broker’s voting instruction form). We will then add your name to the admission list and mail you an admission ticket.

To gain admission to the special meeting, you will also be required to present official identification containing your recent photograph (such as driver’s license or passport). We may inspect your packages and bags and we may require you to check them, and in some cases, we may not permit you to enter the special meeting with them. Please note that, at our discretion, we may exclude cameras, mobile phones, recording equipment and other electronic devices. Please do not bring non-essential packages, bags or other items to the special meeting. We may take other security measures in connection with the special meeting. Please allow sufficient time and otherwise plan accordingly.

Proxies; Revocation

Voting and Proxy Revocation Procedures

Stockholders of Record

If you are a holder of record of common shares (i.e., you hold your common shares in your name in an account with Reader’s Digest’s transfer agent-registrar, Mellon Investor Services LLC), you may submit your proxy, or vote, in any of the following ways:

•       By Internet:   Go to the website www.proxyvoting.com/rda, as shown on your proxy card, at any time until             , New York time, on                , 2007, and follow the instructions.

•       By Telephone:   Call the toll-free number,                , from a touch-tone telephone in the United States or Canada at any time until                , New York time, on            , 2007. Follow the instructions on your proxy card and the voice prompts on the telephone.

•       By Mail:   Mark your vote, sign and date your proxy card and return it in the enclosed envelope. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each of them or use an alternative voting method.

•       In Person:   You may vote by ballot at the special meeting or send a representative with an appropriate proxy.

If you submit your proxy by Internet, telephone or mail, you may revoke your proxy at any time by submitting a subsequent proxy by Internet, telephone or mail before it is voted at the special meeting or by giving written notice to our corporate secretary that is actually received by our corporate secretary prior to the special meeting, or by voting in person at the special meeting. Your presence at the special meeting does not of itself revoke your proxy.

Stockholders Through Brokerage Accounts; Other Beneficial Stockholders

If you are a beneficial holder of common shares (i.e., you hold your common shares through someone else, such as a broker, trustee, bank, or nominee (other than the EOP/401(k) Plan Trustee or the U.K. SIP Trustee)), you will receive materials, including a voting instruction form, from that firm asking how you want to vote. You may instruct that firm as to how you want to vote by marking, signing and dating that voting instruction form. Check the voting instruction form to see whether that firm offers Internet or telephone voting. Alternatively, you may vote by ballot at the special meeting, but only if you bring with you a proxy from the record holder of the common shares, which you must request from the broker, trustee, bank or nominee. Your presence at the special meeting does not of itself revoke your instructions.

Participants in the Employee Ownership/401(k) Plan

If you are a participant in our EOP/401(k) Plan, you are entitled to direct the EOP/401(k) Plan Trustee as to how to vote the shares representing your proportionate interest in common shares in the EOP/401(k) Plan’s stock fund on the record date. The EOP/401(k) Plan Trustee will vote the shares in accordance with your directions on the instruction card that has been sent to you under separate cover if your directions are received by the EOP/401(k) Plan Trustee no later than [12:00 p.m.], New York time, on              , 2007. The EOP/401(k) Plan Trustee will vote common shares that have not yet been allocated to participants and common shares that have been allocated but for which the EOP/401(k) Plan Trustee does not receive timely directions in the same proportion as the common shares for which the EOP/401(k) Plan Trustee has received timely voting directions. You may revoke your proxy card by submitting a subsequent proxy card or giving written notice to the EOP/401(k) Plan Trustee so that it is received by the EOP/401(k) Plan Trustee no later than         , New York time, on                 , 2007.

Participants in the U.K. SIP

If you are a participant in our U.K. SIP, you are entitled to direct the U.K. SIP Trustee as to how to vote the shares representing your proportionate interest in common shares in the U.K. SIP on the record date. You should follow the directions provided by the U.K. SIP Trustee regarding how to instruct the U.K. SIP Trustee to vote. The U.K. SIP Trustee will vote the common shares in accordance with your directions on the proxy card that has been sent to you under separate cover if your directions are received by the U.K. SIP Trustee no later than      p.m., New York time, on               , 2007. Without those directions, your common shares will not be voted, which will have the same effect as voting “AGAINST” adoption of the merger agreement. You may revoke your proxy card by submitting a subsequent proxy card or giving written notice to the U.K. SIP Trustee so that it is received by the U.K. SIP Trustee no later than           , New York time, on                         , 2007.

Voting of Proxies at the Special Meeting

The individuals designated by our board of directors will vote valid proxies that they receive on the merger agreement and the adjournment or postponement as stated in the instructions in the proxy card, and in favor thereof if no directions are marked and in their discretion on any other matters that may come before the special meeting.

Vote Tabulation

The presence in person or by proxy of holders of common shares entitled to cast at least a majority of the votes that all holders of common shares are entitled to cast will constitute a quorum at the special meeting. Abstentions and properly executed “broker non-votes”, if any, are counted as “present” in determining whether the quorum requirement is satisfied. Abstentions and these “broker non-votes” have the same effect as votes against the proposals presented to stockholders at this special meeting. Holders of common shares may vote in favor of the merger or proposal to adjourn or postpone the special meeting or against the merger or proposal to adjourn or postpone the special meeting, or abstain from voting.

Brokers who hold common shares for the accounts of their clients may vote those shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Under the NYSE rules, brokers are not permitted to vote shares in their discretion on either of the proposals before the special meeting. When a broker does not vote a client’s shares because it has not received instructions, the missing votes are referred to as “broker non-votes.”

As a matter of Reader’s Digest practice, stockholder votes at the special meeting will be tabulated on a confidential basis by independent third parties, and certain Reader’s Digest employees are involved in the tabulation process. Each stockholder proxy card and ballot is kept confidential until the final vote is tabulated. We may disclose proxy solicitation information, however, if applicable law requires, if the proxy card contains a stockholder comment or question, or if the proxy solicitation is contested.

Householding of Special Meeting Materials

The SEC permits companies to send a single copy of their proxy statement to any household at which two or more stockholders reside if it appears that they are members of the same family. Each stockholder will continue to receive a separate proxy card or voting instruction form. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information that stockholders receive and also to reduce expenses for companies. We have instituted this procedure for all stockholders of record. If you are a stockholder of record and one set of proxy materials was sent to your household for the use of all Reader’s Digest stockholders in your household, and one or more of you would prefer to receive your own set, please contact Mellon Investor Services LLC at either 800-230-2771, P.O. Box 3315, South Hackensack, NJ 07606, or shrrelations@mellon.com.

If you are a beneficial stockholder, you may consent to householding by checking the appropriate box on the voting instruction form that you receive from the broker, bank, trustee or nominee in whose name your shares are registered. Please contact your broker, bank, trustee or nominee directly if you have questions, require additional copies of the proxy materials, or wish to receive multiple documents by revoking your consent to householding.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days), except that an announcement must be made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the common shares present in person or represented by proxy at the special meeting and entitled to vote on the adjournment or postponement may adjourn or postpone the special meeting. If no instructions are indicated on your proxy card, your common shares will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that common shares represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Solicitation of Proxies

Reader’s Digest will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Reader’s Digest may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Reader’s Digest will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Reader’s Digest has retained MacKenzie Partners, Inc. to assist it in the solicitation of proxies for the special meeting and will pay MacKenzie Partners, Inc. a fee of approximately $       , plus reimbursement of out-of-pocket expenses.

THE MERGER

Background of the Merger

Our board of directors has periodically reviewed our strategic plan and alternatives. From time to time in the recent past, representatives of Reader’s Digest have received inquiries from third parties, including Ripplewood Holdings L.L.C., expressing interest in discussing a possible strategic transaction with Reader’s Digest.

On March 20, 2006, our board of directors received a letter from Ripplewood proposing, on a confidential non-binding basis, to acquire Reader’s Digest through a merger at a price of $18.50 per common share in cash. The proposal was based only on a review of Reader's Digest publicly available information and was subject to due diligence and the negotiation and execution of definitive agreements. Ripplewood also mentioned the possibility of an alternative transaction in which our stockholders would retain an equity interest in a combined enterprise. Ripplewood’s letter was accompanied by preliminary financing letters from JP Morgan and Morgan Stanley. The Ripplewood letter also requested a 30-day period in which to pursue a transaction on an exclusive basis, including a due diligence process involving full access to Reader’s Digest’s management and relevant information.

On March 22, 2006, a previously scheduled meeting of the Reader’s Digest’s board of directors was held by teleconference, at which the Ripplewood letter was discussed. A representative of Jones Day was present as counsel. After Mr. Ricciardi reminded the board of his relationship as senior advisor to Jones Day, the Jones Day representative advised the board as to its fiduciary duties under the circumstances. The terms of the Ripplewood letter (which had been distributed to each of our directors) were summarized for the board. In the discussion that followed, the board recognized that our management was in the process of preparing a fiscal 2007 budget and fiscal 2008 outlook and that this process was the first opportunity for Eric W. Schrier, our Chief Executive Officer only since January 2006, to examine in detail the future potential for all our businesses. The board was concerned that Ripplewood’s requested due diligence activities could distract our management and disrupt our operations. The board also noted that our then-current market price might not be reliable as a measure of our value because the results for the our fiscal quarter ended March 31, 2006 had not yet been announced; and there was uncertainty as to how the market would react to the pending announcement of our cash acquisition of All-Recipes.com Inc. Therefore, the board believed that Ripplewood’s proposed price might not be achievable and might not receive the required financing after completion of due diligence by Ripplewood and its financing sources. After the conclusion of this discussion, the board decided not to pursue immediately the Ripplewood proposal for an intensive and exclusive acquisition process, but agreed that at its next regularly scheduled meeting on April 21, 2006, the board would review our management’s evolving plans for fiscal 2007 and fiscal 2008 as a basis for considering Reader’s Digest’s strategic alternatives. The board then asked Messrs. Ricciardi and Mayer to lead this process of examining and perhaps pursuing strategic alternatives for Reader’s Digest.

Mr. Ricciardi, after consulting with Mr. Mayer, asked Goldman Sachs and Michael R. Lynch to assist the board in its consideration of strategic alternatives. Prior to his retirement as managing director from Goldman Sachs in 2005, Mr. Lynch had been Goldman Sachs’ relationship partner for Reader’s Digest for a number of years.

Shortly after the March 22 board meeting, Mr. Lynch advised Timothy C. Collins, the Chief Executive Officer of Ripplewood, that its letter had been reviewed and discussed seriously by the board, but that in view of our ongoing strategic and budget process being led for the first time by Mr. Schrier, the board was not prepared to pursue Ripplewood’s proposal at that time.

On April 10, 2006, Messrs. Ricciardi and Mayer met with representatives of Goldman Sachs and Mr. Lynch, together with a representative of Jones Day, to review a preliminary financial analysis and possible strategic alternatives.

On April 21, 2006, a regular meeting of the board of directors was held. Mr. Lynch and representatives of Goldman Sachs and Jones Day participated in the meeting. The board received a preliminary financial analysis and review of strategic alternatives from Mr. Lynch and representatives of Goldman Sachs. The board discussed at length Reader’s Digest’s long-term prospects, its current market valuation, the time needed to achieve a higher market valuation and Reader’s Digest’s strategic alternatives, including the pursuit of the current business plan and the potential sale of all or parts of Reader’s Digest. Following this discussion, the board authorized Messrs. Ricciardi and Mayer again to advise Ripplewood that, although the board was still not prepared to immediately pursue a sale process on an exclusive basis, it wished to understand better Ripplewood’s position.

Between March 22, 2006 and the end of May, 2006, there were numerous discussions between Reader’s Digest’s financial advisors and Ripplewood. On June 12, 2006, Messrs. Ricciardi and Mayer met with Mr. Collins and Harvey Golub from Ripplewood. The Ripplewood representatives presented their views as to the attractiveness of the potential combination of Reader’s Digest’s businesses with Ripplewood’s existing publishing and media businesses together in a privately owned company.

On June 30, 2006, at a regular meeting of our board of directors, there was an extensive presentation by our senior management of its budget for fiscal 2007 and its outlook for fiscal 2008 and its strategic objectives. This provided the board with a thorough and current basis for assessing Reader’s Digest’s alternatives.

On July 20, 2006, the board received a confidential letter from Ripplewood continuing to express interest in acquiring Reader’s Digest at a price of $18.50 per common share based on a review of publicly available information and proposing a due diligence process. That letter also noted the risks to Reader’s Digest of engaging in a broader “auction process” as compared with having discussions with Ripplewood on an exclusive basis. On July 21, 2006, a previously scheduled special meeting of the board of directors was held by teleconference. At the end of that meeting, Mr. Ricciardi addressed the receipt of the latest Ripplewood letter (which each director had received) and confirmed that the Ripplewood proposal would be reviewed by the board at its regularly scheduled meeting on August 11, 2006, based on a more refined financial analysis and review of strategic alternatives by Goldman Sachs and Mr. Lynch.

On August 11, 2006, a regular meeting of the board of directors was held. Mr. Lynch and representatives of Goldman Sachs and Jones Day participated in the portion of the meeting devoted to the consideration of Reader’s Digest’s strategic alternatives. The board formally retained Jones Day as counsel to Reader’s Digest in connection with its ongoing strategic process. Jones Day advised the board as to its fiduciary duties under the circumstances. The board also formally confirmed the retention of Goldman Sachs and Mr. Lynch as financial advisors to Reader’s Digest in connection with its ongoing strategic process. Even though Mr. Lynch was being retained individually, he described his current relationship with GSC Partners, a registered investment advisor unrelated to Goldman Sachs. Goldman Sachs’ representatives reviewed with the board recent relationships between Goldman Sachs and Reader’s Digest and between Goldman Sachs and Ripplewood and its affiliates. Prior to formally confirming such retentions, the board engaged in a discussion that focused particularly on the value to the board of Mr. Lynch’s and Goldman Sachs’ long experience and close familiarity with Reader’s Digest. The board determined to defer the financial terms of the retentions until a later date.

Thereafter, at the August 11 meeting, Goldman Sachs and Mr. Lynch reviewed with the board developments to date in Reader’s Digest’s strategic process (including the July 20 letter from and other contacts with Ripplewood) and presented to the board a preliminary financial analysis of Reader’s Digest and a summary of Reader’s Digest’s strategic alternatives. The board then discussed at length a variety of considerations, including Reader’s Digest’s prospects relative to its sector, the market’s perception of Reader’s Digest’s sector, the potential for Reader’s Digest to achieve cost savings as a public company (as compared with a private company), the potential for market changes that could increase the cost of acquisition financing, and the prospects for Reader’s Digest achieving the future operating results forecasted by its management. At the conclusion of this discussion, it was the consensus of the board that the board, with the assistance of its advisors, should proceed with a process to explore the possibility of selling Reader’s Digest. The board considered with its advisors which potential buyers should be contacted. It also considered Ripplewood’s requests that Reader’s Digest agree to work exclusively with Ripplewood and rejected that course of action. The board asked the advisors to work closely with Messrs. Ricciardi and Mayer, who would direct their work on the board’s behalf and report back to the board on future developments. The board also instructed the senior management of Reader’s Digest not to have any discussions with any prospective purchasers regarding the terms and conditions of any employment or equity investment arrangements, without the prior permission of the board, Mr. Ricciardi or Mr. Mayer.

At this point, the Reader’s Digest’s officers in attendance (including Messrs. Ryder and  Schrier) were excused from the meeting. The board proceeded to discuss with its financial advisors the nature of the sale process, noting in particular Reader’s Digest’s limited resources for conducting intensive due diligence with multiple entities. Accordingly, the board decided to approach a targeted number of financial buyers (including Ripplewood) at this point. Messrs. Ricciardi and Mayer were authorized to select the prospective buyers to be contacted initially based on the recommendations of the board’s financial advisors.

Between August 11 and August 20, 2006, as authorized by Messrs. Ricciardi and Mayer, the board’s financial advisors approached the following private equity sponsors: Ripplewood, Party A, Party B, Party C and Party D. These parties were selected primarily on the basis of their overall reputation as arrangers of leveraged acquisitions, perceived level of interest in media and publishing businesses, ability to proceed expeditiously to closing with a high degree of certainty and, in certain cases, prior expressions of interest in Reader’s Digest. The process with each potential buyer would involve signing a confidentiality agreement, receipt of a management presentation, access to a comprehensive online data room, and appropriate responses to requests for ancillary due diligence information. A form of confidentiality agreement was sent to each of the contacted parties, which included customary confidentiality, standstill and non-solicitation provisions. Party A and Party B requested, and were granted, permission to work together during the process.

On August 22, 2006, Party D executed a confidentiality agreement with Reader’s Digest. On August 29, 2006, Ripplewood executed a confidentiality agreement with Reader’s Digest. That confidentiality agreement did not contain exclusivity provisions. On September 5, 2006, Ripplewood received an in-depth Reader’s Digest management presentation at a due diligence meeting. On September 13, 2006, Party C executed a confidentiality agreement with Reader’s Digest. On September 18, 2006, Party A executed a confidentiality agreement with Reader’s Digest. On September 20, 2006, Party C received an in-depth Reader’s Digest management presentation at a due diligence meeting.

On September 26, 2006, the board received a letter from Ripplewood in which it offered to acquire Reader’s Digest through a merger with a Ripplewood acquisition vehicle at a price of $16.50 per share in cash, subject to confirmatory due diligence and negotiation of a satisfactory merger agreement. Among the reasons given by Ripplewood for the lower price in its offer were a number of asserted short-term and long-term financial and operational challenges facing Reader’s Digest which had been discussed in its due diligence investigation to date. These included persistent weakness at the Reader’s Digest’s Consumer Business Services division, the need for significant additional effort to stabilize the circulation rate of certain magazines, the uncertainty and operational risk associated with achieving the 2007 fiscal year and 2008 fiscal year management budgets, fiscal year 2006 free cash flow “being considerably lower than Street expectations”, management’s projections that EBIT for the first quarter of its 2007 fiscal year will “fall significantly short” of the results for the first quarter of Reader’s Digest’s 2006 fiscal year, and the time and risk associated with “operational restructuring” being “more extensive than originally expected”. The Ripplewood letter noted the decline in Reader’s Digest’s market price from $14.73 per share on March 20 to $12.70 per share on September 25, 2006, and specified various reasons why the price of $16.50 per common share, as a “value proposition” for Reader’s Digest’s stockholders, compared favorably with the $18.50 per share price proposed in the March 20 letter, considering the performance of Reader’s Digest and the state of the financial markets since March 20, 2006. Ripplewood also noted that its financing costs had increased since March 20. Ripplewood’s letter requested a response no later than the close of business on October 2, 2006.

On the same day, a previously scheduled special meeting of the board of directors was held by teleconference. Mr. Lynch and representatives of Goldman Sachs and Jones Day participated in the meeting. During the meeting, the board was advised of Ripplewood’s letter. Mr. Mayer told the board that he had received a call from Mr. Collins giving the impression that Ripplewood might be willing to increase its price somewhat. The board also received from its financial advisors an update on the process with other potential financial buyers. After further review, the board agreed to reconvene on September 28 to receive a refined financial analysis of Ripplewood’s latest proposal and to consider further steps in its strategic process.

On September 28, 2006, a special meeting of the board of directors was held by teleconference to review Reader’s Digest’s sale process, including the latest Ripplewood proposal. Mr. Lynch and representatives of Goldman Sachs and Jones Day participated in the meeting. The board’s financial advisors reviewed Ripplewood’s latest offer. The financial advisors also reviewed the recent activity by the other potential financial buyers in the process. In this context, the board considered whether the price proposed by Ripplewood was attractive in comparison to the possible future market prices for our common shares that might be expected if Reader’s Digest were to remain an independent company and also discussed Ripplewood’s reasons why the proposed price of $16.50 was lower than the price proposed in the March 20 letter. At the conclusion of its discussion, the board instructed Reader’s Digest’s financial advisors to continue the strategic process and, in particular, to determine if Ripplewood would pay a higher price and accept a low termination fee.

On September 28, 2006, Party B executed a confidentiality agreement with Reader’s Digest. On October 3, 2006, Party A and Party B jointly received a company management presentation at a due diligence meeting, and Party D told Reader’s Digest’s financial advisors that it no longer wished to participate in the process.

On October 5, 2006, a special meeting of the board of directors was held by teleconference. Mr. Lynch and representatives of Goldman Sachs and Jones Day participated in the meeting. The board authorized the retention of Richards Layton & Finger, as Delaware counsel to Reader’s Digest. In response to the instructions given by the board at the prior meeting, Reader’s Digest’s financial advisors reported that they were in further negotiations with Ripplewood, particularly regarding price and the termination fee. In this context, the board considered the significance of the so-called “fiduciary out” which would entitle Reader’s Digest to accept a better offer after executing a definitive agreement with Ripplewood and, with the assistance of the financial advisors, weighed the impact of various levels of termination fees on other potential buyers’ willingness to pursue a higher offer. The board then reviewed with its financial advisors the status of other potential buyers’ participation in the process. Following this discussion, the board directed the advisors to concentrate on negotiating a desirable transaction with Ripplewood at the highest achievable price as promptly as possible, while continuing to work with the other participating potential buyers. The board also decided not to contact any additional buyers at this time.

From October 5 through October 19, 2006, our financial and legal advisors, in consultation with Messrs. Ricciardi and Mayer, continued to negotiate intensively with Ripplewood and its counsel, Cravath,

Swaine & Moore LLP, regarding the terms and conditions of the definitive agreements, including the price per share to be paid by Ripplewood and the termination fee to be paid to Ripplewood if Reader’s Digest exercised its “fiduciary out” to terminate the definitive agreement to accept a higher offer. After many discussions, representatives of Ripplewood indicated that they were prepared to pay a price of $17.00 per common share in cash and accept a termination fee of $25 million, plus up to $5 million in transaction expenses, assuming the other terms of the definitive agreement were satisfactory. Ripplewood’s requested termination fees had been substantially higher.

On October 6, Party B advised a representative of Goldman Sachs that it was interested in Reader’s Digest, but that it was having difficulty reaching an attractive price. On October 10, 2006, Party A and Party B had a joint follow up due diligence meeting with Thomas D. Gardner, the head of our international operations. On October 13 and 16, 2006, Ripplewood and members of our senior management had further in person due diligence meetings, which were in addition to a number of telephone conferences held from time to time for that purpose. On October 16, 2006, Party C, joined by a senior industry executive retained for this purpose, had a follow up due diligence call with members of our senior management.

On October 17, 2006, Party A and Party B told our financial advisors that they were not prepared to make a proposal for Reader’s Digest until after our second quarter results for our 2007 fiscal year were available. On October 19, 2006, Party C advised a representative of Goldman Sachs that it was not prepared to propose a purchase price that it believed Reader’s Digest’s board would consider attractive.

On October 20, 2006, a regular meeting of the board of directors was held. Mr. Lynch and representatives of Goldman Sachs, Jones Day and Richards Layton participated in the portion of the meeting concerning Reader’s Digest’s strategic alternatives. The board was advised by Jones Day and Richards Layton as to its fiduciary duties under the circumstances. The board was informed as to the current state of negotiations regarding the possible acquisition of Reader’s Digest by a Ripplewood-sponsored acquisition entity at a price of $17.00 per share in cash, with a termination fee of $25 million and up to $5 million in transaction expenses payable if Reader’s Digest chose to terminate the Ripplewood transaction to accept a better offer after signing a definitive agreement with Ripplewood. Mr. Ricciardi reviewed with the board in detail the background and progress of Reader’s Digest’s strategic process commencing with the receipt of Ripplewood’s March 20 letter. After Mr. Ricciardi’s presentation, the financial advisors conveyed to the board their view that it appeared unlikely that Ripplewood would agree to a price above $17.00 per share. In that regard, the board considered that the low termination fee provisionally agreed by Ripplewood should not preclude other interested buyers from pursuing a purchase of Reader’s Digest after a public announcement of a definitive agreement between Reader’s Digest and Ripplewood. The financial advisors then presented to the board their preliminary financial analysis of the proposed transaction with Ripplewood. During the course of this presentation, they also reviewed the status of the strategic process with respect to each of the other potential financial buyers who had been approached. The board recognized that none of the financial sponsors in the process was in a position to reach agreement on definitive terms nearly as quickly as Ripplewood. The board then considered the likelihood that Ripplewood would be prepared to promptly sign a definitive agreement at a price of $17.00 per common share. The financial advisors responded that Ripplewood had not yet finalized its financing and that there was no assurance such financing would be in place to permit the execution of a definitive agreement on or before Reader’s Digest’s scheduled earnings announcement on October 26, 2006.

Representatives of Jones Day then reviewed with the board the draft merger agreement under continuing negotiation with Ripplewood and its counsel Cravath. For this review, board members each received the latest draft of the merger agreement and a summary of the principal terms and conditions (including open issues) of the proposed merger agreement. The board was advised that Ripplewood was proposing not to acquire or redeem Reader’s Digest’s outstanding preferred shares, but that the holders of such shares would be entitled to appraisal rights if the transaction proceeded, even though they would not be entitled to vote as a class or otherwise on the proposed transaction. Particular attention was paid to the certainty of closing. In the board discussions following Jones Day’s presentation, it was agreed that the principal unresolved contractual issues related to the financing condition required by Ripplewood, the timing of the merger closing, the terms of Reader’s Digest’s “fiduciary out” and related break-up fee and termination provisions, the definition of “material adverse effect”, and our board’s desire for a “reverse” termination fee and a guarantee from a creditworthy financial sponsor if the Ripplewood acquisition entity failed to close the merger because of an unsatisfied financing condition or because it failed to perform its contractual obligations.

The board then considered and approved the fees to be paid to Goldman Sachs and Mr. Lynch in connection with the transaction of $11 million for Goldman Sachs and $2.75 million for Mr. Lynch.

On October 24, 2006, another due diligence meeting was held among Reader’s Digest’s senior management, Ripplewood and Ripplewood’s financing sources. That evening, Mr. Lynch received a call from Mr. Collins who said that an acceptable financing package for the proposed transaction was not available at that time.

On October 25, 2006, a special meeting of the board of directors was held by teleconference. Mr. Lynch and representatives of Goldman Sachs, Jones Day and Richards Layton participated in the meeting. The board was advised of Mr. Collins’ call. After discussion of the prospects for Ripplewood’s subsequently obtaining a financing package acceptable to it and the board, the board concluded that Reader’s Digest should suspend its negotiations with Ripplewood and, in light of the status of discussions with the other process participants, await further developments while continuing to focus on its business operations. It was the consensus of the board that it should be prepared, however, to respond if an attractive proposal with appropriate financing arrangements were to be made.

On November 3, 2006, Party E approached Reader’s Digest’s financial advisors expressing interest in Reader’s Digest. Following discussions among Mr. Ricciardi, Mr. Mayer and the financial advisors, on November 5, 2006, Party E executed a confidentiality agreement with Reader’s Digest.

On November 6, 2006, a special meeting of the board of directors was held by teleconference. A representative of Jones Day participated in the meeting. The board was advised that Ripplewood was continuing to work on a revised financing package and would report on its progress to Reader’s Digest by November 10. The board was also advised of approaches to Goldman Sachs by Party E and Party F. The board concluded that, if Ripplewood was to be able to complete an acceptable financing structure and maintain a price of $17.00 per share with other acceptable terms, the pursuit of that transaction should be Reader’s Digest’s highest priority. In the meantime, Reader’s Digest management and its advisors were directed to continue to make progress as well with Party E, which had relevant industry expertise, but that Party F was not yet sufficiently involved to warrant immediate participation in the process. On November 7, 2006, Party E received an in-depth company management presentation at a due diligence meeting.

On November 10, 2006, Ripplewood advised Reader’s Digest’s advisors of its progress on its acquisition financing and provided drafts of revised financing commitments. On the same day, Party E submitted a letter to Reader’s Digest indicating its continuing interest, but not proposing any price, although it orally informed our financial advisors that it was “modeling” a transaction at a range of $17-$18 per share. Later on November 10, 2006, Mr. Ricciardi received a telephone call from Mr. Collins advising that Ripplewood’s financing package was in order and Ripplewood was prepared to proceed to resolve the remaining open issues and to sign a definitive agreement and make a public announcement as promptly as practicable.

On November 11, 2006, a special meeting of the board of directors was held by teleconference. Mr. Lynch and representatives of Goldman Sachs, Jones Day and Richards Layton participated in the meeting. Mr. Ricciardi reported on his conversation with Mr. Collins. The board focused particularly on whether Reader’s Digest should sign a definitive agreement with Ripplewood that made Ripplewood’s receipt of its financing a condition of its obligation to close the merger. The board agreed that Ripplewood should be advised that the board had a strong desire to proceed without a financing condition and that, if Ripplewood could not agree to that, it should provide Reader’s Digest with other forms of assurances and protection satisfactory to the board. The board was advised by its financial advisors of the structure of Ripplewood’s financing commitments. Jones Day reported that the legal teams were negotiating to minimize the conditions permitting Ripplewood’s financing sources to refuse funding at the time of closing. The board also considered that, although the Party E letter (without a price proposal) was accompanied by a preliminary financing letter, Party E was significantly behind Ripplewood in its ability to conduct legal and financial due diligence and finalize its financing arrangements, even if a price and other material terms could be agreed upon.

Between November 11 and November 15, 2006 there were intensive negotiations between Reader’s Digest, Mr. Lynch, Goldman Sachs and Jones Day, on the one hand, and Ripplewood and Cravath, on the other hand, regarding the completion of definitive documentation. Among the principal significant issues to be resolved were Ripplewood’s continued request for a financing condition, the tightening of Ripplewood’s obligations to obtain financing, the terms of Reader’s Digest’s “no shop” restrictions, the granting by the Ripplewood acquisition entity of a “reverse break up fee,” the guarantee by a Ripplewood fund of the payment of such fee and the other remedies to be available to Reader’s Digest in the event of Ripplewood’s breach of the merger agreement.

On November 15, 2006, a meeting of the board of directors was held by teleconference. Mr. Lynch and representatives of Goldman Sachs, Jones Day and Richards Layton participated in the meeting. The board was advised that the purpose of the meeting was to consider the definitive approval of a transaction whereby Reader’s Digest would be acquired by merger with an entity to be owned by Ripplewood and other investors, pursuant to which each of the holders of Reader’s Digest’s common shares would receive a price of $17.00 per share in cash. Reader’s Digest’s legal advisors advised the board as to its fiduciary duties under the circumstances.

Our financial advisors then reviewed the financial terms of the proposal and the status of Reader’s Digest’s strategic process involving other possible bidders. During this presentation, a number of questions were asked by members of the board. Following discussion, it was the consensus of the board that $17.00 per common share was a very attractive price, that no other process participant would be able to enter into a definitive agreement within the near future, that there was a significant risk of losing Ripplewood’s offer if the process were to be delayed, and that Reader’s Digest’s relatively low termination fee would not preclude another bidder from making a meaningfully higher offer in the manner to be permitted by the Ripplewood merger agreement. Goldman Sachs then delivered its oral opinion that, as of that date and subject to the factors and assumptions to be set forth in its written opinion, a price of $17.00 per share in cash to be received by the holders of common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders (see “The Merger—Opinion of Goldman Sachs” beginning on page 31 and Annex C to this proxy statement). Jones Day then reviewed with the board the terms of the proposed definitive merger agreement and ancillary documents. Particular focus was placed upon the conditions to closing in the proposed definitive merger agreement, particularly on the purchaser’s condition that its financing be available and the purchaser’s condition that Reader’s Digest had not suffered any “material adverse effect.” The board was advised that, through negotiations, the “material adverse effect” condition had been tightened, that the ability of the purchaser’s financing sources to refuse to provide funding had been substantially narrowed and that the purchaser had accepted tighter covenants regarding its financing, including using its reasonable best efforts to draw upon a committed bridge loan, to receive less favorable terms by accepting the financing sources’ “flex” provisions, if necessary, and to seek to obtain replacement equity on comparable terms, if needed. Jones Day also explained that Ripplewood had agreed that its acquisition vehicle would pay to Reader’s Digest $25 million as liquidated damages if the failure to close the merger was due to a purchaser breach, and that Reader’s Digest was demanding $5 million in expenses as well. In addition, a creditworthy Ripplewood sponsor fund would pay such agreed amounts to Reader’s Digest pursuant to a damages contribution agreement. These amounts, which are the same as Reader’s Digest’s termination payment obligation, would be Reader’s Digest’s sole remedy for breaches. Following additional discussion and deliberation, the board of directors approved, by unanimous vote of those present, the merger agreement, the merger and other transactions contemplated by the merger agreement and a recommendation that our stockholders vote to adopt the merger agreement. Jones Day also made a presentation to the board about various executive compensation and employee benefits matters described elsewhere in this proxy statement. Jonathan B. Bulkeley, the only absent director, had previously advised Mr. Ricciardi of his support for the Ripplewood merger, and he subsequently confirmed his approval of the transaction and that recommendation.

The board then considered and approved the revisions to Mr. Ryder’s employment and severance arrangements described under the heading “Interests of Our Directors and Executive Officers in the Merger—Employment Agreement” beginning on page 43 and the payments of $100,000 each to Messrs. Ricciardi and Mayer described under “Interests of Our Directors and Executive Officers in the Merger—Certain Director Compensation” on page 44, as compensation for their services in connection with the strategic process.

Thereafter, Jones Day and Cravath finalized the merger agreement, the damages contribution agreement and ancillary documents. After Reader’s Digest and the Sponsor Entities executed the merger agreement and other documents, Reader’s Digest and Ripplewood issued press releases announcing the transaction prior to the opening of trading on The New York Stock Exchange on November 16, 2006, and Goldman Sachs delivered its written fairness opinion as described at the November 15 board meeting.

Reasons for the Merger

In reaching its decision to approve the merger and the other transactions contemplated by the merger agreement and the damages contribution agreement, authorizing Reader’s Digest to enter into the merger agreement and damages contribution agreement, and recommending that our common stockholders vote to adopt the merger agreement, our board of directors, in consultation with its financial and legal advisors and our management, considered a number of potentially positive factors, including the following material factors:

•       the current and historical market prices of our common shares, and the fact that the $17.00 per share to be paid for each common share in the merger represents a premium of approximately 25% over the volume-weighted average price for the 60 trading days ending on November 16, 2006;

•       the strategic possible alternatives to the sale of Reader’s Digest, including continuing to operate on a stand-alone basis at a time when the industry in which it operates is under significant, long-term competitive pressures;

•       the risks associated with such strategic alternatives (including the risk associated with our ability to meet our projections for the future results of our operations), compared with the opportunity for our stockholders to realize in cash a fair value as contemplated by the merger agreement.

•       as part of the sale process conducted by our board and its financial advisors, our financial advisors contacted a number of potential financial buyers based on a judgment as to the likelihood that they might be interested in purchasing Reader’s Digest, and the price agreed to by Ripplewood is the highest price formally proposed by any party in the sale process;

•       because of Ripplewood’s management of portfolio businesses similar to Reader’s Digest businesses and the potential synergies from the combination of those businesses with those of Reader’s Digest, Ripplewood appeared to be a more logical buyer and more able to justify and finance a favorable price than the other financial buyers with which we had had discussions;

•       the apparent absence of any strategic buyer for Reader’s Digest;

•       continuing or expanding the sale process would subject Reader’s Digest to the risk that Ripplewood would terminate negotiations and withdraw its offer;

•       the financial analyses of Goldman Sachs and its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the price of $17.00 per share in cash to be received by the holders of our common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders (see “The Merger—Opinion of Goldman Sachs” beginning on page 31 and Annex C to this proxy statement);

•       the terms of the merger agreement and the related agreements, including:

•        our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

•        our ability to change our recommendation in favor of the merger and to terminate the merger agreement in order to accept a financially superior proposal, subject to paying the Sponsor Entities a $25 million termination fee, plus up to $5 million in Sponsor Entity expenses (which amounts the board of directors considers to be relatively low and not preclusive);

•        although the merger agreement is conditioned on the availability of debt and preferred equity financing to the Sponsor Entities, the debt and preferred equity financing commitment letters contain limited conditions and the Sponsor Entities are obligated to use their reasonable best efforts to obtain the debt and preferred equity financing, including by drawing on committed bridge financing and accepting less favorable terms in certain circumstances and by obtaining alternative equity financing in certain circumstances; and

•        the Sponsor Entities’ and Ripplewood’s obligation to pay us $25 million plus up to $5 million in our expenses if we elect to terminate the merger agreement for their breach of their representations, warranties or covenants in the merger agreement under certain circumstances.

•       even though the Sponsor Entities currently have no significant assets, their liquidated damages payment obligation is supported by the damages contribution agreement of a Ripplewood fund;

•       the availability of appraisal rights to our stockholders who properly exercise their statutory rights (see “Rights of Stockholders to Seek Appraisal” beginning on page 67 and Annex D to this proxy statement).

Our board of directors also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•       the risk that the merger might not be completed, including as a result of a failure by the Sponsor Entities to obtain their debt and preferred equity financing;

•       the fact that our common stockholders will not participate in any future earnings or growth of Reader’s Digest, including those results that may be generated by synergies with similar businesses managed by Ripplewood and other cost savings;

•       the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders that are U.S. persons for U.S. federal income tax purposes;

•       the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding other proposals and the requirement that we pay the Sponsor Entities a $25 million termination fee plus up to $5 million of their expenses if our board of directors accepts a superior proposal;

•       our recourse against the Sponsor Entities and Ripplewood Partners II, L.P. for the Sponsor Entities’ breaches of the merger agreement is capped at $30 million and we cannot seek specific performance to require the Sponsor Entities to close even if all conditions are satisfied;

•       the contractual restrictions on the conduct of our business prior to the merger, requiring it to operate in the ordinary course, subject to specific limits, and thereby possibly forgo attractive business opportunities; and

•       the possibility of disruption to our operations associated with the merger, including the diversion of management and employee attention and possible employee attrition, and the resulting effect thereof on us if the merger does not close.

During its consideration of the transaction with the Sponsor Entities, our board of directors was also aware that all of our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our stockholders generally, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 41.

After taking into account all of the factors set forth above, as well as others, our board of directors determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, our board of directors determined that the merger agreement is advisable and that the terms of the merger and the other transactions to be performed or consummated by Reader’s Digest are fair to and in the best interests of Reader’s Digest and our stockholders. The board of directors has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that our stockholders vote to adopt the merger agreement at the special meeting.

The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors

On November 15, 2006, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that the terms of the merger and the other transactions to be performed or consummated by Reader’s Digest are fair to and in the best interests of Reader’s Digest and our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF OUR COMMON SHARES VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to our board of directors that, as of November 16, 2006 and based upon and subject to the factors and assumptions set forth therein, the $17.00 per share in cash to be received by the holders of common shares pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 16, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of common shares should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•       the merger agreement;

•       annual reports to stockholders and annual reports on Form 10 K of Reader’s Digest for the five fiscal years ended June 30, 2006;

•       certain interim reports to stockholders and quarterly reports on Form 10-Q of Reader’s Digest; and

•       certain internal financial analyses and forecasts for Reader’s Digest prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Reader’s Digest regarding their assessment of the past and current business operations, financial condition, and future prospects of Reader’s Digest. In addition, Goldman Sachs reviewed the reported price and trading activity for the common shares, compared certain financial and stock market information for Reader’s Digest with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the publishing industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Reader’s Digest or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Reader’s Digest or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of Reader’s Digest to engage in the merger. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, November 16, 2006.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 14, 2006, and is not necessarily indicative of current market conditions.

Implied Transaction Multiples

In performing an implied transaction multiple analysis, Goldman Sachs first derived the implied equity value of Reader’s Digest based on the cash per share consideration of $17.00 and the number of fully diluted common shares provided by Reader’s Digest’s management. The enterprise value of Reader’s Digest was derived by adding to the implied equity value Reader’s Digest’s net debt as of September 30,

2006, as estimated by Reader’s Digest’s management. Net debt means total debt plus book value of preferred stock less cash and cash equivalents.

For each of the 2006 and 2007 calendar years, in each case based on estimates provided by Reader’s Digest’s management, Goldman Sachs then calculated the following multiples and ratios:

•       the implied enterprise value of Reader’s Digest as a multiple of Reader’s Digest’s estimated revenues;

•       the implied enterprise value of Reader’s Digest as a multiple of Reader’s Digest’s estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA;”

•       the price per share of the common shares as a multiple of Reader’s Digest’s estimated earnings per share, or “P/E;”

•       the price per share of the common shares based on the cash per  share consideration of $17.00 as a multiple of the estimated free cash flow per share of Reader’s Digest, defined as the operating free cash flow minus capital expenditures, adjusted for one-time expenses; and

•       the free cash flow yield of Reader’s Digest as the ratio of Reader’s Digest’s estimated free cash flow per share to the price per share of the common shares based on the cash per share consideration of $17.00.

The following table presents the results of this analysis:

	Proposed Merger
Enterprise Value / Revenues
2006E	1.0	x
2007E	0.9
Enterprise Value / EBITDA
2006E	13.5	x
2007E	11.2
P/E
2006E	23.8	x
2007E	16.9
Free Cash Flow Multiple
2006E	21.3	x
2007E	11.4
Free Cash Flow Yield
2006E	4.7%
2007E	8.8

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Reader’s Digest to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the publishing industry:

•       Primedia, Inc.;

•       Meredith Corporation;

•       Emap plc; and

•       Scholastic Corporation.

Although none of the selected companies is directly comparable to Reader’s Digest, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Reader’s Digest.

Goldman Sachs also calculated and compared various financial multiples and ratios for the selected companies and Reader’s Digest. The multiples and ratios of the selected companies were based on financial data and estimates of the Institutional Brokers’ Estimate System, or “IBES,” as of November 14, 2006. The multiples and ratios of Reader’s Digest were based on information provided by Reader’s Digest’s management and were calculated using the closing price of the common shares on November 14, 2006, and the price of the common shares based on the cash per share consideration of $17.00. With respect to the selected companies and Reader’s Digest, for the 2006 and 2007 calendar years, Goldman Sachs calculated:

•       the enterprise value, which is the market value of common equity (based on fully diluted shares outstanding) plus the book value of debt, plus preferred stock, plus minority interest, less cash, as a multiple of EBITDA;

•       P/E multiples;

•       the free cash flow yield; and

•       P/E as a multiple of annual earnings per share growth, or “PEG multiple.’’

The following table presents the results of this analysis:

	Selected Companies						Reader’s Digest
	High		Low		Average		At $17		As of 11/14
EV / EBITDA
2006E	10.3	x	8.7	x	9.5	x	13.5	x	12.6	x
2007E	9.8	x	8.6	x	9.3	x	11.2	x	10.4	x
P/E
2006E	20.0	x	12.3	x	16.5	x	23.8	x	21.5	x
2007E	24.0	x	12.3	x	17.0	x	16.9	x	15.3	x
Free Cash Flow Yield
2006E	12.3%		6.3%		9.3%		4.7%		5.2%
2007E	12.0%		8.5%		10.2%		8.8%		9.7%
PEG
2006E	1.7	x	1.2	x	1.4	x	2.4	x	2.2	x
2007E	2.3	x	1.2	x	1.5	x	1.7	x	1.5	x

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to selected business combination transactions in the publishing industry between April 2003 and November 2006. These transactions (listed by acquirer / target and month and year of announcement) included:

•       Alta Communications and Nautic Partners / 101 Communications LLC (April 2006);

•       PBI Media Holdings (Wasserstein & Co) / Primedia’s Business Information segment (August 2005);

•       ABRY Partners / Providence Equity’s F+W Publications (June 2005);

•       JP Morgan Partners and Wasserstein & Co. / Hanley Wood (May 2005);

•       Meredith Corporation / Gruner + Jahr’s Parents, Child, Fitness and Family Circle magazines (May 2005);

•       Apprise Media / Canon Communications (April 2005);

•       Investcorp / Thomson Media (October 2004); and

•       The Hearst Corp. / Primedia’s Seventeen magazine (April 2003).

For each of the selected transactions, Goldman Sachs calculated and compared the levered aggregate consideration of the target company, based on publicly available information. Levered consideration is defined as the implied equity value, plus net debt plus the book value of preferred stock. Goldman Sachs then calculated each target’s levered consideration as a multiple of EBITDA for the last twelve-month, or LTM, period ended immediately prior to the announcement of the transaction (to the extent that information was publicly available). For purpose of this analysis, Goldman Sachs derived the implied levered consideration for Reader’s Digest from the implied market capitalization of Reader’s Digest based on the cash per share consideration of $17.00 and a number of fully diluted common shares provided by Reader’s Digest’s management and net debt as of September 30, 2006, as estimated by Reader’s Digest’s management. Reader’s Digest’s EBITDA was based on the EBITDA for the fiscal year 2006 as provided by Reader’s Digest’s management.

The following table presents the results of this analysis:

	Selected Transactions		Proposed
	Range	Median	Merger
Levered Consideration / EBITDA	10.0x-13.7	11.3x	12.1x

Goldman Sachs also selected and analyzed the following leveraged buyout transactions announced since November 2005:

Target	Acquirer
• Yankee Candle	Madison Dearborn
• Freescale	Blackstone, Carlyle, Permira Funds, Texas Pacific Group
• Intergraph	Hellman & Friedman, Texas Pacific Group, JMI Equity Fund
• Glenborough	Gridiron Holdings (Morgan Stanley Real Estate)
• Lone Star Steakhouse & Saloon	Lone Star Funds
• Aleris International	Texas Pacific Group
• HCA	Bain Capital/KKR/Merrill Lynch
• Petco Animal Supplies	Green Equity Investors/Texas Pacific Group
• Duqesne Light Holders	Macquarie
• West Corp.	TH Lee/Quadrangle
• Kinder Morgan	Kinder/Morgan/Two BOD members/Goldman Sachs/AIG/Carlyle/Riverstone
• NCO Group	One Equity Partners
• Aramark	Goldman Sachs/CCMP/JPM/TH Lee/Warburg
• Michaels Stores	Bain Capital/Blackstone

• Education Management	Providence/Goldman Sachs
• CarrAmerica Realty	Blackstone
• Univision Communications	Madison Dearborn/Providence/Texas Pacific Group/TH Lee
• The Sports Authority	Leonard Green
• Town and Country	Magazine Acquisition (Morgan Stanley Real Estate/Onex Real Estate)
• Meristar Hospitality	Blackstone
• SERENA Software	Silver Lake
• La Quinta	Blackstone

For each of the selected transactions included in the above table, Goldman Sachs calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the one-week and one-month historical trading prices of the acquired company’s equity prior to the date of the public announcement of the selected transactions. As summarized in the following table, Goldman Sachs compared the range and median of the premiums paid in these selected transactions to the premiums implied by the Reader’s Digest merger based on the one-week and one-month historical trading prices of the common shares prior to November 14, 2006, calculated respectively as of November 7 and October 13, 2006:

	Selected LBO Transactions		Proposed
	Range	Median	Merger
One-Week Premium	7.3%-48.3%	21.3%	12.4%
One-Month Premium	5.2%-55.2%	22.1%	26.9%

Discounted Future Share Price Analysis

Goldman Sachs calculated illustrative implied present values of the common shares based on hypothetical future prices of the common shares derived using estimates prepared by Reader’s Digest’s management. Goldman Sachs first derived implied per share future values for the common shares for calendar year 2008 by calculating Reader’s Digest’s enterprise value (based on applying EBITDA multiples ranging from 8.0x to 10.0x to Reader’s Digest management’s estimates of calendar year 2008 EBITDA) less the projected book value of debt, less projected preferred stock, plus projected cash, divided by a number of fully diluted common shares provided by Reader’s Digest’s management. Goldman Sachs then calculated the present values of the implied per share future values by using discount rates ranging from 9.5% to 10.5%. This analysis resulted in a range of implied present values of $11.49 to $15.69 per common share. Goldman Sachs conducted this same analysis based on Reader’s Digest’s management’s estimates of calendar year 2008 earnings per share by applying P/E multiples ranging from 13.0x to 17.0x to Reader’s Digest’s management’s estimates of calendar year 2008 earnings per share. This analysis resulted in a range of implied present values of $11.77 to $15.67 per common share.

Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis using estimates provided by Reader’s Digest’s management of Reader’s Digest’s free cash flow, defined for the purpose of this analysis as EBITDA minus cash taxes, minus capital expenditures, minus change in net working capital, plus sale of assets. Goldman Sachs derived illustrative indications of net present value per common share by applying discount rates ranging from 8.0% to 9.0% to the projected free cash flows for fiscal years 2007 through

2011 and implied terminal EBITDA multiples. Goldman Sachs derived implied terminal EBITDA multiples based on implied terminal values for Reader’s Digest calculated by applying perpetuity growth rates ranging from 1.0% to 2.5% under the perpetuity growth rate method. Goldman Sachs adjusted the perpetuity calculation to reflect normalized cash taxes and zero change in net working capital. This analysis resulted in a range of implied present values of $13.28 to $20.49 per common share.

Leveraged Buyout Analysis

Goldman Sachs performed an illustrative analysis of the implied internal rates of return, or “IRR,’’ that could theoretically be realized by an acquirer of Reader’s Digest, if Reader’s Digest were acquired in a leveraged buyout at hypothetical prices per common share ranging from $15.40 to $18.00 and resold by the acquirer five years later based on multiples of Reader’s Digest’s management’s estimated EBITDA for the 2012 calendar year ranging from 9.0x to 11.0x. For the purpose of this analysis, Goldman Sachs assumed that the leveraged buyout would close on December 31, 2006, that aggregate borrowings would equal 8.5x LTM EBITDA and that the equity investors would incur aggregate transaction fees of $55 million in connection with the transactions. The following table presents the results of this analysis:

Hypothetical Prices per Common Share	Range of Implied IRRs
$15.40	12.5%	–	23.5%
$15.50	12.2%	–	23.3%
$16.50	8.6%	–	20.8%
$17.00	6.5%	–	19.5%
$17.50	4.4%	–	18.2%
$18.00	2.0%	–	16.8%

Goldman Sachs also performed a sensitivity analysis to EBITDA margin improvements ranging from 1.0% to 4.0% assuming an identical range of hypothetical leveraged buyout prices and an exit five years later based on a 10.0x multiple of Reader’s Digest’s management’s estimated EBITDA for the 2012 calendar year. This analysis resulted in a range of implied IRRs of 10.4% to 42.9%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Reader’s Digest or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our board of directors as to the fairness from a financial point of view of the $17.00 per share in cash to be received by the holders of common shares pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Reader’s Digest, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The merger consideration was determined through arm’s-length negotiations between Reader’s Digest and Acquisition Co. and was approved by our board of directors. Goldman Sachs provided advice to Reader’s Digest during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Reader’s Digest or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Reader’s Digest in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Reader’s Digest from time to time, including having acted as co-lead underwriter with respect to the public offering of 10,989,989 common shares in September 2003. Goldman Sachs also has participated in Reader’s Digest’s Senior Secured Revolving Credit Facility in April 2005 and Reader’s Digest’s Incremental Facility in April 2006, and currently holds an aggregate commitment of $20 million under such facilities. Goldman Sachs also has provided certain investment banking services to Ripplewood, which formed the Sponsor Entities, and its affiliates and portfolio companies from time to time, including having acted as financial advisor to an affiliate of Ripplewood in connection with its purchase of the fixed-access line business of Japan Telecom in August 2003; as co-selling agent with respect to the public offering of 12,500,000 shares of common stock of RHJ International, which received contributions of interests from private equity funds affiliated with Ripplewood, in March 2005; and as lead selling agent with respect to the public offering of 15,400,000 shares of common stock of RHJ International in March 2006. Goldman Sachs also may provide investment banking services to Reader’s Digest and its affiliates and Ripplewood and its affiliates and portfolio companies in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Reader’s Digest and its affiliates and Ripplewood, its affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of Reader’s Digest and Ripplewood affiliates and portfolio companies for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman Sachs have co-invested with affiliates of Ripplewood and may do so in the future, and such affiliates of Goldman, Sachs & Co. may invest in the future in limited partnership units of affiliates of Ripplewood.

Our board of directors has selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated October 20, 2006, Reader’s Digest has agreed to pay Goldman Sachs a transaction fee of $11 million, all of which is payable upon the closing of the merger, and to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements. Pursuant to the same engagement letter and an indemnity letter dated April 5, 2006, Reader’s Digest agreed to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the U.S. federal securities laws.

Financing of the Merger

In connection with the signing of the merger agreement,  Holding Acquisition Co. entered into separate common equity commitment letters with each of Ripplewood Partners II, L.P. ($275 million), J. Rothschild Group (Guernsey) Ltd. ($60 million) and Goldentree Asset Management, L.P. ($40 million), each dated November 16, 2006. The proceeds of the financing under the common equity commitment letters will be available to finance the transactions contemplated by the merger agreement, to refinance certain of our existing indebtedness and to pay related fees and expenses. The common equity financing under the common equity commitment letters is referred to as the “common equity financing”.

Pursuant to the common equity commitment letters, each of Ripplewood Partners II, L.P., J. Rothschild Group (Guernsey) Ltd. and Goldentree Asset Management L.P. confirms to Holding Acquisition Co. that, upon satisfaction of the conditions set forth in the merger agreement without waiver of any such conditions, except (a) waivers in which the applicable committing party concurs and (b) waivers by Reader’s Digest, the applicable committing party will capitalize Holding Acquisition Co. with the applicable amount described above at the closing of the merger.

In addition, in connection with the signing of the merger agreement, Holding Acquisition Co. and Acquisition Co. entered into debt and into preferred and common stock  financing arrangements described below, which are referred to as the “debt and preferred equity financing”. The debt and preferred equity financing include (a) a debt commitment letter with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Royal Bank of Scotland plc and RBS Securities Corporation, to provide (i) a $1,300 million senior secured credit facility, consisting of a $1,000 million seven-year term loan facility (the “senior secured term facility”) and a $300 million six-year senior secured revolving facility, and (ii) a $600 million one-year senior subordinated bridge facility (extendable into 10-year term loans), and (b) a PIK preferred stock and related common stock commitment letter (which is referred to as the “preferred equity commitment letter”) with J.P. Morgan Securities Inc., to purchase $330 million of 12-year PIK preferred stock, together with $110 million of related common stock, in each case of Holding Acquisition Co. (the PIK preferred stock and the related common stock are referred to as the “equity securities”). The proceeds of each of the facilities and the equity securities will be available to finance the transactions contemplated by the merger agreement, to refinance certain of our existing indebtedness and to pay related fees and expenses and, with respect to the senior secured revolving credit facility, thereafter, for the working capital needs and general corporate purposes of Holding Acquisition Co. and its subsidiaries, including permitted acquisitions.

To the extent any of our 6½% senior unsecured notes due in 2011 remain outstanding on the closing date of the merger (in respect of which funds have not been placed in escrow or with the trustee for the redemption, defeasance or repayment thereof), the senior secured term facility shall be reduced by the aggregate principal amount of such remaining 2011 senior notes.

The obligations of the lenders to make available either of the facilities or the equity securities are subject to the satisfaction or waiver of a number of conditions including:

•       Completion of the final documentation for each of the facilities and the equity securities consistent with the terms and conditions set forth in the exhibits to the debt commitment letter and the preferred equity commitment letter, respectively, provided that such documentation shall be in a form customary for financings of this type by entities organized by or affiliated with Ripplewood.

•       Absence of a material adverse effect (the definition of which is the same as the definition in the merger agreement—see “The Merger Agreement—Representations and Warranties” beginning on page 52) on Reader’s Digest since June 30, 2006.

•       Consummation of the acquisition in accordance with the merger agreement without waiver or amendment of any material provisions thereof (other than any such waivers or amendments as are not, taken as a whole, materially adverse to the lenders) unless consented to by the administrative agent, the purchaser of the equity securities and, to the extent that any borrowing is made under the senior subordinated bridge facility on the closing date of the merger, the bridge agent, in each case which consent shall not be unreasonably withheld, conditioned or delayed.

•       In the case of the facilities, receipt by Holding Acquisition Co. of at least $330 million in gross proceeds from the issuance of PIK preferred stock, together with  at least $110 million in gross proceeds from the issuance of the related common stock.

•       Receipt by Acquisition Co. of equity contributions in an aggregate amount that, when combined with the liquidation value of the existing preferred stock of Reader’s Digest, equals to at least 30% of the total capitalization of Acquisition Co.

•       Receipt by Reader’s Digest of any consents required to amend the indenture with respect to the 2011 senior notes to permit the facilities.

•       Holding Acquisition Co., Acquisition Co. and its subsidiaries shall have no debt or preferred stock outstanding on the closing date of the merger other than the facilities, the senior subordinated notes referred to below, the PIK preferred stock, a specified amount of existing industrial revenue bonds, capital leases and other limited debt, any 2011 senior notes not repurchased, redeemed or defeased and the existing preferred stock of Reader’s Digest.

•       With certain limited exceptions, all documents and instruments required to perfect the lenders’ security interest in the collateral shall have been executed and delivered and be in proper form for filing.

•       With respect to the senior secured credit facilities and the equity securities, Holding Acquisition Co. shall have received the proceeds from the senior subordinated bridge facility or the proceeds of the issuance of senior subordinated notes in a public offering or in a Rule 144A or other private placement.

The debt commitment letter and the preferred equity commitment letter also provide for other customary closing conditions, including (a) delivery of three-year audited consolidated financial statements, more recent unaudited interim consolidated financial statements and a pro forma consolidated balance sheet, in each case of Reader’s Digest, (b) receipt of customary offering materials to syndicate the senior secured credit facility and market a public or private offering of senior subordinated notes in lieu of using the senior subordinated bridge facility and minimum syndication and marketing periods, (c) receipt of a customary solvency certificate, (d) receipt by the lenders, the arrangers and the agents of all fees and expenses, and (e) delivery of customary legal opinions, documents and other instruments.

Under the terms of the debt commitment letter, the senior secured credit facility will be secured by a perfected and, subject to exceptions that may be agreed upon, first priority security interest in all of Reader’s Digest’s material owned tangible and intangible assets.

The facilities and the PIK preferred stock will also include other covenants and restrictions customary for senior secured credit and bridge facilities and paid-in-kind preferred stock.

The debt commitment letter and the preferred equity commitment letter are subject to termination on the earliest of (a) June 30, 2007, (b) the date the final documentation for the facilities become effective and (c) the date the merger agreement is terminated.

To the extent the potential combination of Reader’s Digest with Direct Holdings Worldwide LLC and WRC Media Inc. is consummated on the closing date of the merger, the senior secured term facility will be increased to $1,160 million, the senior subordinated bridge facility will be increased to $750 million and the following closing conditions will apply to the lenders’ obligations to close these increased facilities as a supplement to or superseding the corresponding closing conditions outlined above, as appropriate: (a) the absence of a material adverse effect on Reader’s Digest and the two portfolio companies, and their subsidiaries, taken as a whole, resulting from a material adverse effect on the two portfolio companies; (b) the receipt by Holding Acquisition Co. of $280 million in gross proceeds from the issuance of PIK preferred stock, together with at least $93.3 million in gross proceeds from the issuance of related common stock and up to $70 million in cash on hand at Reader’s Digest; (c) the receipt by Acquisition Co. of equity contributions in an aggregate amount, when combined with (i) the liquidation value of the preferred stock of Reader’s Digest and (ii) the value of common equity issued to stockholders of the two portfolio companies as consideration for the acquisition of the capital stock of the two portfolio companies (net of certain fees and expenses related to such acquisitions), equal to at least 29% of the total capitalization of Acquisition Co.; (d) delivery of certain financial statements of the two portfolio companies; and (e) concurrent consummation of the mergers with respect to the two portfolio companies. Completion of this potential combination and related increased financing are not conditions to closing of the merger, nor are they conditions to the obligations of the lenders to fund the facilities or purchase the equity securities as described in the paragraphs preceding this paragraph.

The Sponsor Entities have agreed to take certain actions to help ensure that financing is available to consummate the merger. See “The Merger Agreement—Financing Commitments,” beginning on page 59.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote “FOR” the proposal to adopt the merger agreement, you should be aware that members of our board of directors and certain of our executive officers have agreements or arrangements or are participants in employee benefit plans that provide them with interests in the merger that are in addition to your interests as a stockholder. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from your interests generally.

Stock Options and Other Stock-Based Awards

Under the terms of our equity plans, our directors and current executive officers will be entitled to accelerated vesting of all outstanding equity-based incentive awards and the termination of any restrictions and forfeiture provisions related to such awards.

As of                                 , 2006, there were approximately                      common shares subject to outstanding employee stock options (not including options with an exercise price of $17.00 or more per share) granted under our equity plans to our current executive officers. Immediately prior to completion of the merger, each outstanding employee stock option that remains unexercised immediately prior to completion of the merger will fully vest, and in settlement for the option, the holder of the option will receive a cash payment, without interest and less any applicable withholding taxes, equal to the excess (if any) of the Option Merger Consideration, over the applicable exercise price per share of the option multiplied by the number of shares subject to the option (with the aggregate amount of such payment rounded down to the nearest whole cent). To the extent the exercise price per share of any employee stock option is equal to or greater than the Option Merger Consideration, each such option will be acquired by Reader’s Digest without payment in accordance with the terms and conditions of the option. Based on a weighted average exercise price of $       per share, the aggregate value for our current executive officers is $                        .

As of                                 , 2006, there were approximately                      outstanding restricted shares granted under our key employee long-term incentive plans to our current executive officers. Immediately prior to completion of the merger, the restrictions of each outstanding restricted share will lapse, and the holder of the restricted share will receive $17.00 for each restricted share at the completion of the merger in the same manner as other outstanding common shares issued and outstanding immediately before completion of the merger. The aggregate value of the restricted shares for our current executive officers is $                                 .

As of                                 , 2006, there were approximately                      deferred shares granted under our equity plans to our non-employee directors. Immediately prior to completion of the merger, and upon resignation of each non-employee director, and in settlement of the deferred shares, the holder of the deferred shares will receive a cash payment of $17.00 for each deferred share, without interest and less any applicable withholding taxes, and the deferred share will be canceled. The aggregate value of the deferred shares for our non-employee directors is $                                 .

As of                                 , 2006, there were approximately                      outstanding performance-based restricted stock units (“PBRSUs”) awarded for the fiscal 2005-2007 and 2006-2008 performance periods under our key employee long-term incentive plans to our current executive officers. Immediately prior to completion of the merger, such PBRSUs will fully vest, each holder of the PBRSUs who is a participant in the 2001 Income Continuation Plan will, in settlement of the PBRSUs, receive a cash payment equal to the product of: (x) 100% of the target number of the PBRSUs and (y) $17.00, without interest and less any applicable withholding taxes. Each holder of the PBRSUs who is a participant in the 2006 Income Continuation Plan will, in settlement of the PBRSUs, receive a cash payment equal to the product of: (x) 100% of the target number of the PBRSUs, (y) a fraction equal to the total number of months completed in the applicable performance period immediately prior to the completion of the merger over the total number of months in the applicable performance period and (z) $17.00, without interest and less any applicable withholding taxes. Upon the payment to each holder, the PBRSUs will be canceled. The aggregate value of the PBRSUs for the fiscal 2005-2007 and 2006-2008 performance periods for our current executive officers is $                                 .

As of                                 , 2006, there were approximately                      2007-2009 PBRSUs awarded under our key employee long-term incentive plans to our current executive officers. Each of these awards vests 50% based on the achievement of cumulative performance goals during the first two years of the performance period (“First Vesting Period”), and the remaining 50% vests based on the achievement of cumulative performance goals during the full three years of the performance period (“Second Vesting Period”). Immediately prior to completion of the merger, the 2007-2009 PBRSUs will fully vest, and the holder of the 2007-2009 PBRSUs will, in settlement of the 2007-2009 PBRSUs, receive a cash payment equal to: the product of (a) 59% of the target number of 2007-2009 PBRSUs awarded, (b) 50%, (c) a fraction equal to the total number of months completed in the First Vesting Period immediately prior to the completion of the merger over 24 months, and (d) $17.00 for the First Vesting Period plus the product of (w) 59% of the target number of 2007-2009 PBRSUs awarded, (x) 50%, (y) a fraction equal to the total number of months completed in the Second Vesting Period immediately prior to the completion of the merger over 36 months, and (z) $17.00 for the Second Vesting Period, without interest and less any applicable withholding taxes. Upon the payment to each holder, the 2007-2009 PBRSUs will be canceled. The aggregate value of the 2007-2009 PBRSUs for the fiscal 2007-2009 performance period for our current executive officers is $                                 .

As of                                 , 2006, there were approximately                      outstanding time-based restricted stock units granted under our key employee long-term incentive plans to our current executive officers. Immediately prior to completion of the merger, the restrictions will lapse, each time-based restricted stock unit will fully vest, and the holder of the time-based restricted stock unit will, in settlement of the unit, receive a cash payment equal to $17.00, without interest and less any applicable withholding taxes. Upon the payment to each holder, the time-based restricted stock units will be canceled. The aggregate value of the time-based restricted stock units for our current executive officers is $                                 .

Employment Agreement

As of November 15, 2006, Reader’s Digest and Mr. Ryder entered into an amendment to Mr. Ryder’s employment agreement, dated as of April 28, 1998, as amended by the amendment to the employment agreement, dated as of November 21, 2003 and as further amended by the letter agreement, dated as of October 28, 2005. The November 15, 2006 amendment provides that effective December 31, 2006, Mr. Ryder will retire from Reader’s Digest as a director of Reader’s Digest and chairman of the board of directors and will continue as a full-time employee of Reader’s Digest in the capacity of special advisor to the Chief Executive Officer. The amendment provides for a $5,000 monthly salary, provided that services are performed by Mr. Ryder as requested by the Chief Executive Officer. Mr. Ryder waived the “Good Reason” provisions in his employment agreement and agreed that the change in the terms of his employment will not constitute a termination without “Cause” or “Good Reason” under his employment agreement. Upon the earlier of June 30, 2007 or completion of the merger, Mr. Ryder will resign as special advisor and retire as an employee of Reader’s Digest.

If we complete the merger (or any transaction constituting a change in control as defined in the 2001 Income Continuation Plan) on or prior to June 30, 2007, and if Mr. Ryder delivers to us a release satisfactory to us, Mr. Ryder will receive from us a severance payment equal to the lesser of: (i) $4 million or (ii) such amount as would not cause Mr. Ryder to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), which will be payable on the date that is six months and one day following the date of Mr. Ryder’s separation from service, or such earlier date as may be permitted by guidance under Code Section 409A.

In approving these arrangements, the board of directors noted that under his existing contract, Mr. Ryder would not be entitled to any severance benefits if a “change of control” of Reader’s Digest occurred after December 31, 2006, even though a definitive agreement therefor had been executed prior to December 31, 2006.  The board also considered Mr. Ryder’s discussions with two Reader’s Digest directors in 2005 when Mr. Ryder agreed to retire as Chief Executive Officer and accept the position as Chairman without receiving the severance benefits to which he would have then been entitled if he terminated his employment at that time.  These discussions included an assurance to Mr. Ryder that his severance arrangements would be reconsidered by the board if a transaction was in process at the time of his projected retirement on December 31, 2006.  In agreeing to the arrangements described above, the board recognized that Mr. Ryder would be accepting $1.5 million less in “change in control” benefits than he would have been entitled to if such a transaction had closed prior to December 31, 2006 and that this could save Reader’s Digest approximately $9 to 10 million due to reduced payments (including a tax “gross up”) and the retention of tax benefits to Reader’s Digest that would otherwise be lost.  The board also took into account that any such arrangements would only apply if a “change of control” transaction becomes subject to a definitive agreement on or prior to December 31, 2006 and if that or another “change of control” transaction is closed on or prior to June 30, 2007.

For a complete discussion of Mr. Ryder’s amended employment agreement and his compensation and benefits (including the terms of his severance package) thereunder, see our Current Report on Form 8-K filed with the SEC on November 21, 2006.

Existing Plans

2001 Income Continuation Plan and the 2006 Income Continuation Plan

Under the terms of our 2001 Income Continuation Plan, with respect to PBRSUs other than the 2007-2009 PBRSUs, as a result of completion of the merger, our current executive officers who are participants in the 2001 Income Continuation Plan will receive an immediate cash payment for these awards payable as if the applicable performance goals had been achieved at target (100%) and the applicable performance period had been completed. For a further discussion, see “The Merger—Interests of Our Directors and Executive Officers in the Merger—Stock Options and Other Stock-Based Awards” beginning on page 41.

Under the terms of both our 2001 Income Continuation Plan and 2006 Income Continuation Plan, upon termination of employment of our current executive officers without “Cause” or our executive officers terminate employment due to “Constructive Termination” within 24 months following completion of the merger, our current executive officers will receive separation payments (including cash separation payments, certain retirement benefits, outplacement services and continued welfare benefits for the separation period). In addition, if any amounts paid to participants are considered an “excess parachute payment” under the federal tax laws, participants in the 2001 Income Continuation Plan will receive a “gross-up” payment for any additional taxes due as a result thereof, and participants in the 2006 Income Continuation Plan will receive a “gross-up” payment only to the extent the amounts paid to such participants exceed a specified threshold. Assuming the merger is completed on January 1, 2007 and each of our executive officer’s employment was terminated on that date as described above, our executive officers would receive separation benefits (including cash separation payments, continued welfare benefits for the separation period and “gross-up” payments, if applicable) of up to approximately $             in the aggregate.

For a further discussion of the terms of our 2001 Income Continuation Plan and our 2006 Income Continuation Plan, see our annual meeting of stockholders proxy statement on Form DEF 14A filed with the SEC on September 29, 2006.

Deferred Compensation Plans

Each of our directors and current executive officers who is a participant in our Deferred Compensation Plan for Directors and our Deferred Compensation Plan for executives will have, to the extent permitted under Code Section 409A, the option to elect prior to December 31, 2006 to receive such director’s or officer’s account balance in a lump sum payment upon the later of June 30, 2007 or completion of the merger, in either case, provided that the merger is completed.

Certain Director Compensation

Lawrence R. Ricciardi and William E. Mayer, members of our board of directors, will each receive $100,000 for their services in leading the strategic process which resulted in the merger agreement being signed. These amounts are payable at the beginning of January 2007 and are not contingent on the completion of the merger.

Potential Arrangements with the Sponsor Entities

As of the date of this proxy statement, none of our executive officers or directors has entered into any agreement, arrangement or understanding with the Sponsor Entities or their affiliates regarding employment with, or the right to purchase or participate in the equity of, Reader’s Digest as the surviving corporation in the merger. As previously announced, Ripplewood has informed us that it intends that, upon completion of the merger, Mary G. Berner will become the President and Chief Executive Officer of

Reader’s Digest, as the surviving corporation, and that it is in serious discussions with our current President and Chief Executive Officer, Erc Schrier, about a new strategic role to help build a stronger portfolio of media assets upon completion of the merger. Although no agreement, arrangement or understanding currently exists between the Sponsor Entities or any of their affiliates and any of our executive officers or directors, it is generally expected that a number of our executive officers will remain after the merger is completed, which means that it is possible that those executive officers may, prior to the completion of the merger, engage in discussions with representatives of the Sponsor Entities and their affiliates and enter into new arrangements with the Sponsor Entities or their affiliates regarding their terms of employment, which could include equity-based incentive compensation arrangements. In addition, it is possible that the Sponsor Entities or one of their affiliates may ask one or more of our executive officers or directors to join the board of directors of the surviving corporation after completion of the merger.

Rights of Stockholders To Seek Appraisal

Holders of common shares and holders of preferred shares have the right under the DGCL to exercise appraisal rights and to receive payment in cash for the fair value of their shares determined in accordance with the DGCL. The fair value of those shares, as determined in accordance with the DGCL, may be more or less than the merger consideration to be paid to non-dissenting holders of common shares in the merger. To preserve their rights, holders of common shares who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and holders of common shares and holders of preferred shares must follow specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of the DGCL that grant appraisal rights and govern such procedures are attached as Annex D to this proxy statement. See “Rights of Stockholders to Seek Appraisal” beginning on page 67.

Delisting and Deregistration of Our Common Shares

If the merger is completed, our common shares will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common shares.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material United States federal income tax consequences of the merger to U.S. holders whose common shares are converted into the right to receive cash in the merger. The discussion is based upon the Code regulations of the U.S. Department of the Treasury, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the merger is completed, hold common shares as a capital asset. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, investors in pass-through entities, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their common shares upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common shares are held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of common shares and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a holder of common shares, who or that is, for U.S. federal income tax purposes:

•       an individual who is a citizen or resident of the United States;

•       a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•       a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any stockholder who or that, for U.S. federal income tax purposes, is not a U.S. holder.

For U.S. federal income tax purposes, the merger will be treated as a sale of common shares for cash by each holder of common shares. Accordingly, in general, the U.S. federal income tax consequences to a stockholder receiving cash in the merger will be as follows:

•       The stockholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the stockholder’s common shares pursuant to the merger.

•       The amount of capital gain or loss recognized by each stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the common shares surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•       The capital gain or loss, if any, will be long-term with respect to common shares that have a holding period for tax purposes in excess of one year at the time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger will be reported to our U.S. holders and the Internal Revenue Service to the extent required by the Code and applicable U.S. Department of the Treasury regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder (1) fails to supply the paying agent with the stockholder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the stockholder’s U.S. federal income tax returns, or (3) is subject to backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which is to be included in the appropriate letter of transmittal for the shares of our common shares, in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our stockholders will be asked to provide additional tax information in the appropriate letter of transmittal for the common shares.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing discussion of certain material U.S. federal income tax consequences is included for general informational purposes only. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for common shares pursuant to the merger.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until Reader’s Digest and Acquisition Co. file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Reader’s Digest and Ripplewood Partners II, L.P. have filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ. The applicable waiting period under the HSR Act will expire at 11:59 p.m. on January 2, 2007 unless it is earlier terminated or is extended by a request for additional information. At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Reader’s Digest or Acquisition Co. At any time before or after the consummation of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Reader’s Digest or Acquisition Co. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

In addition, the merger may be subject to various foreign antitrust laws. To the extent required, Reader’s Digest and Acquisition Co. expect to file notifications in certain foreign jurisdictions, and to observe the applicable waiting periods prior to completing the merger. While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, based on a review of information provided by Holding Acquisition Co. relating to the businesses in which it and Direct Holdings Worldwide LLC and WRC Media Inc., which are portfolio companies of Ripplewood that Ripplewood proposes to cause to be combined with the surviving corporation, are engaged, Reader’s Digest believes that the merger can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Litigation Concerning the Merger

On November 20, 2006, a putative class action complaint was filed in the Supreme Court of New York, County of Westchester. The lawsuit purports to be brought on behalf of all Reader’s Digest public stockholders and names Reader’s Digest, all of our directors, Ripplewood and Ripplewood’s co-investors as defendants. The complaint alleges that our board of directors violated its fiduciary duties to Reader’s Digest stockholders by entering into an agreement with Ripplewood and its co-investors that, according to the complaint, does not reflect the “intrinsic value” of our common shares. The lawsuit seeks an injunction to prevent us from consummating the merger, or any other business combination with a third party, unless and until the we implement additional procedures to obtain the “highest possible price” for Reader’s Digest.

The lawsuit is in its preliminary stage. We believe that the lawsuit is without merit and intend to defend it vigorously.

THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement is a commercial document that establishes and governs the legal relations between us and the Sponsor Entities with respect to the transactions described in this proxy statement. It is not intended to be a source of factual, business or operational information about us or the Sponsor Entities. The representations, warranties and covenants made by us and the Sponsor Entities are qualified and subject to important limitations agreed to by us and the Sponsor Entities in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us and the Sponsor Entities that may be different from those that are applicable to you. These representations and warranties may or may not have been accurate as of any specified date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Effective Time

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or a later time as provided in the certificate of merger).

Structure

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Acquisition Co. will merge with and into Reader’s Digest. The separate corporate existence of Acquisition Co. will cease, and Reader’s Digest will continue as the surviving corporation, wholly owned by the investor group led by Ripplewood. The surviving corporation will be a privately held corporation and holders of common shares will cease to have any ownership interest in the surviving corporation or rights as stockholders after the merger. Therefore, current holders of common shares will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation after the merger. All issued and outstanding preferred shares will remain issued and outstanding as shares of preferred stock of the surviving corporation with the same terms, except to the extent holders of preferred shares exercise their appraisal rights.

Treatment of Common and Preferred Shares

Common Shares

At the effective time of the merger, each common share issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $17.00 in cash, without interest, other than common shares:

•       held in our treasury immediately prior to the effective time of the merger, which common shares will be canceled without conversion or consideration;

•       owned by the Sponsor Entities immediately prior to the effective time of the merger, which common shares will be canceled without conversion or consideration; and

•       held by stockholders who properly demand and perfect their appraisal rights in accordance with the DGCL, which common shares will be entitled to payment of the fair value of the common shares in accordance with the DGCL.

After the effective time of the merger, each outstanding stock certificate representing common shares converted in the merger will represent only the right to receive the merger consideration of $17.00 in cash per share, without any interest. Holders of common shares will be entitled to receive dividends declared with a record date prior to the effective time that remain unpaid at the effective time and that are due with respect to the common shares. The merger consideration  paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the common shares represented by that certificate.

Preferred Shares

At the effective time of the merger, each issued and outstanding share of our Preferred Stock, Second Preferred Stock and Third Subordinated Preferred Stock will remain outstanding as Preferred Stock, Second Preferred Stock and Third Subordinated Preferred of the surviving corporation, respectively, having the same terms. Holders of our preferred shares are entitled to appraisal rights.

Treatment of Stock Options and Other Stock-Based Awards

Each outstanding employee stock option to purchase common shares that remains unexercised immediately prior to completion of the merger, whether or not the option is vested or exercisable, will fully vest, and in settlement for the option, the holder of the option will receive a cash payment equal to the excess (if any) of the Option Merger Consideration, over the applicable exercise price per share of the option multiplied by the number of shares subject to the option (with the aggregate amount of such payment rounded down to the nearest whole cent), without interest and less any applicable withholding taxes. To the extent the exercise price per share of any employee stock option is equal to or greater than the Option Merger Consideration, each such option will be acquired by Reader’s Digest without payment in accordance with the terms and conditions of the option.

Each outstanding restricted share (including each share awarded under our U.K. SIP), deferred share and time-based restricted stock unit will fully vest, and the holder of the share or unit will receive a cash payment of $17.00 for the share or unit, without interest and less any applicable withholding taxes. Upon completion of the merger, each share or unit will be canceled.

PBRSUs awarded for the fiscal 2005-2007 and 2006-2008 performance periods outstanding immediately prior to completion of the merger will fully vest, and each holder of the PBRSUs who is a participant in the 2001 Income Continuation Plan, will in settlement of the PBRSUs, receive a cash payment equal to the product of: (x) 100% of the target number of the PBRSUs and (y) $17.00, without interest and less any applicable withholding taxes. Each holder of the PBRSUs who is not a participant in the 2001 Income Continuation Plan will, in settlement of the PBRSUs, receive a cash payment equal to the product of: (x) 100% of the target number of the PBRSUs, (y) a fraction equal to the total number of months completed in the applicable performance period immediately prior to the completion of the merger over the total number of months in the applicable performance period and (z) $17.00, without interest and less any applicable withholding taxes. Upon such payment to each holder, the PBRSUs will be canceled.

2007-2009 PBRSUs awarded that vest 50% during the First Vesting Period and 50% during the Second Vesting Period that are outstanding immediately prior to completion of the merger will fully vest, and unless the terms and condition’s of a holder’s 2007-2009 PBRSUs provide otherwise, the holder of the 2007-2009 PBRSUs will, in settlement of the 2007-2009 PBRSUs, receive a cash payment equal to: the product of (a) 59% of the target number of 2007-2009 PBRSUs awarded, (b) 50%, (c) a fraction equal to the total number of months completed in the First Vesting Period immediately prior to the completion of the merger over 24 months, and (d) $17.00 for the First Vesting Period plus the product of (w) 59% of the target number of 2007-2009 PBRSUs awarded, (x) 50%, (y) a fraction equal to the total number of months completed in the Second Vesting Period immediately prior to the completion of the merger over

36 months, and (z) $17.00 for the Second Vesting Period, without interest and less any applicable withholding taxes. Upon such payment to each holder, the 2007-2009 PBRSUs will be canceled.

Each outstanding employee stock option to purchase common shares under our U.K. SAYE each outstanding “phantom” option and each stock appreciation right will fully vest and, in settlement for the option or right, the holder of the option or right will receive a cash payment equal to the excess (if any) of the $17.00 per share merger consideration over the applicable exercise price per share of the option or right multiplied by the number of common shares subject to the option or right (with the aggregate amount of such payment rounded down to the nearest whole cent), without interest and less any applicable withholding taxes. To the extent the exercise price per share of any option or right is equal to or greater than the $17.00 per share merger consideration, the option or right will be acquired by Reader’s Digest without payment.

The merger agreement provides that Reader’s Digest will adopt resolutions or take any other actions as may be required to provide that:

•       the participants in the SAYE and our “ESPPs,” which are our Employee Stock Purchase Plan and international Employee Stock Purchase Plans, will not increase their payroll deductions or purchase elections from those in effect on November 16, 2006;

•       we will not award any employee stock options under the SAYE or commence any purchase period under the ESPPs on or after November 16, 2006;

•       we will terminate the SAYE and the ESPPs effective as of immediately prior to the completion of the merger; and

•       each participant will receive the amount of such participant’s accumulated contributions, if any, under the ESPPs and the SAYE (without interest from us), and in the case of the SAYE, subject to and in accordance with the terms of the SAYE, and no payroll deductions with respect to the SAYE will be made on and after the completion of the merger.

Exchange and Payment Procedures

At or prior to the effective time of the merger, Holding Acquisition Co. will deposit, or will cause the surviving corporation to deposit, cash in an amount sufficient to pay the merger consideration due to each holder of common shares with American Stock Transfer & Trust Company (the “paying agent”). As soon as reasonably practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to the holders of common shares whose common shares were converted into the right to receive the merger consideration. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates for common shares to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the paying agent. In the event of a transfer of ownership of common shares that is not registered in the transfer records of Reader’s Digest, the merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of such certificate or establishes to the reasonable satisfaction of Holding Acquisition Co. that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Holding Acquisition Co., the surviving corporation or the paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration and the Option Merger Consideration. Any sum that is withheld and paid to a taxing authority by Holding Acquisition Co., the surviving corporation or the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the close of business on the day on which the effective time of the merger occurs, our stock transfer books for common shares will be closed, and there will be no further registration of transfers of outstanding common shares. If, after the close of business on the day on which the effective time of the merger occurs, certificates are presented to the surviving corporation for any reason, they will be canceled and exchanged for the merger consideration as provided above.

None of Reader’s Digest, Holding Acquisition Co., Acquisition Co. or the paying agent will be liable to any person for any cash delivered from the exchange fund to a public official to the extent required by any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of our common shares for six months after the effective time of the merger, will be delivered, upon demand, to Holding Acquisition Co. Holders of certificates who have not surrendered their stock certificates prior to the delivery of funds to the surviving corporation may look only to the surviving corporation or Holding Acquisition Co. for the payment of the merger consideration. Any portion of the merger consideration (and dividends, if any) that remains unclaimed as of a date that is immediately prior to the date on which the amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate representing common shares, or if it has been stolen or destroyed, then you will be entitled to receive the merger consideration upon making an affidavit of that fact and, if required by the surviving corporation, posting a bond or surety in a reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We have made various representations and warranties in the merger agreement, including with respect to, among other things:

•       our and our subsidiaries’ organization, valid existence and good standing and qualification to do business;

•       our interests in our subsidiaries and other equity interests;

•       our capitalization, including in particular the number of common shares, stock options and other equity-based interests outstanding;

•       our corporate power and authority to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•       the approval and recommendation by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•       the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law and certain agreements as a result of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•       the required consents and approvals of governmental entities in connection with the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement;

•       our SEC filings since June 30, 2004 and our financial statements and related accounting and SEC matters;

•       the absence of undisclosed liabilities;

•       the accuracy of this proxy statement;

•       the absence of a “company material adverse effect” (defined below) and certain other changes or events related to us or our subsidiaries since June 30, 2006 to the date of the merger agreement;

•       taxes;

•       the absence of changes in certain employee benefit plans;

•       employment matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•       legal proceedings and judgments;

•       compliance with laws;

•       possession of permits necessary to conduct our business;

•       labor matters;

•       contracts to which we or our subsidiaries are a party;

•       environmental matters;

•       intellectual property;

•       the absence of undisclosed broker’s fees; and

•       the receipt by us of a fairness opinion from Goldman Sachs.

For the purposes of the merger agreement, “company material adverse effect” means any material adverse effect on (1) the business, financial condition or results of operations of Reader’s Digest and its subsidiaries, taken as a whole, (2) the ability of Reader’s Digest to perform its obligations under the merger agreement, or (3) the ability of Reader’s Digest to consummate the merger and the other transactions contemplated by the merger agreement.

A “company material adverse effect” will not have occurred, however, as a result of any event, change, effect, development, condition or occurrence to the extent arising out of or relating to:

•       general economic conditions or conditions generally affecting industries in which Reader’s Digest or its subsidiaries operate, unless the event, change, effect, development, condition or occurrence does not disproportionately impact Reader’s Digest and its subsidiaries, taken as a whole;

•       the public announcement of the merger agreement and the merger;

•       changes in law or interpretations thereof; and

•       changes in generally accepted accounting principles or interpretations thereof.

The merger agreement also contains various representations and warranties made by the Sponsor Entities, including with respect to, among other things:

•       their organization, valid existence and good standing and qualification to do business;

•       their prior activities;

•       the capitalization of Acquisition Co.;

•       their lack of ownership of common shares;

•       their ultimate parent entity for antitrust filing purposes;

•       their corporate or other power and authority to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•       the absence of violations of or conflicts with their governing documents, applicable law and certain agreements as a result of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•       the required consents and approvals of governmental entities in connection with the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement;

•       the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement;

•       the absence of undisclosed broker’s fees;

•       financing commitments; and

•       solvency of the surviving corporation at closing of the merger.

The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger. You should be aware that the representations and warranties made by Reader’s Digest to the Sponsor Entities or by the Sponsor Entities to Reader’s Digest, as the case may be, are subject to important limitations and qualifications, including materiality and material adverse effect qualifications, agreed to by the parties to the merger agreement, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions and unless Holding Acquisition Co. gives its prior written consent, between November 16, 2006 and the effective time of the merger, we will, and will cause each of our subsidiaries to:

•       carry on business in the ordinary course in substantially the same manner as previously conducted; and

•       use reasonable best efforts to preserve intact our current business organizations, keep available the services of our current officers and employees and preserve our relationships with customers, suppliers, licensors, licensees, distributors and others with which we and our subsidiaries have business dealings.

We have also agreed that during the same time period, and again subject to certain exceptions or unless Holding Acquisition Co. gives its prior written consent, we will not, and will not permit any of our subsidiaries to:

•       declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, our capital stock, other than:

•        dividends or distributions by a direct or indirect wholly owned subsidiary to its parent;

•        regular quarterly cash dividends on common shares, not to exceed $0.10 per share; and

•        regular stated dividends on preferred shares in accordance with their terms;

•       split, combine or reclassify any of our or our subsidiaries’ capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of our or our subsidiaries’ capital stock;

•       purchase, redeem or otherwise acquire any shares of our or our subsidiaries’ capital stock or any rights, warrants or options to acquire any shares, other than:

•        the acquisition of common shares in connection with the exercise of the stock options;

•        the withholding of common shares to satisfy tax obligations with respect to awards granted pursuant to our stock plans;

•        delivery of common shares, or open market purchases to satisfy delivery obligations, pursuant to certain employee benefit plans;

•       issue, deliver, sell or grant any shares of our or our subsidiaries’ capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than:

•        the issuance of shares of its capital stock by a wholly owned subsidiary to Reader’s Digest or another wholly owned subsidiary;

•        the issuance of common shares upon the exercise of stock options and rights under ESPPs outstanding on November 16, 2006, in each case in accordance with their then present terms; and

•        the issuance of common shares as required to comply with any employee benefit plan or employee benefit agreement of Reader’s Digest as in effect on November 16, 2006;

•       amend our or our subsidiaries’ certificate of incorporation or by-laws or comparable organizational documents;

•       acquire or agree to acquire by merging or purchasing an equity interest in or a portion of the assets of, any business or acquire or agree to acquire any other assets, other than:

•        purchases or licenses of inventory or intellectual property made in the ordinary course of business;

•        acquisitions of assets pursuant to capital expenditures budgeted in our fiscal 2007 budget; and

•        acquisitions of assets that, individually or in the aggregate, are made for purchase prices, and have a fair market value, of not in excess of $5 million;

•       except as required by applicable law or as required pursuant to the terms of any employee benefit plan or employee benefit agreement in effect on November 16, 2006:

•        grant to any of our or our subsidiaries’ former or current officers, directors, employees or independent contractors any loan or increase in compensation, benefits, perquisites, fringe benefits or any bonus or award except in the ordinary course of business or where immaterial to the recipient;

•        grant to any of our or our subsidiaries’ former or current officers, directors, employees or independent contractors any severance, retention, change in control or termination pay or benefits except for base salary increases, bonuses, termination pay or benefits or severance paid in the ordinary course of business;

•        enter into any employment, change in control, loan, retention, consulting, indemnification, severance, termination or similar agreement with any of our or our subsidiaries’ former or current officers, directors, employees or independent contractors outside of the ordinary course of business;

•        take any action to secure the payment of compensation or benefits under any employee benefit plan or employee benefit agreement outside of the ordinary course of business;

•        establish, adopt, enter into, terminate or amend any collective bargaining contract or other labor union contract, employee benefit plan or employee benefit agreement;

•        pay or provide to any of our or our subsidiaries’ former or current officers, directors, employees or independent contractors any benefit not provided for under an employee benefit plan or employee benefit agreement in effect on November 16, 2006 other than payment of base compensation in the ordinary course of business;

•        grant any incentive awards under any employee benefit agreement or employee benefit plan; or

•        take any action to accelerate any rights or benefits, or make any material determinations, under any employee benefit plan or employee benefit agreement;

•       make any change in accounting methods, principles or practices materially affecting our consolidated assets, liabilities or results of operations, other than as required by generally accepted accounting principles or applicable law;

•       sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets, other than:

•        pursuant to material contracts or agreements that are in effect as of November 16, 2006;

•        sales or licenses of inventory or intellectual property and excess or obsolete assets in the ordinary course of business; or

•        sales of assets that, individually or in the aggregate, have a fair market value not in excess of $5 million, provided we consult with Holding Acquisition Co. prior to the sale of the assets;

•       incur any indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of us or our subsidiaries, guarantee any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, other than any borrowings under our existing revolving credit facilities;

•       make any loans, advances or capital contributions to, or investments in, any other person, other than to any subsidiary;

•       make or agree to make any capital expenditures, other than:

•        capital expenditures specifically budgeted in our fiscal 2007 budget; and

•        capital expenditures that, individually or in the aggregate, are made for purchase prices, and have a fair market value, of not in excess of $5 million in the aggregate and taking into account any assets acquired under the exception for asset acquisitions up to $5 million;

•       make or change any material tax election or method of accounting for tax purposes or settle or compromise any material tax liability or refund other than in the ordinary course of business;

•       pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business or as required in accordance with their terms, of liabilities to the extent reserved against in, or contemplated by, our most recent financial statements filed with the SEC;

•       cancel any material indebtedness or waive any claims or rights of substantial value;

•       waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement to which we or any of our subsidiaries is a party;

•       permit any insurance policy or arrangement naming us or any of our subsidiaries as a beneficiary or a loss payable payee to be cancelled or terminated; and

•       authorize any of, or commit or agree to take any of, the actions described above.

Consultation and Access

The merger agreement requires us to use reasonable efforts to consult with representatives of Holding Acquisition Co. regarding material operational developments in a manner not materially disruptive to our business. We must afford to representatives of Holding Acquisition Co. reasonable access to our properties, books and records, contracts and personnel.

No Solicitation of Transactions

We have agreed that we will not, and we will not authorize or permit any of our subsidiaries or any of our or their respective directors, officers or employees to, and we will not authorize our or our subsidiaries’ respective representatives to, and will instruct and use our reasonable best efforts to cause our representatives not to:

•       directly or indirectly solicit, initiate or knowingly encourage, the submission of any company takeover proposal;

•       enter into any agreement with respect to any company takeover proposal;

•       directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any company takeover proposal; or

•       take any other action to knowingly facilitate any inquiries or the making of any company takeover proposal or any proposal that may reasonably be expected to lead to a company takeover proposal.

A “company takeover proposal” means any proposal or offer (excluding the merger contemplated by the merger agreement) from any person relating to:

•       any merger, consolidation, dissolution, recapitalization or other business combination involving us;

•       any issuance by us of over 20% of our equity securities as consideration for the assets or securities of another person; or

•       any acquisition in any manner, directly or indirectly, of over 20% of our equity securities or consolidated total assets.

Prior to adoption of the merger agreement by the holders of common shares, however, we may, in response to an unsolicited bona fide company takeover proposal,

•       furnish information with respect to us and our subsidiaries to the person making the company takeover proposal and its representatives pursuant to a confidentiality agreement not less restrictive of the other party than the confidentiality agreements we previously entered into with affiliates of Holding Acquisition Co. (excluding the standstill provisions), provided that we promptly provide to Holding Acquisition Co. any non-public information concerning Reader’s Digest or any of our subsidiaries that is provided to such person or its representatives which was not previously provided to Holding Acquisition Co. and

•       participate in discussions and negotiations with the person and its representatives,

but only if:

•       the unsolicited bona fide company takeover proposal was received after November 16, 2006;

•       it did not result from a breach of the no-solicitation provisions of the merger agreement; and

•       our board determines, in good faith, after consultation with outside counsel and financial advisors, that the company takeover proposal may reasonably be expected to lead to a transaction in which a third party acquires more than 50% of our equity securities or assets pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization; a sale of assets or otherwise:

•        that is on terms which our board of directors determines, after consultation with its outside counsel and financial advisors, to be more favorable from a financial point of view to holders of common shares than the merger, taking into account all terms and conditions of the proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by Holding Acquisition Co. in response to the proposal or otherwise); and

•        that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of the proposal.

Neither our board of directors nor any committee thereof may withdraw or modify, or publicly propose to withdraw or modify, its approval or recommendation of the merger agreement or merger, or approve any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal, or approve or recommend any company takeover proposal or publicly propose to do any of these things. However, at any time prior to the adoption of the merger agreement by the holders common shares, our board of directors may, if after consultation with its outside legal counsel it determines in good faith that the failure to take action would be inconsistent with its fiduciary duties under applicable law, withdraw or modify its recommendation of the merger or the merger agreement.

We have also agreed:

•       to advise Holding Acquisition Co. promptly, and in any case within 24 hours, orally and in writing of the receipt of any company takeover proposal or any inquiry about a company takeover proposal, the material terms of the company takeover proposal and the identity of the person making the company takeover proposal;

•       to keep Holding Acquisition Co. reasonably informed of the status of any company takeover proposal (including any changes thereto); and

•       to provide to Holding Acquisition Co. all written information provided by us to a third party, or by a third party to us, in connection with a company takeover proposal.

Nothing in the non-solicitation section of the merger agreement will prohibit us from taking and disclosing to our stockholders a position with respect to a tender offer under applicable SEC rules or from making any required disclosure to our stockholders if, in the good faith judgment of our board of directors, after consultation with outside counsel, failure to make such a disclosure would be inconsistent with the obligations of our board of directors under applicable law.

Stockholders Meeting

The merger agreement requires us, as soon as reasonably practicable after November 16, 2006, to duly call, give notice of and hold a meeting of our stockholders to seek adoption of the merger agreement. Subject to limited circumstances contemplated by the merger agreement and described in this proxy statement, our board of directors is required to recommend that our stockholders vote in favor of adoption of the merger agreement.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

•       the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•       the obtaining of necessary consents or waivers from third parties;

•       the defending of lawsuits or other legal proceedings challenging the merger agreement or the merger, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other governmental entity that would restrain, prevent or delay the closing of the merger; and

•       the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

We and our board of directors have also agreed to use reasonable best efforts to ensure that no state takeover statute is or becomes applicable to the merger agreement or any transactions contemplated by the merger agreement and if any state takeover statute becomes applicable to the merger agreement, to use reasonable best efforts to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of the statute or regulation on the merger.

Financing Commitments

The Sponsor Entities have agreed to use reasonable best efforts to obtain the proceeds of the financing on the terms and conditions described in the commitment letters, including reasonable best efforts:

•       to consummate the financing contemplated by the commitment letters at the time all the conditions to the financing (and certain conditions to the closing of the merger) are satisfied;

•       to maintain the effectiveness of the commitment letters in accordance with their respective terms;

•       to enter into definitive agreements with respect to the financing consistent with the terms and conditions of the commitment letters;

•       to satisfy on a timely basis all conditions in the definitive agreements and in the commitment letters; and

•       to seek alternative common equity financing in the event that the common equity financing to be provided by any equity investor, other than Ripplewood Partners II, L.P., becomes reasonably unlikely to be available to Holding Acquisition Co. (however, Holding Acquisition Co. is not required to agree to alternative common equity financing on terms and conditions that are less favorable in the aggregate than the financial and other terms and conditions of the original common equity financing).

“Reasonable best efforts” on the part of the Sponsor Entities are deemed to include:

•       borrowing under and using the bridge facility on terms substantially consistent with those contemplated in the debt commitment letter in the event that all or any portion of the high yield financing has not been consummated, subject to certain conditions in the merger agreement;

•       complying with the “flex” provisions contained in letters related to the debt commitment letter and preferred equity commitment letter (which may cause the debt and preferred equity financing to have less favorable terms for the Sponsor Entities), including amending, or causing the amendment of, the definitive documentation of the debt and preferred equity financing if required by the lenders and necessary in order to obtain the proceeds of the debt and preferred equity financing; and

•       assisting and cooperating with us in connection with our efforts to consummate the notes tender offer and related consent solicitation discussed below.

The Sponsor Entities are required to use their reasonable best efforts to comply with their obligations, and to enforce their rights, under the commitment letters. Holding Acquisition Co. is also required to keep us informed on a reasonably current basis of the status of its efforts to obtain the financing and will not permit any amendment or modification to, or any waiver of any material provision or remedy under, the commitment letters if the amendment, modification, waiver or remedy is adverse to our interests in any material respect, reduces the aggregate amount of the financing, or amends the conditions to the drawdown of the financing.

We have agreed to use reasonable best efforts to assist and cooperate with the Sponsor Entities in connection with their efforts to obtain the proceeds of the financing, including:

•       providing reasonably required information relating to us or our subsidiaries to the financial institutions providing the financing; and

•       executing and delivering, and causing our subsidiaries and any of our or their respective officers, attorneys and accountants to deliver, customary certificates, legal opinions, comfort letters, or other instruments or documents as may be reasonably requested by Holding Acquisition Co. in connection with the financing.

Notification

We will give prompt notice to Holding Acquisition Co., and Holding Acquisition Co. will give prompt notice to us, of:

•       representations and warranties made by it contained in the merger agreement becoming untrue or inaccurate to an extent that could reasonably be expected to have a company material adverse effect; or

•       the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under the merger agreement.

Employee Benefit Plans

Holding Acquisition Co. has agreed, from the effective time through December 31, 2007, subject to certain exceptions, to either (1) maintain or cause the surviving corporation to maintain our employee benefit plans (other than those plans providing for the issuance of, or based on the value of, common shares) at the benefit levels in effect as of November 16, 2006 or (2) provide or cause the surviving corporation to provide to our employees and employees of our subsidiaries who remain employed by the surviving corporation and its subsidiaries certain benefits that, taken as a whole, are comparable in the aggregate to those provided to employees immediately prior to the effective time (including modifications disclosed to Holding Acquisition Co. or announced to participants of the employee benefit plans). Holding Acquisition Co. will also, subject to specified limitations, recognize an employee’s service with Reader’s Digest with respect to determining eligibility, vesting and benefits accrual under certain of the surviving corporation’s employee benefit plans to the extent that recognition would not result in any duplication of benefits.

Holding Acquisition Co. will further cause our 2007 annual bonus plans to be maintained through June 30, 2007. We will pay participants of the plans based on the objective formulae of the plans based on the performance of Reader’s Digest and its operating units, subject to any permitted adjustment for individual performance, without taking into account any expenses or costs related to or arising out of the merger or any non-recurring charges that could not reasonably be expected to have been incurred had the merger not occurred.

From the effective time through December 31, 2007 Holding Acquisition Co. has agreed to, and to cause the surviving corporation to, honor in accordance with their respective terms certain of our severance plans, that neither entity will cause the plans to be amended in any manner adverse to the participants and payments under the plans will not be discretionary except in the case of a termination for cause (as defined in such plans).

Holding Acquisition Co. has also agreed that, to the extent permitted under Section 409A of the Code and to the extent the merger is completed, each participant in our deferred compensation plan and deferred compensation plan for directors will have the right to elect, prior to December 31, 2006, to receive the participant’s account balance in a lump sum payment upon the later of June 30, 2007 or completion of the merger, to the extent the participant or director is not currently receiving or entitled to receive a payment in 2006 under the applicable deferred compensation plan.

Directors and Officers Indemnification

The merger agreement provides that, following completion of the merger, the surviving corporation will have the obligations in effect as of the date of the merger agreement to indemnify and hold harmless all past and present directors and officers of Reader’s Digest and its subsidiaries for acts or omissions by such directors and officers occurring prior to completion of the merger.

The merger agreement also provides that Holding Acquisition Co. will cause to be maintained, for a period of six years after completion of the merger, the current policies of directors’ and officers’ liability insurance maintained by Reader’s Digest, or policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous, with respect to claims arising from facts or events that occurred on or before completion of the merger, although the surviving corporation will not be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by Reader’s Digest for directors’ and officers’ liability insurance.

Notes Tender Offer

We have agreed to, upon receiving a written request by Holding Acquisition Co. to do so, use our reasonable best efforts to commence a tender offer for all of our outstanding 6 1/2% Senior Notes due 2011. As part of the notes tender offer, we will use our reasonable best efforts to solicit the consent of the holders of the notes to amend, eliminate or waive certain sections of the indenture governing the notes. Ours and the surviving corporation’s obligation to accept for payment the tendered notes will be subject to the conditions that:

•       the merger will have occurred (or will occur substantially concurrently with acceptance and payment);

•       the financing has been obtained; and

•       the occurrence of other conditions that may be proposed by Holding Acquisition Co.

Promptly following the expiration of the consent solicitation (assuming the requisite consent has been received from the noteholders), we will use reasonable best efforts to cause an appropriate supplemental indenture to become effective providing for the amendments of the indenture contemplated in the notes tender offer documents. The proposed amendments set forth in the supplemental indenture will not become operative until all conditions to the notes tender offer have been satisfied or waived by us and the surviving corporation accepts all notes validly tendered for purchase and payment pursuant to the notes tender offer.

If the merger agreement is terminated under certain conditions, Holding Acquisition Co. will reimburse us for our out-of-pocket expenses incurred in connection with the notes tender offer.

Conditions to the Merger

The respective obligations of the parties to effect the merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following mutual conditions:

•       the adoption of the merger agreement by the holders of common shares;

•       the expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act;

•       receipt of foreign antitrust approvals; and

•       no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger will be in effect.

The obligations of the Sponsor Entities to effect the merger are further subject to the following conditions:

•       our representations and warranties (disregarding all materiality qualifications) must be true and correct as of the date of the merger agreement and as of the closing date of the merger (except to the extent that a representation or warranty expressly speaks as of an earlier date, in which case as of that date), except where the failure of our representations and warranties to be so true and correct could not reasonably be expected to have a company material adverse effect;

•       the performance, in all material respects, by us of all of our obligations under the merger agreement required to be performed at or prior to the closing date of the merger;

•       since November 16, 2006, there has not occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a company material adverse effect;

•       the proceeds of the debt and preferred equity financing will be available (subject to no remaining conditions other than consummation of the merger) to the Sponsor Entities on terms substantially consistent with the terms set forth in the debt commitment letter (giving effect to the “flex” provisions) and preferred equity commitment letter (giving effect to the “flex” provisions) and, to the extent that any terms or conditions are not set forth in the debt and preferred equity commitment letters, on terms and conditions reasonably satisfactory to Holding Acquisition Co.;

•        this condition may not be asserted by the Sponsor Entities if the debt and preferred equity financing is unavailable due to a failure to receive the proceeds of the common equity financing; and

•       our earnings press release with respect to our second fiscal quarter ending December 31, 2006, must be issued at least 10 days prior to the closing.

Our obligation to effect the merger is further subject to the following conditions:

•       the representations and warranties made by the Sponsor Entities (disregarding all materiality qualifications) must be true and correct as of the date of the merger agreement and as of the closing date of the merger (except to the extent that a representation or warranty expressly speaks as of an earlier date, in which case as of that date), and except where the failure of representations and warranties to be so true and correct could not reasonably be expected to have a “parent material adverse effect” (defined below); and

•       the performance, in all material respects, by the Sponsor Entities of all of their obligations under the merger agreement.

A “parent material adverse effect” means a material adverse effect on (i) the ability of Holding Acquisition Co. or Acquisition Co., as the case may be, to perform its obligations under the merger agreement (including the ability of Holding Acquisition Co. and Acquisition Co. to obtain the financing) or (ii) the ability of Holding Acquisition Co. or Acquisition Co., as the case may be, to consummate the merger and the other transactions to be performed or consummated by Holding Acquisition Co. or Acquisition Co., as the case may be.

Neither Reader’s Digest nor the Sponsor Entities may rely on the failure of any of the conditions described above to be satisfied if the failure was caused by that party’s failure to use its reasonable best efforts to consummate the merger or the other transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•       by mutual written consent of the Sponsor Entities and Reader’s Digest;

•       by either Holding Acquisition Co. or Reader’s Digest, if:

•        the merger has not been consummated on or before June 30, 2007 (subject to tolling for any period before that date during which any party is subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the merger), unless the failure to consummate the merger is the result of a willful and material breach of the merger agreement by the party seeking to terminate the merger agreement;

•        any governmental entity issues an order, decree or ruling or takes any action permanently enjoining, restraining or otherwise prohibiting the merger and the order, decree, ruling or other action will have become final and nonappealable; or

•        our stockholders do not adopt the merger agreement at a meeting held for that purpose;

•       by Holding Acquisition Co., if we breach or fail to perform in any material respect any of our representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure of a closing condition and cannot or has not been cured within 45 days of Holding Acquisition Co. giving written notice to us of the breach (and Holding Acquisition Co. is not then in willful and material breach of any of its representations, warranties or covenants);

•       by Holding Acquisition Co., if:

•        our board of directors or any committee thereof withdraws or modifies, in a manner adverse to the Sponsor Entities, or publicly proposes to withdraw or modify, in a manner adverse to the Sponsor Entities, its recommendation or approval of the merger agreement or the merger, fails to recommend to our stockholders that they adopt the merger agreement or recommends or approves (or publicly proposes to recommend or approve) another company takeover proposal; or

•        we, or any of our officers, directors or employees willfully violates the no solicitation provisions of the merger agreement in any material respect or we give Holding Acquisition Co. a notice of a superior company proposal.

•       by us prior to receipt of stockholder approval, if:

•        our board of directors has received a superior company proposal;

•        in light of the superior company proposal a majority of our disinterested directors have determined in good faith, after consultation with outside counsel, that failure to withdraw or modify its recommendation of the merger and the merger agreement would be inconsistent with our board of directors’ fiduciary duties;

•        we have notified Holding Acquisition Co. of that determination;

•        at least five business days following receipt by Holding Acquisition Co. of that notice, and taking into account any revised proposal made by Holding Acquisition Co. since receipt of that notice, the superior company proposal remains a superior company proposal and a majority of our disinterested directors have again determined in good faith, after consultation with outside counsel, that failure to withdraw or modify its recommendation of the merger and the merger agreement would be inconsistent with our board of directors’ fiduciary duties;

•        we are in compliance in all material respects with the no solicitation provisions of the merger agreement,

•        we have paid the termination fee described below, and

•        our board of directors concurrently approves a definitive agreement providing for implementation of the superior company proposal.

•       by us, if either of the Sponsor Entities breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure of a closing condition and cannot or has not been cured within 45 days of our giving written notice to Holding Acquisition Co. of the breach (and we are not then in willful and material breach of any of our representations, warranties or covenants).

For purposes of the merger agreement, “superior company proposal” means any proposal made by a third party to acquire more than 50% of our equity securities or assets, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or a similar transaction that is:

•       on terms which our board of directors determines in good faith, after consultation with its outside counsel and financial advisors, to be more favorable from a financial point of view to holders of common shares than the merger, taking into account all terms and conditions of the proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by Holding Acquisition Co. in response to the proposal or otherwise); and

•       reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of the proposal.

Fees and Expenses; Liquidated Damages

Payable by Reader’s Digest

We have agreed to pay to Holding Acquisition Co. a termination fee of $25 million, plus up to $5 million in Holding Acquisition Co. expenses in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement, if:

•       the merger agreement is terminated by Holding Acquisition Co. because:

•        our board of directors or any committee thereof withdraws or modifies, in a manner adverse to the Sponsor Entities, or publicly proposes to withdraw or modify, in a manner adverse to the Sponsor Entities, its recommendation or approval of the merger agreement or the merger, fails to recommend to our stockholders that they adopt the merger agreement or recommends or approves another company takeover proposal; or

•        we, or any of our officers, directors or employees willfully violates the no solicitation provisions of the merger agreement in any material respect or we give Holding Acquisition Co. a notice of a superior company proposal;

•       (1) after November 16, 2006 and prior to termination of the merger agreement, any person makes a company takeover proposal or amends a company takeover proposal made on or before November 16, 2006, (2) the merger agreement is terminated either (a) because the merger is not completed prior to June 30, 2007 (and prior to the termination we have breached or failed to perform in any material respect any of our representations, warranties, covenants or agreements set forth in the merger agreement) or (b) because stockholder approval is not obtained (but only if a company takeover proposal for 40% of our equity securities or consolidated total assets has been made or amended, and publicly known, at or prior to our stockholders meeting) or the merger agreement is terminated by Holding Acquisition Co. because we breach or fail to perform in any material respect any of our representations, warranties or covenants contained in the merger agreement and (3) within 12 months after the date of termination we enter into a definitive agreement to consummate, or consummate, the transactions contemplated by a company takeover proposal; or

•       we terminate the merger agreement prior its adoption by our stockholders to accept a superior company proposal.

We have also agreed to pay to the Sponsor Entities up to $5 million in expenses in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement if the merger agreement is terminated by either party because our stockholders do not adopt the merger agreement at the special meeting or if Holding Acquisition Co. terminates the merger agreement because we breach or fail to perform in any material respect any of our representations, warranties or covenants contained in the merger agreement.

We are not required to pay these amounts more than once.

Payable by the Sponsor Entities

Holding Acquisition Co. has agreed to pay us liquidated damages of $25 million, plus up to $5 million in our expenses, if we terminate the merger agreement, at a time when all the mutual conditions (other than stockholders approval) and all conditions to the obligations of the Sponsor Entities (other than the availability of the debt and preferred equity financing) to close the merger have been satisfied, because the Sponsor Entities breach or fail to perform in any material respect any of their representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure of a closing condition and cannot be or has not been cured within 45 days of our giving written notice to Holding Acquisition Co. of the breach.

The parties have agreed that these liquidated damages (and the right to require Ripplewood Partners II, L.P. to pay the liquidated damages amount under the damages contribution agreement) are the sole and exclusive remedy of Reader’s Digest and all of its subsidiaries, affiliates and security holders in respect of any liabilities or obligations arising under or in connection with the merger agreement and the transactions contemplated by the merger agreement. Reader’s Digest has no right of recovery against, and no personal liability will attach to, the former, current or future security holders, directors, officers, employees, agents, representatives, affiliates, members, managers, general or limited partners or assignees of the Sponsor Entities or Ripplewood Partners II, L.P. or any former, current or future security holders, directors, officers, employees, agents, representatives, affiliates, members, managers, general or limited partners or assignees of any of the foregoing (the “Sponsor Affiliates”).

The aggregate liability of the Sponsor Entities, Ripplewood Partners II, L.P. and the Sponsor Affiliates arising under or in connection with the merger agreement and the transactions contemplated by the merger agreement will be capped at $30 million.

We may not specifically enforce the merger agreement and we have no third party beneficiary rights to enforce the common equity commitment letters.

Damages Contribution Agreement

Ripplewood Partners II, L.P. and Reader’s Digest have entered into a damages contribution agreement. Under the agreement Ripplewood Partners II, L.P. will pay the obligations of Holding Acquisition Co. arising under, or in connection with, the merger agreement, including the payment of the liquidated damages, up to the maximum aggregate liability of $25 million, plus an amount equal to our expenses related to the merger up to $5 million. The agreement requires Ripplewood Partners II, L.P. to pay these amounts directly to us instead, if we so request. The damages contribution agreement contains the same limitations on liability of the Sponsor Entities, Ripplewood Partners II, L.P. and the Sponsor Affiliates as described above in the immediately preceding paragraphs.

Amendment and Waiver

The merger agreement may be amended by the written agreement of Reader’s Digest and the Sponsor Entities at any time before or after its adoption by our stockholders, provided that after the merger agreement has been adopted by our stockholders, there will be no amendment that by law would require the further approval of our stockholders without the approval having been obtained.

The merger agreement also provides that, at any time prior to the effective time of the merger, the parties may, by written agreement:

•       extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•       waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•       waive compliance with any of the agreements or conditions contained in the merger agreement, provided that after the merger agreement has been adopted by our stockholders, there will be no waiver that by law would require the further approval of our stockholders without the approval having been obtained.

RIGHTS OF STOCKHOLDERS TO SEEK APPRAISAL

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of common shares and holders of preferred shares who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to stockholders concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting. In the case of stockholders holding shares with voting rights, this written demand for appraisal of shares must be in addition to and separate from a vote “AGAINST” the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the merger. Any proxy or vote “AGAINST” the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at Reader’s Digest Road, Pleasantville, NY 10570-7000, Attention: General Counsel. The written demand for appraisal should specify the stockholder’s name, and that the stockholder is thereby demanding appraisal of his, her or its shares. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 will be entitled to receive from us, upon written demand, a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares owned by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold shares represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration holders of common shares would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 45.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex D to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, Reader’s Digest stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICES OF OUR COMMON SHARES

Our common shares are listed on the NYSE under the trading symbol “RDA.” The following table sets forth the high and low sales prices per common share on the NYSE for the periods indicated.

	High	Low
Fiscal Year Ended June 30, 2005
First Quarter	$16.07	$12.50
Second Quarter	15.90	13.15
Third Quarter	17.83	13.75
Fourth Quarter	18.00	16.34
Fiscal Year Ended June 30, 2006
First Quarter	17.31	14.88
Second Quarter	16.18	13.84
Third Quarter	16.30	14.33
Fourth Quarter	15.25	13.13
Fiscal Year Ending June 30, 2007
First Quarter	14.04	11.96
Second Quarter (through December , 2006)

The closing sale price of our common shares on the NYSE on November 15, 2006, which was the last trading day before we announced the merger, was $15.51. On                 , 2006, the last trading day before the date of this proxy statement, the closing price of our common shares on the NYSE was $       . You are encouraged to obtain current market quotations for our common shares in connection with voting your common shares.

As of         , 2006, the last trading day before the date of this proxy statement, there were       registered holders of our common shares.

The following table sets forth dividends announced and paid in respect of our common shares, on a per share basis, for the periods indicated.

Dividends per Common Share
Fiscal Year Ended June 30, 2005
First Quarter	$0.05
Second Quarter	0.05
Third Quarter	0.10
Fourth Quarter	0.10
Fiscal Year Ended June 30, 2006
First Quarter	$0.10
Second Quarter	0.10
Third Quarter	0.10
Fourth Quarter	0.10
Fiscal Year Ending June 30, 2007
First Quarter	$0.10
Second Quarter	0.10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table summarizes information regarding the beneficial ownership of common shares, the only class of voting securities of Reader’s Digest outstanding, as of November 27, 2006. The stockholders identified below are the only holders of common shares we know that beneficially own more than five percent of the outstanding common shares. The information shown below is based on information reported by those stockholders on Schedules 13D or 13G filed with the SEC.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class
FMR Corp.	12,253,473	12.8%
82 Devonshire Street
Boston, MA 02109
The TCW Group, Inc., on behalf of the TCW Business Unit	8,842,838	9.2%
865 South Figueroa Street
Los Angeles, CA 90017
Highfields Capital Management LP	6,297,731	6.6%
200 Clarendon Street, 51st Floor
Boston, MA 02117(1)
Wells Fargo & Company	4,957,478	5.1%
420 Montgomery Street
San Francisco, CA 94104
Glenhill Advisors, LLC	4,816,670	5.0%
598 Madison Avenue, 12th Floor
New York, NY 10022

(1)          May be deemed to have sole voting and dispositive power over the shares listed, but has disclaimed beneficial ownership of all such shares.

Directors and Executive Officers

The following table shows, as to the directors, the named executive officers and the directors and executive officers of Reader’s Digest as a group, the equity securities of Reader’s Digest that were beneficially owned by them as of November 27, 2006 (except as otherwise noted below).

Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned
Thomas O. Ryder	3,027,386	(2)(3)
Eric W. Schrier	468,357	(2)
Jonathan B. Bulkeley	14,750	(4)
Herman Cain	24,250	(4)
Lee Caudill	7,950	(4)
Walter Isaacson	16,400	(4)
William E. Mayer	32,900	(4)
John T. Reid	7,950	(4)
Lawrence R. Ricciardi	29,750	(4)
William J. White	30,550	(4)
Ed Zschau	28,450	(4)
Thomas D. Gardner	409,092	(2)
Michael S. Geltzeiler	200,264	(2)
Gary S. Rich	407,763	(2)
Michael A. Brizel	186,639	(2)
Michael A. Brennan	207,441	(2)
Albert L. Perruzza	298,570	(2)
All current directors and executive officers as a group (18 persons)	5,261,009	(2)(3)(4)

(1)          “Beneficial ownership” has been determined in accordance with Rule 13d-3 under the Exchange Act. Each director or officer had sole voting and investment power over the shares shown, except as noted below. The shares beneficially owned by Mr. Ryder equaled 3.18% of the total outstanding common shares. The shares beneficially owned by each other director or executive officer equaled less than 1% of the total outstanding common shares. The shares beneficially owned by all directors and executive officers as a group equaled 5.53% of the total outstanding common shares.

(2)          Includes common shares underlying stock options (exercisable presently or within 60 days) as follows: Mr. Ryder, 2,376,000; Mr. Schrier, 356,350; Mr. Gardner, 309,575; Mr. Geltzeiler, 133,400; Mr. Rich, 318,350; Mr. Brizel, 141,375; Mr. Brennan, 165,925; Mr. Perruzza, 226,600; and all directors and executive officers, 3,918,775. Includes restricted shares of Reader’s Digest common shares as follows: Mr. Ryder, 71,666; Mr. Schrier, 26,666; Mr. Gardner, 21,666; Mr. Geltzeiler, 15,000; Mr. Rich, 20,000; Mr. Brizel, 8,667; Mr. Brennan, 10,333; Mr. Perruzza, 11,666; and all directors and executive officers, 188,064.

(3)          Includes 470,000 shares underlying options held by The Thomas O. Ryder 1998 Family Trusts.

(4)          Includes shares of deferred stock as follows: 12,850 shares for Messrs. Bulkeley, Cain, Ricciardi, and Zschau, 11,350 shares for Mr. Isaacson, 13,350 shares for Mr. Mayer, 10,750 shares for Mr. White, 6,950 shares for Ms. Caudill and 5,200 shares for Mr. Reid.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. Pursuant to SEC rules, proposals of stockholders intended to be submitted pursuant to Rule 14a-8 at our 2007 annual meeting of stockholders must be received by the corporate secretary of Reader’s Digest at its principal executive offices on or before June 8, 2007 to be eligible for inclusion in Reader’s Digest’s notice of meeting, proxy statement and accompanying proxy card for that meeting.

In addition, Reader’s Digest’s by-laws (as they may be in effect from time to time) specify procedures for business and nominations to be brought before an annual meeting of stockholders. The business must be a proper matter for stockholder action. A stockholder must give written notice to the corporate secretary of Reader’s Digest at our principal executive offices not later than the close of business on the 60th day or earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting. If, however, the date of the current year’s annual meeting is more than 30 days before or more than 60 days after that anniversary date, the notice must be delivered not earlier than the close of business on the 90th day prior to the current year’s annual meeting and not later than the close of business on the later of the 60th day prior to the current year’s annual meeting or the 10th day following the day on which Reader’s Digest publicly announces the date of the current year’s annual meeting.

With respect to any stockholder nomination, the notice must set forth all information relating to the nominee that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules thereunder. With respect to any stockholder proposal of business, the notice must state a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in that business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made. As to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the notice must also state (1) the name and address of the stockholder, as they appear on Reader’s Digest’s books, and of the beneficial owner and (2) the class and number of shares of Reader’s Digest that are owned beneficially and of record by the stockholder and the beneficial owner. The public announcement of an adjournment of an annual meeting will not commence a new time period for giving notice.

Business will be conducted at a meeting of stockholders only if it has been brought before the meeting in accordance with the foregoing procedures as specified in the by-laws. Except as otherwise provided by law, our certificate of incorporation or the by-laws, the chairman of a meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in the by-laws and, if any proposed nomination or business is not in compliance with the by-laws, to declare that such defective proposal or nomination will be disregarded. A stockholder must also comply with all applicable requirements of the Exchange Act, and the rules and regulations under that Act with respect to the matters set forth in the by-laws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

We incorporate by reference into this proxy statement any Current Reports on Form 8-K filed by us pursuant to the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information.

Information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at The Reader’s Digest Association, Inc., Reader’s Digest Road, Pleasantville, New York 10570, Attention: Investor Relations Department, Telephone: (914) 244-5425 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated            , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of November 16, 2006,

Among

DOCTOR ACQUISITION HOLDING CO.,

DOCTOR ACQUISITION CO.

and

THE READER’S DIGEST ASSOCIATION, INC.

TABLE OF CONTENTS (Continued)

EXHIBIT A—Surviving Corporation Articles of Incorporation

INDEX OF DEFINED TERMS

Defined Term	Location
“Affiliate”	9.03(a)
“Alternative Equity Financing”	6.03
“Antitrust Laws”	3.05(b)
“Appraisal Shares”	2.01(d)
“Bonus Plans”	6.05(c)
“Bridge Date”	6.03(a)
“Cashout Fair Market Value”	6.04(a)(i)
“Certificate of Merger”	1.03
“Certificates”	2.02(b)
“Closing”	1.02
“Closing Date”	1.02
“Code”	3.09(h)
“Commitment Letters”	4.07(b)
“Commonly Controlled Entity”	3.11(c)
“Company”	Preamble
“Company 401(k) Plan	6.04(f)
“Company Benefit Agreements”	3.08(b)(vii)
“Company Benefit Plans”	3.08(b)(vii)
“Company Board”	3.04(b)
“Company By-laws	3.01
“Company Capital Stock”	3.03(a)
“Company Charter”	3.01
“Company Common Stock”	Recitals
“Company Deferred Share”	6.04(f)
“Company Disclosure Letter”	Article III
“Company Multiemployer Pension Plan”	3.11(c)
“Company Intellectual Property”	3.17(i)(2)
“Company First Preferred Stock”	3.03(a)
“Company Material Adverse Effect”	9.03(b)
“Company Pension Plan”	3.08(b)(vii)
“Company Performance Unit”	6.04(f)
“Company Preference Stock”	3.03(a)
“Company Preferred Stock”	3.03(a)
“Company Restricted Share”	6.04(f)
“Company Restricted Stock Unit”	6.04(f)
“Company SAR”	6.04(f)
“Company SAR Merger Consideration”	6.04(f)
“Company SEC Documents”	3.06(b)
“Company Second Preferred Stock”	3.03(a)
“Company Stock-Based Awards”	3.03(a)
“Company Stock Option”	6.04(f)
“Company Stock Plans”	6.04(f)
“Company Stockholder Approval”	3.04(c)
“Company Stockholders Meeting”	6.01(b)
“Company Stock Unit”	6.04
“Company Subsidiary”	9.03(c)
“Company Takeover Proposal”	5.02(e)

“Company Third Subordinated Preferred Stock”	3.03(a)
“Confidentiality Agreement”	5.01(d)
“Consent”	3.05(b)
“Constituent Documents”	6.06(a)
“Contract”	3.05(a)
“Damages Contribution Agreement”	6.07(d)
“D&O”	3.08(b)(iii)
“Debt Commitment Letters”	4.07(a)
“Debt Financing”	4.07(a)
“DGCL”	1.01
“Director Deferred Shares”	6.04(a)(vi)
“Disqualified Individual”	3.11(e)
“Effective Time”	1.03
“Employee”	3.08(b)(vii)
“Environmental Claim”	3.16(h)(1)
“Environmental Laws”	3.16(h)(2)
“Environmental Permits”	3.16(b)
“Equity Commitment Letters”	4.07(b)
“Equity Financing”	4.07(b)
“Equity Investors”	4.07(b)
“ERISA”	3.08(b)(vii)
“ESPPs”	6.04(f)
“Exchange Act”	3.03(b)
“Exchange Fund”	2.02(a)
“Fee Letter”	6.03(a)
“Filed Company SEC Documents”	3.06(c)
“Financing”	4.07(b)
“Flex Provisions”	6.03(a)
“GAAP”	3.06(b)
“Goldman”	3.18
“Governmental Entity”	3.05(b)
“Hazardous Materials”	3.16(h)(3)
“HSR Act”	3.05(b)
“Indenture”	6.13(a)
“Intellectual Property”	3.17(i)(1)
“Judgment”	3.05(a)
“Knowledge”	9.03(d)
“Law”	3.05(a)
“Lenders”	4.07(a)
“Liens”	3.02(a)
“Loss Payor”	6.07(d)
“Loss Payor Affiliates”	6.07(d)
“Material Company Benefit Agreement”	3.08(b)(vii)
“Material Company Benefit Plan”	3.08(b)(vii)
“Material Company Pension Plan”	3.08(b)(vii)
“Material Company Subsidiary”	9.03(e)
“Material Non-U.S. Benefit Plans”	3.11(i)
“Maximum Premium”	6.06(b)
“Merger”	Recitals

“Merger Consideration”	2.01(c)(1)
“New Plans”	6.05(b)
“Noteholders”	6.13(c)
“Notes”	6.13(a)
“Notes Consents”	6.13(a)
“Notes Offer to Purchase”	6.13(a)
“Notes Tender Offer”	6.13(a)
“Notes Tender Offer Documents”	6.13(c)
“NYSE”	6.04(a)
“Old Plans”	6.05(b)
“Option Merger Consideration”	6.04(a)(i)
“Parent”	Preamble
“Parent Disclosure Letter”	Article IV
“Parent Expenses”	6.07(c)
“Parent Material Adverse Effect”	9.03(f)
“Participant”	3.08(b)(vii)
“Paying Agent”	2.02(a)
“Permits”	3.13
“Person”	9.03(g)
“Proxy Statement”	3.05(b)
“Release”	3.16(h)(4)
“Representatives”	5.02(a)
“SAYE”	6.04
“SAYE Option”	6.04
“SOX”	3.06(d)
“SEC”	3.06(b)
“Section 262”	2.01(d)
“Securities Act”	3.06(b)
“Severance Plans”	6.05(d)
“Sub”	Preamble
“Subsidiary”	9.03(h)
“Superior Company Proposal”	5.02(e)
“Supplemental Indenture”	6.13(d)
“Surviving Corporation”	1.01
“Tax Return”	3.09(a)
“Taxes”	3.09(a)
“Taxing Authority”	3.09(a)
“TIA”	6.13(b)
“Transactions”	1.01
“Transfer Taxes”	6.09(a)
“U.K. SIP”	6.04(f)
“U.K. SIP Shares”	6.04(f)
“Voting Company Debt”	3.03(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of November 16, 2006, among DOCTOR ACQUISITION HOLDING CO., a Delaware corporation (“Parent”), DOCTOR ACQUISITION CO., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and THE READER’S DIGEST ASSOCIATION, INC., a Delaware corporation (the “Company”).

RECITALS

A.         The respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

B.         The respective Boards of Directors of Sub and the Company have approved and declared the advisability of this Agreement and the merger (the “Merger”) of Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) not owned by Parent, Sub or the Company will be converted into the right to receive $17.00 in cash, and Parent, as the sole stockholder of Sub, will adopt this Agreement as soon as reasonably practicable following its execution; and

C.         Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

I. The Merger

1.01.   The Merger.   On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub will merge with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”). At the election of Parent, any direct or indirect wholly owned Subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties will execute an appropriate amendment to this Agreement in order to reflect the foregoing. The Merger, the payment of cash in connection with the Merger and the other transactions contemplated by this Agreement (including the Financing) are referred to herein as the “Transactions”.

1.02.   Closing.   The closing (the “Closing”) of the Merger will take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as may be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.03.   Effective Time.   Prior to the Closing, Parent will prepare, and on the Closing Date or as soon as practicable thereafter the Surviving Corporation will file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such subsequent time as Parent and the Company may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.04.   Effects.   The Merger will have the effects set forth in Section 259 of the DGCL.

1.05.   Certificate of Incorporation and By-laws.   (a)  The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, such certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)        The By-laws of Sub, as in effect immediately prior to the Effective Time, will become the By-laws of the Surviving Corporation at the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

1.06.   Directors.   The directors of Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.07.   Officers.   The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

II. Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates

2.01.   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Sub:

(a)        Capital Stock of Sub.   Each issued and outstanding share of capital stock of Sub will be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

(b)        Cancellation of Treasury Stock and Parent Owned Stock.   Each share of Company Common Stock that is owned by the Company, Parent or Sub will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor.

(c)        Conversion of Company Common Stock.   (1)  Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Common Stock (including Company Restricted Shares as provided in Section 6.04(a)(v)) will be converted into the right to receive $17.00 in cash (the “Merger Consideration”).

(2)        As of the Effective Time, all such shares of Company Common Stock and all Appraisal Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate theretofore representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest, and except as otherwise provided with respect to unpaid dividends and other distributions in Section 2.02(c) and, in the case of Appraisal Shares, subject to Section 2.01(d).

(3)        Each issued and outstanding share of Company First Preferred Stock will remain issued and outstanding as one share of first preferred stock, par value $1.00 per share, of the Surviving Corporation. Each issued and outstanding share of Company Second Preferred Stock will remain outstanding as one share of second preferred stock, par value $1.00 per share, of the Surviving Corporation. Each issued and outstanding share of Company Third Subordinated Preferred Stock will remain outstanding as one share of third subordinated preferred stock, par value $1.00 per share, of the Surviving Corporation.

(d)        Appraisal Rights.   Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies with, Section 262 of the DGCL (“Section 262”) will not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares will be entitled to the rights provided for under Section 262; provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262, then such holder’s Appraisal Shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c) and unpaid dividends and other distributions as provided in Section 2.02(c). The Company will serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock or Company Preferred Stock, and Parent will have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, without the prior  written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.02.   Exchange of Certificates.   (a)  Paying Agent.   Prior to the Effective Time, Parent will select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent will take all steps necessary to enable, and will cause, the Surviving Corporation to provide to the Paying Agent, concurrently with the Closing, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b)        Exchange Procedure.   As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01 (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be paid promptly in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate has been converted pursuant to Section 2.01, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment pays any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establishes to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Subject to Section 2.01(d) and except as otherwise provided with respect to unpaid dividends and other distributions in Section 2.02(c), until surrendered as contemplated by this Section 2.02, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest will be paid or accrue on the cash payable upon surrender of any Certificate.

(c)        No Further Ownership Rights in Company Common Stock.   The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they will be canceled and exchanged as provided in this Article II.

(d)        Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time will be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II may thereafter look only to Parent and/or the Surviving Corporation for payment of its claim for Merger Consideration.

(e)        No Liability.   None of Parent, Sub, the Company or the Paying Agent will be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise irrevocably escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)         Investment of Exchange Fund.   The Paying Agent will invest any cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof; provided, that, in any such case, no such instrument will have a maturity exceeding three months from the date of the investment therein. Any interest and other income resulting from such investments will be paid to Parent.

(g)        Withholding Rights.   Parent, the Surviving Corporation or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of applicable Federal, state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

(h)        Lost Certificates.   If any Certificate is lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

III. Representations and Warranties of the Company

The Company represents and warrants to Parent and Sub that, except as set forth (1) in the disclosure letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”) (which Company Disclosure Letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Letter relates; provided, however, that any information set forth in one Section of the Company Disclosure Letter will be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) or (2) in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, filed with the SEC on August 21, 2006, the Company’s Current Reports on Forms 8-K filed with the SEC on October 4, 2006 and October 5, 2006, the Company’s proxy statement on Schedule 14A filed with the SEC on September 29, 2006, the Company’s Registration Statement on Form S-8 filed with the SEC on August 21, 2006, and post-effective amendment thereto dated August 22, 2006, but excluding in each case under this clause (2) any risk factor disclosures or other cautionary, predictive and forward looking disclosures contained in any such document under the heading “Risk Factors” or “Forward Looking Statements” or under any other heading:

3.01.   Organization, Standing and Power.   Each of the Company and each Material Company Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and (b) has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and the failure to so qualify could reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the restated certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), the amended and restated by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Material Company Subsidiary, in each case as amended to the date of this Agreement.

3.02.   Company Subsidiaries; Equity Interests.   (a)  All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b)        Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3.03.   Capital Structure.   (a)  The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, 25,000,000 shares of preference stock, par value $.01 per share (“Company Preference Stock”), 40,000 shares of preferred stock, par value $1.00 per share (“Company First Preferred Stock”), 120,000 shares of second preferred stock, par value $1.00 per share (“Company Second Preferred Stock”), and 230,000 shares of third subordinated preferred stock, par value $1.00 per share

(“Company Third Subordinated Preferred Stock” and, together with the First Preferred Stock and Second Preferred Stock, the “Company Preferred Stock”; the Company Preferred Stock, together with the Company Preference Stock and the Company Common Stock, the “Company Capital Stock”). No shares of Company Preference Stock, 29,720 shares of  Company First Preferred Stock, 103,720 shares of Company Second Preferred Stock and 155,022 shares of Company Third Subordinated Preferred Stock are issued and outstanding. At the close of business on November 10, 2006, (i) 94,985,880 shares of Company Common Stock (including 709,106 Company Restricted Shares and 19,496 U.K. SIP Shares) were issued and outstanding, (ii) 50,936,182 shares of Company Common Stock were held by the Company in its treasury, (iii) 13,251,489 shares of Company Common Stock were subject to outstanding Company Stock Options and 3,234,178 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and (iv) 265,722 shares of Company Common Stock were subject to outstanding awards of Company Deferred Shares. At the close of business on November 10, 2006, (i) 242,100 Company Restricted Stock Units, 4,000 Company SARs and 2,119,722 Company Performance Units, each of which is required to be settled in cash, were outstanding (the Company Stock Options, Company Restricted Shares, Company Deferred Shares, Company Restricted Stock Units, Company SARs and Company Performance Units collectively, the “Company Stock-Based Awards”). At the close of business on November 10, 2006, there were outstanding rights to purchase 26,955 shares of Company Common Stock under the ESPP based on payroll deductions to date and projected to December 31, 2006 and (assuming the fair market value per share of Company Common Stock on the last day of the then current offering period in effect under each ESPP will be equal to the Merger Consideration). At the close of business on November 10, 2006, there were outstanding rights to purchase 28,000 shares of Company Common Stock under the SAYE. Except as set forth above, at the close of business on November 10, 2006, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. During the period from November 10, 2006 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on November 10, 2006 as required by their terms as in effect on the date of such issuance and (y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other voting securities of the Company. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Capital Stock may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, restricted shares, restricted stock units, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, other stock-based rights, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company

Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

(b)        Section 3.03(b) of the Company Disclosure Letter sets forth a complete and correct list of all outstanding Company Stock-Based Awards, the number of shares of Company Common Stock subject to each Company Stock-Based Award, the grant and issuance dates, exercise or base prices (if any), expiration dates, repurchase prices (if any) and vesting schedule of each such Company Stock-Based Award. Except as could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole, each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange, the per share exercise price of each Company Stock Option was equal to the fair market value (as such term is defined in the applicable Company Stock Plan) of a share of Company Common Stock on the applicable grant date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(c)        All Company Stock-Based Awards may, by their terms, be treated in connection with the Merger as set forth in Section 6.04.

3.04.   Authority Execution and Delivery Enforceability.   (a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other Transactions to be performed or consummated by the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)        The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions to be performed or consummated by the Company, (ii) determining that the terms of the Merger and the other Transactions to be performed or consummated by the Company are fair to and in the best interests of the Company and its stockholders, (iii) directing that this Agreement be submitted to a vote at the Company Stockholders Meeting, (iv) recommending that the Company’s stockholders adopt this Agreement and (v) declaring the advisability of this Agreement. Assuming that the representation set forth in the second sentence of Section 4.02(c) is correct, such resolutions of the Company Board are sufficient to render inapplicable to Parent and Sub and this Agreement, the Merger and the other Transactions the restrictions on “business combinations” contained in Section 203 of the DGCL. To the Company’s Knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

(c)        Assuming that the representation set forth in the second sentence of Section 4.02 (c) is correct, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”). Other than the Company Stockholder Approval, no vote of holders of Company Capital Stock is necessary to consummate any Transactions other than the Merger.

3.05.   No Conflicts; Consents.   (a)  The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without the lapse of time or the giving of notice, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(b)        No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) any additional Consents and filings under any foreign antitrust, competition, premerger notification or trade regulation law, regulation or order (“Antitrust Laws”), (iii) the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”) and (B) such reports under, or other applicable requirements of, the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) such filings as may be required in connection with the Taxes described in Section 6.09, (vi) filings under any applicable state takeover Law and (vii) such other items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

3.06.   SEC Documents; Undisclosed Liabilities.   (a)  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since June 30, 2004 pursuant to Sections 13(a) and 15(d) of the Exchange Act.

(b)        As of its respective date, each report, form, schedule or definitive proxy statement filed (as opposed to furnished) since June 30, 2004 by the Company with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Company SEC Documents”) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not as of its respective date contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded, including with updated information, by a later filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)        Other than liabilities or obligations set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto in the most recent consolidated financial statements of the Company included in any Company SEC Document filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) or incurred since June 30, 2006 in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto and that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(d)        Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents and the statements contained in such certifications are complete and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” will have the meanings ascribed to such terms in SOX. None of the Company or any of its Subsidiaries has outstanding, or has since the effective date of Section 402 of SOX arranged any outstanding, “extensions of credit” to or for directors or executive officers of the Company in violation of Section 402 of SOX.

(e)        The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that receipts and expenditures are made only in accordance with the authorizations of management and directors and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(f)         The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the

Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g)        From the effective date of SOX applicable to the Company through the date of this Agreement, the Company has not received any written notification of any (A) “significant deficiency” or (B) “material weakness” in the Company’s internal controls over financial reporting. To the Knowledge of the Company, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(h)        None of the Company Subsidiaries is, or at any time since June 30, 2004 has been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(i)         To the Knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that, as of the date of this Agreement, has been adopted by the SEC, the Financial Accounting Standards Board or the Emerging Issues Task Force that is not in effect as of the date of this Agreement but that, if implemented, could reasonably be expected to have a Company Material Adverse Effect.

(j)         Since their respective applicable effective dates, the Company has been in compliance with the applicable requirements of SOX, in each case as in effect from time to time, except as could not reasonably be expected to have a Company Material Adverse Effect.

3.07.   Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference therein.

3.08.   Absence of Certain Changes or Events.   (a)  Since June 30, 2006 to the date of this Agreement, there has not been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(b)        Since June 30, 2006 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(i)         any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock, other than (1) regular quarterly cash dividends with respect to the Company Capital Stock, not in excess of $0.10 per share, with usual declaration, record and payment dates and in accordance with the Company’s past dividend policy and (2) regular stated cash dividends with respect to Company Preferred Stock, in accordance with the terms of the Company Preferred Stock;

(ii)       any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(iii)      (A) any granting by the Company or any Company Subsidiary (1) to any current or former employee that, when aggregated with grants of Company Stock-Based Awards not disclosed on Section 3.08(b)(iii)(A) of the Company Disclosure Letter to all other current or former employees (other than grants required by applicable Law), results in a material liability of the Company and the Company Subsidiaries, taken as a whole or (2) to any current director or any current executive officer of the Company and any employee identified on Section 3.08(b)(iii)(A)—Exhibit A of the Company Disclosure Letter (each, a “D&O”) and any former director and any former executive officer who held a position described on Section 3.08(b)(iii)(A)—Exhibit A of the Company Disclosure Letter, of any loan or any increase in any type of compensation, benefits, perquisites, fringe benefits or any bonus or award, except for grants of normal cash bonus opportunities and normal increases of cash compensation (including compensation in connection with new hires), in each case in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of June 30, 2006, (B) any payment of any bonus to any D&O, except for bonuses paid in the ordinary course of business consistent with past practice, (C) any granting by the Company or any Company Subsidiary to any D&O of any severance, change in control, termination or similar compensation, pay or benefits or increases therein, or of the right to receive any severance, change in control, termination or similar compensation, pay or benefits or increases therein, except (x) as was required under any employment, severance or termination agreements in effect as of June 30, 2006, (y) in the ordinary course of business consistent with past practice in connection with new hires to Persons who are not D&Os and to the extent not resulting in a material liability of the Company and the Company Subsidiaries, taken as a whole, and (z) in the ordinary course of business consistent with past practice in connection with promotions made in the ordinary course of business consistent with past practice to Persons who are not D&Os and to the extent not resulting in a material liability of the Company and the Company Subsidiaries, taken as a whole, (D) any entry by the Company or any Company Subsidiary into, or any material amendment or termination of, any Material Company Benefit Agreement or Material Company Benefit Plans, (E) the taking of any action to secure the payment of compensation or benefits under any Material Company Benefit Plan or Material Company Benefit Agreement other than in the ordinary course of business consistent with past practice or (F) the taking of any action to accelerate any rights or benefits, including vesting and payment, or make any material determinations, under any Material Company Benefit Plan or Material Company Benefit Agreement;

(iv)       any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect;

(v)        any change in accounting methods, principles or practices by the Company and its consolidated Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law;

(vi)       any material elections with respect to Taxes by the Company or any Company Subsidiary, any change in any material method of accounting for Tax purposes by the Company or any Company Subsidiary or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; or

(vii)     any revaluation by the Company or any Company Subsidiary of any of the assets of the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole.

(c)        As used in this Agreement:

(i)         “Company Benefit Plans” means all collective bargaining agreements and bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option, “phantom” stock, “phantom” stock rights, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, change in control, retention, severance, disability, death benefit, hospitalization, medical and other welfare benefits and other plans, programs, arrangements and understandings, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding), maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary, in each case providing benefits to any Participant and whether or not subject to U.S. Law.

(ii)       “Company Benefit Agreements” means all (A) employment, deferred compensation, severance, change in control, termination, employee benefit, loan (other than Participant loans under any Material Company Pension Plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code), indemnification, retention, stock repurchase, stock option, consulting and similar agreements, commitments and obligations between the Company or any Company Subsidiary, on the one hand, and any Employee, on the other hand, (B) agreements between the Company or any Company Subsidiary, on the one hand, and any Employee, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of transactions involving the Company or any Company Subsidiary of the nature contemplated by this Agreement and (C) trust or insurance Contracts and other agreements to fund or otherwise secure payment of any compensation or benefits to be provided to any Employee.

(iii)      “Company Pension Plan” means any Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA.

(iv)       “Employee” means any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary.

(v)        “Material Company Benefit Agreement” means any Company Benefit Agreement material to the Company and the Company Subsidiaries, taken as a whole.

(vi)       “Material Company Benefit Plan” means any Company Benefit Plan material to the Company and Company Subsidiaries, taken as a whole.

(vii)     “Material Company Pension Plan” means any Company Pension Plan material to the Company and Company Subsidiaries, taken as a whole.

(viii)    “Participant” means, with respect to any Company Benefit Plan, any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary who is eligible to participate in such Company Benefit Plan.

3.09.   Taxes.   (a) As used in this Agreement:

“Taxes” means all (i) Federal, state, local and foreign taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or a transferee or successor; and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Taxing Authority” means any Federal, state, local or foreign governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.

“Tax Return” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

(b)        The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary in the manner prescribed by applicable Law and all such Tax Returns are complete and correct except to the extent that any failure to file or any inaccuracies in any filed Tax Return, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has timely paid (or the Company has paid on each such Company Subsidiary’s behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes) for all Taxes payable by the Company and each Company Subsidiary for all taxable periods and portions thereof through the date of such financial statement, in each case except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(c)        Neither the Company nor any Company Subsidiary has joined for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return, other than Tax Returns for the affiliated, aggregate, consolidated, combined or unitary group of which the Company is the common parent.

(d)        No Tax Return of the Company or any Company Subsidiary is under audit or examination by any Taxing Authority, and no written notice or, to the Knowledge of the Company, unwritten notice of such an audit or examination has been received by the Company or any Company Subsidiary except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any Company Subsidiary except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Federal income Tax Returns of the Company and each Company Subsidiary have been examined by the Internal Revenue Service or the relevant statute of limitations has closed for all years through 2000.

(e)        There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Company Subsidiary.

(f)         No material Liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except for statutory liens for Taxes not yet due.

(g)        Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority), other than any such agreements (1) among the Company and the Company Subsidiaries or (2) that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(h)        Except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Internal Revenue Code of 1986, as amended (the “Code”) or similar provisions under any Federal, state, local or foreign Laws) and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Law.

(i)         Within the two-year period ending on the Closing Date, neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(j)         No claim that has not been resolved has ever been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that it is, or may be, subject to an amount of Tax by that jurisdiction that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(k)        No “ownership change” (as described in Section 382(g) of the Code) has occurred with respect to the Company or any Company Subsidiary that is a “loss corporation” as described in Section 382(k) of the Code that has had the effect of limiting the use of “pre-change tax losses” (as described in Section 382(d) of the Code) of the Company or any Company Subsidiary following the Effective Time.

(l)         Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m)      Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law, or any other change in method of accounting.

(n)        Neither the Company nor any Company Subsidiary has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4.

3.10.   Absence of Changes in Benefit Plans.   From July 1, 2006 to the date of this Agreement, neither the Company nor any Company Subsidiary has terminated, adopted, amended, modified or agreed to terminate, adopt, amend or modify (or announced an intention to terminate, adopt, amend or modify), in any material respect, any Material Company Benefit Plan, including without limitation any change, in any material respect, with respect to a Material Company Pension Plan in any actuarial or other assumption used to calculate funding obligations or in the manner in which contributions are made or the basis on which such contributions are determined. No actuarial valuation has been commissioned nor a decision to commission an actuarial valuation has been made with respect to the Pension Scheme (U.K.).

3.11.   ERISA Compliance; Excess Parachute Payments.   (a) Section 3.11 of the Company Disclosure Letter contains a complete and correct list of each Material Company Benefit Plan and Material Company Benefit Agreement. Each Material Company Benefit Plan and Material Company Benefit Agreement has been administered in all material respects in substantial compliance with its terms and applicable Law, and the terms of any applicable collective bargaining agreements. The Company has delivered or made available to Parent complete and correct copies (or in the case of any unwritten Material Company Benefit Plan or Material Company Benefit Agreement, a description thereof) of (i) each Material Company Benefit Plan and Material Company Benefit Agreement, (ii) the two most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence filed with or delivered to any Governmental Entity, with respect to each Material Company Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description for each Material Company Benefit Plan for which a summary plan description is required under applicable U.S. Law, (iv) each trust agreement and group annuity contract and other material documents relating to the funding or payment of benefits under any Material Company Benefit Plan, (v) the most recent determination or qualification letter issued by any Governmental Entity for each Material Company Pension Plan intended to qualify for favorable tax treatment, as well as a true, correct and complete copy of each pending application for a determination or qualification letter, if applicable, and a complete and correct list of all material amendments to any Material Company Pension Plan as to which a favorable determination letter has not yet been received and (vi) the two most recent actuarial valuations for each Material Company Benefit Plan for which such valuations are required. All Participant data necessary to administer each Material Company Benefit Plan and each Material Company Benefit Agreement is in the possession of the Company and is in form that is sufficient for the proper administration of the Material Company Benefit Plans and Material Company Benefit Agreements in accordance with their terms and applicable Laws and such data is complete and correct in all material respects.

(b)        All Material Company Pension Plans intended to be tax qualified have been the subject of determination letters from the Internal Revenue Service with respect to all Tax Law changes with respect to which a determination letter from the Internal Revenue Service can be obtained to the effect that such Material Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Material Company Pension Plan been amended or failed to be amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA. All Material Company Pension Plans that are required to have been approved by any non-U.S. Governmental Entity have been so approved.

(c)        Neither the Company nor any other Person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (a “Commonly Controlled Entity”) (i) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any Material Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or (ii) has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code. No Material Company Pension Plan, other than any Material Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such Material Company Pension Plan, an “unfunded benefit liability” (as defined in Section 4001(a)(18) of ERISA), and there has been no material adverse change in the financial condition of any Material Company Pension Plan since its last such annual valuation date. No liability under Title IV of ERISA or Section 412 of the Code (other than for premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by the Company or any Company Subsidiary with respect to any ongoing, frozen or terminated “single-employer” plan (as defined in Section 4001(a)(15) of ERISA), currently or formerly maintained by any of them or by any Commonly Controlled Entity. None of the Material Company Pension Plans has an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested. None of the Company, any Company Subsidiary, any employee of the Company or any Company Subsidiary or any of the Company Benefit Plans, including the Company Pension Plans, or any trusts created thereunder or any trustee, administrator or other fiduciary of any Company Benefit Plan or trust created thereunder, or any agents of the foregoing, has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would be reasonably expected to subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans, or, to the Knowledge of the Company, any trusts created thereunder or any trustee or administrator of any Company Benefit Plan or trust created thereunder to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to the sanctions imposed under Title I of ERISA or to any other liability for breach of fiduciary duty under ERISA or any other applicable law to the extent any such tax, penalty or other liability could reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole. Except as could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole, (i) no Company Pension Plan or related trust has been terminated during the last five years, (ii) there has been no “reportable event” (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice period has been waived, with respect to any Material Company Pension Plan since January 1, 2004, and (iii) no notice of a reportable event will be required to be filed in connection with the transactions contemplated hereby. Neither the Company nor any Company Subsidiary nor any Commonly Controlled Entity has incurred any material liability that has not been satisfied in full as a result of a “complete withdrawal” or a “partial withdrawal” (as each such term is defined in Sections 4203 and 4205, respectively, of ERISA) during the past six years from any material Company Multiemployer Pension Plan within the meaning of Section 4001(a)(3) of ERISA to the extent any such tax or penalty could reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole.

(d)        Except as could not result in a material liability of the Company and the Company Subsidiaries, taken as a whole, with respect to any Company Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, (i) each such Company Benefit Plan is either funded through an insurance company contract and is not a “welfare benefits fund” (as defined in Section 419(e) of the Code) or is unfunded, (ii) no such Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code, and (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any Company Subsidiary on or at any time after the Effective Time.

(e)        No amount or other entitlement currently in effect that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions (alone or in combination with any other event) by any Person identified on Section 3.11(e) of the Company Disclosure Letter who is a “disqualified individual” (as defined in final Treasury Regulation Section 1.280G-1) (each, a “Disqualified Individual”) with respect to the Company would be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and no such Disqualified Individual or any other Person is entitled to receive any additional payment (e.g., any tax gross-up or any other payment) from the Company, the Surviving Corporation or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such Disqualified Individual or any other Person. Set forth in Section 3.11(e)—Exhibit A of the Company Disclosure Letter is a complete and correct list of (i) the estimated maximum amount that could be received (whether in cash or property or the vesting of property) by each Disqualified Individual as a result of the Transactions (alone or in combination with any other event) and (ii) the “base amount” (as defined in

Section 280G(b)(3) of the Code) for each Disqualified Individual calculated as of January 1, 2007. No Person is entitled to receive any additional payment (e.g., any tax gross-up or any other payment) from the Company, the Surviving Corporation or any other Person in the event that the additional tax required by Section 409A of the Code is imposed on a Person.

(f)         Except as could not result in a material liability of the Company and the Company Subsidiaries, taken as a whole, the execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not (either alone or in combination with any other event) (i) entitle any Employee to any additional compensation, severance, termination, change in control or other benefits or any benefits the value of which will be calculated on the basis of any of the Transactions (alone or in combination with any other event), (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement, (iii) trigger the forgiveness of indebtedness owed by any Employee to the Company or any of its Affiliates or (iv) result in any breach or violation of, or a default (with or without the lapse of time or the giving of notice, or both) under, any Company Benefit Plan or Company Benefit Agreement.

(g)        Since January 1, 2004 and through the date of this Agreement, neither the Company nor any Company Subsidiary has received notice of, and, to the Knowledge of the Company, there are no (i) material pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Company Benefit Plan or Company Benefit Agreement or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan or Company Benefit Agreement, except for any such suits, claims, proceedings or investigations that, individually or in the aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole. All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans or Company Benefit Agreements that are required to have been made by the Company or any Company Subsidiary have been timely made, accrued or reserved for, except where failures to make, accrue or reserve for any such contributions, premiums and benefit payments that, individually or aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole.

(h)        Neither the Company nor any Company Subsidiary has any liability or obligations, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of Persons to provide services to the Company or any Company Subsidiary and treating such Persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary, except for any such liabilities or obligations that, individually or in the aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole.

(i)         (A) All Material Company Benefit Plans maintained primarily for the benefit of Participants principally employed in jurisdictions other than the United States of America (the “Material Non-U.S. Benefit Plans”) and Material Company Benefits Agreements maintained primarily for the benefit of Employees principally employed in jurisdictions other than the United States of America have been maintained in all material respects in accordance with their terms and all applicable legal requirements, (B) if any Material Non-U.S. Benefit Plan is intended to qualify for special tax treatment, such Material Non-U.S. Benefit Plan meets all requirements to the extent necessary to obtain such treatment, and (C) the fair market value of the assets of each Material Non-U.S. Benefit Plan required to be funded, the liability of each insurer for any Material Non-U.S.

Benefit Plan required to be funded, and the book reserve established for any Material Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to provide for the accrued benefit obligations under each Material Non-U.S. Benefit Plan. Neither the Company nor any Company Subsidiary is or has (x) a debt that is or has become due under section 75 of the Pensions Act 1995; (y) been a party to an act or deliberate failure to act (or knowingly assisted) to prevent the recovery of any amount of debt due under section 75 of the Pensions Act 1995; or (z) is or has been an associate of or connected with (as set out in sections 38 and 51 of the Pensions Act 2004) any Person who is an employer in relation to any occupational pension scheme other than the Company’s Pension Scheme, Fifteenth Deed of Amendment, dated as of June 20, 1997 (as amended).

3.12.   Litigation.   There are no suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and to the Knowledge of the Company there is no basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, nor are there any Judgments outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

3.13.   Compliance with Applicable Laws.   The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including those relating to occupational health and safety, except for such failure to be in compliance as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the two years prior to the date of this Agreement from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law, except for such allegations of failures to comply which, if true, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits the absence of which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, and there has occurred no violation of, default (with or without the lapse of time or the giving of notice, or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violations, defaults or events that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. There is no event which, to the Knowledge of the Company, could reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, except for any such events that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

3.14.   Labor Matters.   Set forth in Section 3.14 of the Company Disclosure Letter is a list of all collective bargaining agreements or other labor union Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, in each case that is material to the Company and its Subsidiaries, taken as a whole. Since June 30, 2004, neither the Company nor any Company Subsidiary has experienced any labor strikes, union organization attempts, requests for representation, work slowdowns or stoppages or disputes due to labor disagreements that are material to the Company and the Company Subsidiaries, taken as a whole and, to the Knowledge of the Company, there is currently no such action threatened against or affecting the Company or any Company Subsidiary. The Company and the Company Subsidiaries are each, and each have been since June 30, 2004, in compliance with all applicable Laws with respect to labor relations, employment and employment practices, terms and conditions of employment and wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to comply with any such Law, individually or in the aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole, and is not, and has not since June 30, 2004, engaged in any unfair labor practice, except to the extent that, individually or in the aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened, in each case, before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority, except for any such charges or complaints that, individually or in the aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, except for any such grievances or proceedings that, individually or in the aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole.

3.15.   Contracts.   Except with respect to licenses and other agreements relating to Intellectual Property (which are the subject of Section 3.17) or Employee Benefit Agreements (which are the subject of Section 3.11), as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has entered into any written or material oral Contract with any Affiliate of the Company that is currently in effect other than Employee Benefit Agreements and agreements between the Company and any Company Subsidiary or Person set forth in Section 3.02(b) of the Company Disclosure Letter or between Company Subsidiaries or any Company Subsidiary and any Person set forth in Section 3.02(b) of the Company Disclosure Letter. None of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any agreement or covenant (A) restricting the Company’s or any of its Affiliates’ ability to compete or restricting in any respect the research, development, distribution, sale, supply, license or marketing of products or services of the Company or any of its Affiliates, in each case other than those entered into in the ordinary course of business consistent with past practice, (B) containing a right of first refusal, right of first negotiation or right of first offer for any asset or business or (C) containing any indemnity obligations to third parties, in the case of clauses (A) through (C), that is material to the Company and its Subsidiaries, taken as a whole.

3.16.   Environmental Matters.   Except for such matters that individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect:

(a)        the Company and each of the Company Subsidiaries are, and during the applicable statute of limitations periods have been, in compliance with all Environmental Laws, and since June 30, 2003 to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written (i) communication that alleges that the Company or any of the Company Subsidiaries is in violation of, or has liability under, any Environmental Law or (ii) request for information pursuant to any Environmental Law;

(b)        (i) the Company and each of the Company Subsidiaries have obtained and are in compliance with all permits, licenses and governmental authorizations pursuant to Environmental Law (collectively “Environmental Permits”) necessary for their operations as presently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) since June 30, 2003 to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

(c)        there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries;

(d)        neither the Company nor any of the Company Subsidiaries has entered into or agreed to, or is otherwise subject to, any Judgment relating to Environmental Law or to the investigation or remediation of Hazardous Materials;

(e)        there has been no treatment, storage or Release of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law;

(f)         there are no above-ground or underground storage tanks or known or suspected asbestos-containing materials at, on, under or about property owned, operated or leased by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, were there any underground storage tanks at, under or about any such property in the past; and

(g)        (i) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries and (ii) to the Knowledge of the Company, no Environmental Claims are pending against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law.

(h)        Definitions.   As used in this Agreement:

(1)        “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, judgments, investigations, proceedings or written notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law;

(2)        “Environmental Laws” means all applicable Federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata);

(3)        “Hazardous Materials” means (x) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law; and

(4)        “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

3.17.   Intellectual Property.   (a) The Company, or a Company Subsidiary, (i) owns and possesses all right, title and interests in and to all owned Company Intellectual Property, free and clear of any Lien or other restriction or (ii) has a valid right to use all Company Intellectual Property in connection with the business of the Company or a Company Subsidiary.

(b)        No portion of the Company Intellectual Property is subject to any adverse order, judgment, injunction, decree, ruling or charge.

(c)        No action, suit, proceeding, interference, opposition, reexamination, hearing, written claim or written demand is pending or, to the Knowledge of the Company, is threatened, which challenges any aspect of the validity, enforceability, ownership, authorship, inventorship or use of any portion of the Company Intellectual Property.

(d)        The Company and/or the Company Subsidiaries have taken commercially reasonable actions in accordance with normal industry practice to protect, maintain and preserve that portion of the Company Intellectual Property defined in Section 3.17(i)(1)(w) and to maintain the confidentiality of the trade secrets and other confidential Company Intellectual Property.

(e)        The issued patents, registered trademarks and registered copyrights, and the applications for patents, trademarks and copyrights, that are Company Intellectual Property have been duly filed in, registered with or issued or granted by the appropriate Governmental Entity, and have been prosecuted and maintained in accordance with the rules and regulations of those Governmental Entities in all material respects.

(f)         Except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, no Person is infringing the Company Intellectual Property.

(g)        Except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the use by the Company and the Company Subsidiaries of the Company Intellectual Property, or any portion thereof, does not violate, infringe or misappropriate the Intellectual Property of any Person.

(h)        Except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, during the three year period prior to the date of this Agreement, neither the Company nor a Company Subsidiary has received written or, to the Knowledge of the Company, oral notice of any material pending or threatened claims alleging violation, infringement or misappropriation of the Intellectual Property of any Person.

(i)         Definitions.   As used in this Agreement:

(1)        “Intellectual Property” means any and all domestic and foreign intellectual property, including without limitation any and all (v) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof (w) trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (x) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (y) trade secrets and confidential or proprietary business information, whether or not subject to statutory registration (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (z) proprietary rights in and to computer software (including source code, databases and related documentation) (other than commercially available off-the-shelf software).

(2)        “Company Intellectual Property” means any and all Intellectual Property the use of which is material to the business of the Company and the Company Subsidiaries, taken as a whole.

3.18.   Brokers; Schedule of Fees and Expenses.   No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. (“Goldman”) and Michael R. Lynch, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Goldman and Mr. Lynch relating to the Merger and the other Transactions.

3.19.   Opinion of Financial Advisor.   The Company has received the opinion of Goldman, dated the date of this Agreement, to the effect that, as of such date, the $17.00 per share of Company Common Stock to be received in the Merger by the holders of such shares is fair from a financial point of view to such holders, a signed copy of which opinion will be delivered to Parent promptly following the date hereof.

IV. Representations and Warranties of Parent and Sub

Parent and Sub, jointly and severally, represent and warrant to the Company that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from Parent and Sub to the Company (the “Parent Disclosure Letter”) (which Parent Disclosure Letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Letter relates; provided, however, that any information set forth in one Section of the Parent Disclosure Letter will be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face):

4.01.   Organization, Standing and Power.   Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

4.02.   Sub; Equity Interests.   (a) From the date of its incorporation, neither Parent nor Sub has carried on any business, conducted any operations or incurred any obligations or liabilities other than (i) the execution of this Agreement and (A) in the case of Parent, the Equity Commitment Letters and (B) in the case of Parent and Sub, the Debt Commitment Letters  and the other agreements referred to therein, (ii) the performance of its obligations hereunder and thereunder and (iii) matters ancillary hereto and thereto.

(b)        The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

(c)        As of the date of this Agreement, neither Parent nor Sub owns any shares of Company Common Stock. Neither Parent nor Sub is an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

(d)        The ultimate parent entity for purposes of the Notification and Report Form to be filed under the HSR Act in connection with the Merger is described in Section 4.02(d) of the Parent Disclosure Letter.

4.03.   Authority; Execution and Delivery; Enforceability.   Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other Transactions to be performed or consummated by Parent or Sub, as the case may be. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Merger and the other Transactions to be performed or consummated by Parent or Sub, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, will adopt this Agreement as soon as reasonably practicable following its execution. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.04.   No Conflicts; Consents.   (a) The execution and delivery by each of Parent and Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without the lapse of time or the giving of notice, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

(b)        No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) any additional Consents and filings under any foreign Antitrust Law, (iii) the filing with the SEC of such reports under, or other applicable requirements of, the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with and such filings as may be required under applicable Environmental Laws, (vi) such filings as may be required in connection with the Taxes described in Section 6.09, (vii) filings under any applicable state takeover Law, (viii) such of the foregoing as may be required on account of the participation of the Company and the Company Subsidiaries in the Transactions, including on account of foreign laws applicable to the foreign Subsidiaries of the Company and the foreign operations of the Company and the Company Subsidiaries, (ix) such of the foregoing as may be required in connection with the Financing and (x) such other items that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

4.05.   Information Supplied.   None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.06.   Brokers.   No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

4.07.   Financing.   (a) Parent and Sub have received and accepted and agreed to commitment letters dated November 16, 2006 (the “Debt Commitment Letters”) from the financial institutions party thereto (collectively, the “Lenders”) relating to the commitment of the Lenders to provide debt and preferred and common stock financing required to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses. The financing contemplated by the Debt Commitment Letters is referred to in this Agreement as the “Debt Financing”.

(b)        Parent has received and accepted and agreed to equity commitment letters dated November 16, 2006 (the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”) from certain Persons (collectively, the “Equity Investors”) relating to the commitment of the Equity Investors to provide cash equity investments required to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses. The cash equity investments contemplated by the Equity Commitment Letters, together with any Alternative Equity Financing referred to in Section 6.03, is collectively referred to herein as the “Equity Financing”; the Equity Financing, together with the Debt Financing, is collectively referred to as the “Financing”. Complete and correct copies of the executed Commitment Letters have been provided to the Company.

(c)        Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letters and taken together with available cash of the Company, will provide Sub with acquisition financing at the Effective Time sufficient to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses.

(d)        As of the date of this Agreement, the Commitment Letters are valid, binding and in full force and effect and no event within the direct control of Parent or Sub has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of Parent or Sub under the terms and conditions of the Commitment Letters, other than any such default or breach that has been waived by the Lenders or the applicable Equity Investor, as the case may be, or otherwise cured in a timely manner by Parent or Sub to the satisfaction of the Lenders or such Equity Investor, as the case may be. As of the date of this Agreement, Parent or Sub has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement.

4.08.   Solvency.   Immediately after giving effect to the Merger, the Financing and the other transactions contemplated by this Agreement to occur on the Closing Date, and assuming (a) the accuracy as of the Closing Date of the representations and warranties contained in Article III and (b) that the following representations are true and correct with respect to the Company and the Company Subsidiaries immediately prior to giving effect to the Merger, the Financing and the other Transactions contemplated by this Agreement to occur on the Closing Date, (i) the Surviving Corporation (on a consolidated basis with the Company Subsidiaries) will be able to pay its debts as they become absolute and mature, (ii) the then present fair salable value of the assets of the Surviving Corporation (on a consolidated basis with the Company Subsidiaries) will exceed the amount that will be required to pay the probable liability of its debts and other liabilities (including contingent liabilities) as they become absolute and mature, (iii) the assets of the Surviving Corporation (on a consolidated basis with the Company Subsidiaries), in each case at a fair valuation, will exceed its debts (including contingent liabilities) and (iv) the Surviving Corporation (on a consolidated basis with the Company Subsidiaries) will not have unreasonably small capital to carry on its business, either (x) as then conducted or (y) as intended by Parent to be conducted following the Closing Date.

V. Covenants Relating to Conduct of Business

5.01.   Conduct of Business.   (a) Conduct of Business by the Company. Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company will, and will cause each Company Subsidiary to, conduct its business in the ordinary course in substantially the same manner as previously conducted and use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with its customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company and/or any Company Subsidiary. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement or required in connection with the Debt Financing, from the date of this Agreement to the Effective Time, the Company will not, and will not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

(i)         (A) declare, set aside or pay any dividends on, or make any other distributions in respect of (in each case, whether in cash, stock or property), any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (2) regular quarterly cash dividends with respect to the Company Common Stock, not in excess of $0.10 per share, with usual declaration, record and payment dates and in accordance with the Company’s past dividend policy, and (3) regular stated dividends on Company Preferred Stock in accordance with its terms, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than any such issuance by a direct or indirect wholly owned Company Subsidiary to its parent, or (C) purchase, redeem or otherwise acquire any (1) shares of capital stock of the Company or any Company Subsidiary, (2) any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (3) any options, warrants, rights, securities, units, commitments, contracts, arrangements or undertakings of any kind that give any Person the right to receive any economic benefit and rights accruing to holders of capital stock of the Company or any Company Subsidiary, other than in the case of this clause (C), (x) in connection with the exercise of Company Stock Options or for tax withholdings upon vesting of Company Restricted Shares or distribution of Company Deferred Shares or U.K. SIP Shares, and (y) delivery of shares, or open market purchases to satisfy delivery obligations, under the ESPPs, the SAYE and the Company 401(k) Plan;

(ii)       issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities, (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any Person the right to receive any economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary, other than the issuance of shares of its capital stock by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary and other than the issuance of Company Common Stock (1) upon the exercise of Company Stock Options or rights under the

ESPPs outstanding as of the date of this Agreement and only if and to the extent required by their terms as in effect on the date of this Agreement and (2) with respect to rights outstanding as of the date of this Agreement under Company Benefit Plans and only if and to the extent required by their terms in effect on the date of this Agreement;

(iii)      amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv)       acquire or agree to acquire (A) by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any other assets , except (x) purchases or licenses of inventory or Intellectual Property in the ordinary course of business consistent with past practice, (y) acquisitions of assets pursuant to capital expenditures budgeted in the Company’s 2007 Budget and set forth in Section 5.01(a) of the Company Disclosure Letter, provided that such acquisitions may be made no earlier than the applicable date or period set forth in Section 5.01(a) of the Company Disclosure Letter for such acquisitions and (z) acquisitions of assets that, individually or in the aggregate, have a fair market value, and are made for purchase prices (current or deferred), not in excess of $5,000,000, provided that the Company will consult in good faith with Parent regarding acquisitions of assets pursuant to this clause (z) if and when the aggregate expenditures pursuant to this clause (z) exceed $4,000,000 (and for the avoidance of doubt, the aggregate purchase prices for acquisitions of assets made pursuant to this clause (iv)(z) will be aggregated together with the aggregate purchase prices of capital expenditures pursuant to clause (ix)(z) for purposes of determining whether the $4,000,000 or $5,000,000 limit has been met);

(v)        except as required under applicable Law or the terms of any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement, (A) grant to any Participant any loan or increase in any kind of compensation, benefits, perquisites, fringe benefits or any bonus or award, except for grants or increases in any of the foregoing that are immaterial to any Participant or are made in the ordinary course of business consistent with past practice, (B) grant to any Participant any severance, retention, change in control or termination pay or benefits, or pay any bonus to any Participant, except for base salary increases, bonuses, termination pay or benefits or severance paid to Participants in the ordinary course of business consistent with past practice, (C) enter into any employment, change in control, loan, retention, consulting, indemnification, severance, termination or similar agreement with any Participant, except (x) in the ordinary course of business consistent with past practice in connection with new hires, and (y) in the ordinary course of business consistent with past practice in connection with promotions made in the ordinary course of business consistent with past practice (except, in the case of clauses (x) and (y), any change in control agreements), (D) take any action to secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement except in the ordinary course of business consistent with past practice, (E) establish, adopt, enter into, terminate or amend any collective bargaining agreement or other labor union Contract, Company Benefit Plan or Company Benefit Agreement, (F) pay or provide to any Participant any benefit not provided for under a Company Benefit Plan or Company Benefit Agreement as in effect on the date hereof, other than the payment of base compensation in the ordinary course of business consistent with past practice, (G) grant any incentive awards under any Company Benefit Agreement or Company Benefit Plan (including in respect of Company Stock-Based Awards, “phantom” stock, “phantom” stock options, stock appreciation rights, “phantom” stock rights, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) or (H) take any action to accelerate any rights or benefits, including vesting and payment, or make any material determinations, under any Company

Benefit Plan or Company Benefit Agreement or awards made thereunder, except under any material collective bargaining agreement in the ordinary course of business consistent with past practice;

(vi)       make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law;

(vii)     sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets, except (x) pursuant to contracts or agreements that are in effect as of the date of this Agreement and set forth in Section 5.01(a)(vii) of the Company Disclosure Letter, (y) sales or licenses of inventory or Intellectual Property and excess or obsolete assets in the ordinary course of business consistent with past practice and (z) sales of assets that, individually or in the aggregate, have a fair market value not in excess of $5,000,000, provided that the Company previously consults in good faith with Parent regarding sales of assets under this clause (z);

(viii)    (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than any such indebtedness or guarantees among the Company and the direct or indirect wholly owned Company Subsidiaries or among the direct or indirect wholly owned Company Subsidiaries), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under the Company’s revolving credit facilities as in effect as of the date of this Agreement incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any direct or indirect wholly owned Company Subsidiary;

(ix)       make or agree to make any capital expenditure or expenditures, except capital expenditures specifically budgeted in the Company’s 2007 Budget and set forth in Section 5.01(a) of the Company Disclosure Letter, provided that such capital expenditures may be made no earlier than the applicable date or period set forth in Section 5.01(a) of the Company Disclosure Letter for such capital expenditures and (z) capital expenditures that, individually or in the aggregate, have a fair market value of, and are made for purchase prices (current or deferred), not in excess of $5,000,000, provided that the Company will consult in good faith with Parent regarding capital expenditures made pursuant to this clause (z) if and when the aggregate capital expenditures pursuant to this clause (z) exceed $4,000,000 (and for the avoidance of doubt, the aggregate purchase prices for capital expenditures made pursuant to this clause (ix)(z) will be aggregated together with the aggregate purchase prices of acquisitions of assets pursuant to clause (iv)(z) for purposes of determining whether the $4,000,000 or $5,000,000 limit has been met);

(x)        make or change any Tax election or method of accounting for Tax purposes or settle or compromise any Tax liability or refund, other than in the ordinary course of business consistent with past practice or as required by applicable Law or that is not material to the Company and the Company Subsidiaries, taken as a whole (solely with respect to this Section 5.01(a)(x), the prior written consent of Parent shall not be unreasonably withheld or delayed);

(xi)       (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or as required in accordance with their terms, of liabilities to the extent reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement other than in the ordinary course of business (excluding any standstill provision in any such agreement in effect as of the date of this Agreement) to which the Company or any Company Subsidiary is a party;

(xii)     permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business and concurrently replaced with a policy or arrangement with substantially similar coverage); or

(xiii)    authorize any of, or commit or agree to take any of, the foregoing actions.

(b)        Other Actions.   The Company will not, and will not permit any of the Company Subsidiaries to, take any action that could reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

(c)        Advice of Changes.   The Company will promptly advise Parent orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(d)        Consultation.   In connection with the continuing operation of the business of the Company and the Company Subsidiaries between the date of this Agreement and the Effective Time, the Company will use reasonable best efforts to consult in good faith on a regular basis with the representatives of Parent to report all material operational developments and the status of ongoing operations pursuant to procedures reasonably requested in writing by Parent or its representatives; provided that the consultation required by this Section 5.01(d) will be conducted in a manner so as not to disrupt in any material respect the business of the Company and the Company Subsidiaries. Parent and Sub acknowledge that neither Parent nor Sub shall have any approval rights under this Section 5.01(d). The Company acknowledges that such consultation will not constitute a waiver by either Parent or Sub of any rights it may have under this Agreement and that neither Parent nor Sub will have any liability or responsibility for any actions of the Company, any Company Subsidiary or any of their respective directors or officers with respect to matters that are the subject of such consultations. All information exchanged pursuant to this Section 5.01(d) or Section 6.02 will be subject to the confidentiality agreement dated August 29, 2006 between the Company and Ripplewood Holdings L.L.C., as amended from time to time in accordance with its terms (the “Confidentiality Agreement”).

(e)        Additional Tax Covenants.   During the period from the date of this Agreement to the Effective Time, the Company and each Company Subsidiary will (i) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit that could reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, that is or becomes pending against or with respect to the Company or any Company Subsidiary in respect of any Tax and not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s consent which shall not be unreasonably withheld or be delayed. Neither the Company nor any Company Subsidiary will file any U.S. Federal income Tax Return after the execution of this Agreement without Parent’s prior written consent which shall not be unreasonably withheld or delayed.

5.02.   No Solicitation.   (a) The Company will not, nor will it authorize or permit any Company Subsidiary to, nor will it authorize or permit any officer, director or employee of, or authorize any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, and will instruct its Representatives not to and will otherwise use its reasonable best efforts to cause its Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, prior to the receipt of the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide Company Takeover Proposal received after the date of this Agreement which did not result from a breach of this Section 5.02(a) and which the Company Board determines, in good faith, after consultation with outside counsel and financial advisors, may reasonably be expected to lead to a transaction in which a third party acquires more than 50% of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, (i) on terms that are more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the Merger in effect as of the date of such determination), and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal, and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (excluding the standstill provisions contained therein), provided, that the Company must promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to such Person or its Representatives which was not previously provided to Parent, and (y) participate in discussions or negotiations with such Person and its Representatives regarding any Company Takeover Proposal. Subject to the proviso in the first sentence of this Section 5.02(a), the Company shall immediately cease and cause to be terminated any existing solicitation, knowing encouragement, discussion or negotiation conducted by the Company, any Company Subsidiary or any of their respective Representatives with respect to a Company Takeover Proposal.

(b)        Neither the Company Board nor any committee thereof may (i) withdraw or modify in a manner adverse to Parent or Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Stockholder Approval, the Company Board determines in good faith, after consultation with outside counsel, that failure to so withdraw or modify its recommendation of the Merger and this Agreement would be inconsistent with the Company Board’s exercise of its fiduciary duties, the Company Board may withdraw or modify its recommendation of the Merger and this Agreement.

(c)        The Company promptly after its awareness of the receipt or delivery thereof, and in any case within 24 hours thereafter, will advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal, the identity of the Person making such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry.  The Company will (i) keep Parent reasonably informed of the status (including any change to the terms thereof) of any such Company Takeover Proposal or inquiry and (ii) provide to Parent, as soon as practicable after receipt or delivery thereof, and in any case within 24 hours, copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

(d)        Nothing contained in this Section 5.02 will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

(e)        For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another Person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Merger.

“Superior Company Proposal” means any proposal made by a third party to acquire more than 50% of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, (i) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the Merger), and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that the Company Board may not so determine that any such proposal is a Superior Company Proposal prior to the time that is 48 hours after the time at which the Company has complied in all material respects with Section 5.02(c) with respect to such proposal.

VI. Additional Agreements

6.01.   Preparation of Proxy Statement; Stockholders Meeting.   (a) The Company will, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there occurs any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such amendment or supplement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with or, if necessary, clearance from the SEC. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) will provide Parent an opportunity to review and comment on such document or response and (ii) will include in such document or response all reasonable comments proposed by Parent.

(b)        The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company will, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board has withdrawn or modified its recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) will not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its recommendation of this Agreement or the Merger.

6.02.   Access to Information; Confidentiality.   Subject to applicable Law, the Company will, and will cause each of the Company Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company will, and will cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.

6.03.   Reasonable Best Efforts; Notification.   (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers and Consents from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other Governmental Entity that would restrain, prevent or delay the Closing, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board will (i) use their reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, use their reasonable best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Parent and Sub will use their reasonable best efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (A) consummate the Financings contemplated by the Commitment Letters at such time as all conditions to such financing and the other conditions in Section 7.01 and 7.02 are satisfied (except for those requiring delivery of a certificate evidencing certain matters), (B) maintain the effectiveness of the Commitment Letters (and the term sheets and fee letters related thereto) in accordance with their respective terms, (C) enter into definitive agreements with respect to the Financing contemplated by the Commitment Letters consistent with the terms and conditions contained therein, (D) satisfy on a timely basis all conditions in such definitive agreements and in the Commitment Letters

(and the term sheets and fee letters related thereto) and (E) in the event that the Equity Financing to be provided by any Equity Investor other than the Loss Payor shall become reasonably unlikely to be available (subject to the condition that the conditions in the Merger Agreement are satisfied) to Parent, seek alternative common equity financing (“Alternative Equity Financing”) in an amount equal to the amount of the cash equity investment to be provided pursuant to the Equity Commitment Letter of such Equity Investor, provided, however, nothing in this Agreement will require Parent or Sub to agree to Alternative Equity Financing on financial and other terms and conditions that are less favorable in the aggregate than the financial and other terms and conditions of the Equity Financing. For purposes of this Section 6.03, “reasonable best efforts” will be deemed to require Parent or Sub to (1) no later than the later of (x) May 15, 2007 and (y) 15 days after the Company shall have obtained the Company Stockholder Approval (the “Bridge Date”), to borrow under and use the bridge financing contemplated by the Debt Commitment Letters in lieu of the high yield financing contemplated by the Debt Commitment Letters in the event that (i) all or any portion of such high yield financing has not been consummated, (ii) the conditions set forth in Section 7.01 and 7.02 (other than 7.02(d) with respect to the availability of the high yield financing)) have been satisfied and (iii) such bridge financing is available to Parent and Sub from the Lenders on terms substantially consistent with the terms set forth in the Debt Commitment Letters (giving effect to the Flex Provisions as and to the extent required by this Section 6.03) and, to the extent that any terms and conditions are not set forth in the Debt Commitment Letters (giving effect to the Flex Provisions as and to the extent required by this Section 6.03), on terms and conditions reasonably satisfactory to Parent, (2) if required by the Lenders and necessary in order to obtain the proceeds of the Financing on or before the Bridge Date, complying with the Flex Provisions, including, without limitation, amending, or causing the amendment of, the definitive documentation for the Financing and (3) assist and cooperate with the Company in connection with its efforts to consummate the Notes Tender Offer and related consent solicitation on the terms and conditions set forth in Section 6.13. For purposes of this Agreement, the term “Flex Provisions” means any term or provision of (i) the Fee Letter dated as of November 16, 2006 (the “Fee Letter”) among Parent, Sub, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A that purports to permit the lead arranger to change any or all of the structure, terms or pricing of the Facilities (as defined in the Debt Commitment Letters), in order to close, or achieve a Successful Syndication (as defined in the Fee Letter) of, the Facilities or (ii) the fee letter dated as of November 16, 2006, among Parent, Sub and J.P. Morgan Securities Inc. that purports to permit J.P. Morgan Securities Inc. to change the terms of its preferred stock or common equity investment. Parent and Sub will use their reasonable best efforts to comply with their respective obligations, and enforce their respective rights, under the Commitment Letters. Parent will give the Company prompt notice of any material breach by any party to the Commitment Letters of which Parent has become aware or any termination of the Commitment Letters. Parent will keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Financing and will not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters if such amendment, modification, waiver or remedy (x) is adverse to the interests of the Company in any material respect, (y) reduces the aggregate amount of the Financing or (z) amends the conditions to the drawdown of the Financing. The Company will also use its reasonable best efforts to assist and cooperate with Parent and Sub in connection with their efforts to obtain the proceeds of the Financing (or any alternative financing for a transaction including the businesses described in Section 4.02 of the Parent Disclosure Letter), including providing reasonably required information relating to the Company and the Company Subsidiaries to the financial institution or institutions providing the Financing and executing and delivering, and causing the Company Subsidiaries and its and their officers, attorneys and accountants to execute and deliver, customary certificates, legal opinions (which may be reasoned, if counsel reasonably believes it cannot give the opinion otherwise), comfort letters or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by Parent in connection with the Debt Financing; provided, however, that no obligation of the Company or any Company Subsidiary under any such certificate, document or instrument will be effective until the Effective Time and none of the Company or any Company Subsidiary will be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. Subject to applicable Law relating to the exchange of information, the Company and Parent and their respective counsel will have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions. The Company and Parent will provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger or the other Transactions.

(b)        The Company will give prompt notice to Parent, and Parent or Sub will give prompt notice to the Company, of (i) representations and warranties made by it contained in this Agreement becoming untrue or inaccurate to an extent that could reasonably be expected to have a Company Material Adverse Effect (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)        As soon as reasonably practicable following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Sub, will adopt this Agreement.

6.04.   Company Stock-Based Awards; SAYE; ESPPs.   (a)

(i)         Each Company Stock Option outstanding immediately prior to the Effective Time will become fully vested and exercisable and, the holder of such Company Stock Option will, in settlement of such Company Stock Option and in exchange for the surrender to the Company of the certificate or other document evidencing such Company Stock Option, receive from the Company for each share of Company Common Stock subject to such Company Stock Option, an amount in cash equal to the excess, if any, of the Option Merger Consideration over the applicable exercise price per share of Company Common Stock. For purposes of this Section 6.04(a)(i), the term “Option Merger Consideration” means the greater of (A) the Merger Consideration and (B) the highest Cashout Fair Market Value per share of Company Common Stock at any time during the 60-day period preceding the Effective Time to the extent such difference is a positive number (with the aggregate amount of such payment rounded down to the nearest whole cent). For the purposes of this Section 6.04(a)(i), the term “Cashout Fair Market Value” means the mean between the high and low sales prices on the applicable date, or if no such sales price is available for such date, the mean between the closing bid and asked prices for such date, of a share of Company Common Stock as reported by The New York Stock Exchange (“NYSE”), or if the Company Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Company Common Stock was reported or quoted. To the extent the exercise price per share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be acquired by the Company without payment in accordance with the terms and conditions of such Company Stock Option. At the Effective Time, the holders of Company Stock Options will have no further rights in respect of any Company Stock Option.

(ii)       Immediately prior to the Effective Time, all forfeiture provisions applicable to each Company Deferred Share, other than Director Deferred Shares, will lapse to the extent such forfeiture provisions have not previously lapsed in accordance with the terms of the applicable Company Benefits Plans (or the terms of any individual agreement) and the holder of such Company Deferred Share will, in settlement of such Company Deferred Share and in exchange for the surrender to the Company of the certificate or other document evidencing such Company Deferred Share receive from the Company for each such Company Deferred Share, an amount in cash equal to the Merger Consideration in accordance with the terms of the applicable Company Benefits Plans. At the Effective Time, each outstanding Company Deferred Share will be canceled and the holders of Company Deferred Shares will have no further rights in respect of any Company Deferred Share.

(iii)      Each Company Restricted Stock Unit outstanding immediately prior to the Effective Time will become fully vested and all forfeiture provisions applicable thereto will lapse and the holder of such Company Restricted Stock Unit will, in settlement of such Company Restricted Stock Unit and in exchange for the surrender to the Company of the certificate or other document evidencing such Company Stock Unit, receive from the Company for each such Company Restricted Stock Unit an amount in cash equal to the Merger Consideration in accordance with the terms of the applicable Company Benefits Plans. At the Effective Time, each outstanding Company Restricted Stock Unit will be canceled and the holders of Company Restricted Stock Units will have no further rights in respect of any Company Restricted Stock Unit.

(iv)       Immediately prior to the Effective Time, all forfeiture provisions applicable to each Company Performance Unit outstanding immediately prior to the Effective Time will lapse to the extent such forfeiture provisions have not previously lapsed in accordance with the terms of the applicable Company Benefit Plan (or the terms of any individual agreement). In exchange for the surrender to the Company of the certificate or other document evidencing such Company Performance Unit, each holder of Company Performance Units shall be entitled to:

(A)       except to the extent otherwise provided under the 2001 Income Continuation Plan for Senior Management, with respect to Company Performance Units, other than for the fiscal 2007-2009 performance cycle, receive from the Company for such Company Performance Units, an amount equal to the product of (x) the total number of each such Company Performance Units (determined at 100% of target), (y) a fraction equal to the total number of months completed in the applicable performance period immediately prior to the Effective Time over the total number of months in the applicable performance period and (z) the Merger Consideration, and the holders of such Company Performance Units will have no further rights in respect of any such Company Performance Units;

(B)       with respect to Company Performance Units for the fiscal 2007-2009 performance cycle, except as provided in Section 6.04(a)(iv)(C) below, receive from the Company for such Company Performance Units, an amount equal to the product of (x) fifty-nine percent (59%) of the total number of each such Company Performance Units (determined at 100% of target), (y) a fraction equal to the total number of months completed in the applicable performance period immediately prior to the Effective Time over the total number of months in the applicable performance period and (z) the Merger Consideration, and the holders of such Company Performance Units will have no further rights in respect of any such Company Performance Units; and

(C)       with respect to Company Performance Units for the fiscal 2007-2009 performance cycle, to the extent not paid in accordance with Section 6.04(a)(iv)(B) as provided in the individual grant identified in Section 6.04(a)(iv)(C) of the Company Disclosure Letter, receive from the Company for such Company Performance Units, an amount equal to the product of (x) the total number of each such Company Performance Units (determined at 100% of target), (y) a fraction equal to the total number of months completed in the applicable performance period immediately prior to the Effective Time over the total number of months in the applicable performance period and (z) the Merger Consideration, and the holders of such Company Performance Units will have no further rights in respect of any such Company Performance Units.

(v)        Immediately prior to the Effective Time, all forfeiture provisions applicable to each outstanding Company Restricted Share will lapse to the extent such forfeiture provisions have not previously lapsed and each such Company Restricted Share will become fully vested. Each holder of a Company Restricted Share will be treated as a holder of the corresponding number of shares of Company Common Stock as of the Effective Time in accordance with Section 2.01(c).

(vi)       Immediately prior to the Effective Time, and in connection with the non-employee directors’ resignations under Section 6.11, the holder of each Company Deferred Share awarded to a non-employee director (collectively, the “Director Deferred Shares”) will receive from the Company an amount in cash equal to the Merger Consideration in exchange for the surrender to the Company of the certificate or other document evidencing such Director Deferred Share and each outstanding Director Deferred Share thereupon will be canceled and the holders of Director Deferred Shares will have no further rights in respect of any Director Deferred Share.

(vii)     Each Company SAR (including Company SARs granted to members of the Company Board) outstanding immediately prior to the Effective Time will become fully vested and exercisable (as to members of the Company Board as provided in the Company Stock Plans) and the holder of such Company SAR will, in settlement of such Company SAR and in exchange for the surrender to the Company of the certificate or other document evidencing such Company SAR, receive from the Company for each share of Company Common Stock for which such Company SAR shall not theretofore have been exercised, an amount in cash equal to the excess, if any, of the Company SAR Merger Consideration over the exercise price of a share of Company Common Stock as of the grant date of such Company SAR. To the extent the exercise price per share of any Company SAR is equal to or greater than the Company SAR Merger Consideration, such Company SAR will be canceled without consideration. At the Effective Time, each outstanding and unexercised Company SAR will be cancelled and the holders of Company SARs will have no further rights in respect of any Company SARs.

(viii)    Each SAYE Option outstanding immediately prior to the Effective Time will be converted into and, the holder of such SAYE Option will, in settlement of such SAYE Option and in exchange for the surrender to the Company of the certificate or other document evidencing such SAYE Option, receive from the Company for each share of Company Common Stock subject to such SAYE Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Stock. To the extent the exercise price per share of any such SAYE Option is equal to or greater than the Merger Consideration, such SAYE Option shall be acquired by the Company without payment. At the Effective Time, the holders of SAYE Options will have no further rights in respect of any SAYE Option.

(b)        Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) will adopt such resolutions or take such other actions as necessary to:

(i)         provide for the treatment of all Company Stock-Based Awards in accordance with Section 6.04(a); and

(ii)       make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Transactions.

(c)        As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee of the Company Board administering each ESPP) will adopt such resolutions or take such other actions as may be required to provide that with respect to each ESPP (i) Participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) no purchase period will be commenced after the date of this Agreement, (iii) each ESPP shall be terminated effective as of immediately prior to the Effective Time and (iv) the amount of each Participant’s accumulated contributions under each ESPP as of immediately prior to the Effective Time shall be refunded to such Participant as promptly as practicable following the Effective Time (without interest).

(d)        The Company will ensure that, following the Effective Time, no holder of a Company Stock-Based Award (or former holder of a Company Stock-Based Award) or any current or former participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement will have any right thereunder to acquire any capital stock of the Company, the Surviving Corporation or their Subsidiaries or any other equity interest therein (including Company SARs).

(e)        All amounts payable to holders of the Company Stock-Based Awards pursuant to Section 6.04(a) will be subject to any required withholding of Taxes and will be paid without interest as soon as practicable following the Effective Time.

(f)         In this Agreement:

(i)         “Company 401(k) Plan” means the Employee Ownership Plan and the 401(k) Partnership of the Company.

(ii)       “Company Deferred Share” means any unfunded promise to issue or deliver a share of Company Common Stock granted under the Company Stock Plans or otherwise.

(iii)      “Company Performance Unit” means any restricted stock unit granted under the Company Stock Plans or otherwise that vests upon the achievement of performance goals and is settled in cash.

(iv)       “Company Restricted Share” means any share of Company Common Stock outstanding as of the relevant time subject to vesting or other forfeiture restrictions or subject to a right of repurchase by the Company or any Company Subsidiary granted under the Company Stock Plans or otherwise.

(v)        “Company Restricted Stock Unit” means any restricted stock unit granted under the Company Stock Plans or otherwise, which vests upon the passage of time and is settled in cash.

(vi)       “Company SAR” means any stock appreciation right or “phantom” stock option linked to the price of Company Common Stock and granted under the Company Stock Plans or otherwise.

(vii)     “Company SAR Merger Consideration” means the mean between the high and low sales price of shares of Company Common Stock on the date immediately prior to the Effective Time on the NYSE.

(viii)    “Company Stock Option” means any option to purchase Company Common Stock (exclusive of rights under each ESPP and the SAYE) granted under the Company Stock Plans or otherwise.

(ix)       “Company Stock Plans” mean the 1989 Key Employee Long Term Incentive Plan, 1994 Key Employee Long Term Incentive Plan, 2002 Key Employee Long Term Incentive Plan, 2005 Key Employee Long Term Incentive Plan, the Director Compensation Program, the Director Phantom Stock Option Plan, the ESPPs, the U.K. SIP and the SAYE.

(x)        “ESPPs” means the Company’s Employee Stock Purchase Plan and the Company’s international Employee Stock Purchase Plans.

(xi)       “SAYE Option” means any option to purchase Company Common Stock granted under the SAYE.

(xii)     “U.K. SIP” means the U.K. Share Incentive Plan.

(xiii)    “U.K. SIP Shares” means Company Common Stock with respect to awards granted under the U.K. SIP.

(g)        Parent shall cause the Company to amend, reform or supplement the terms of any nonqualified deferred compensation plan (within the meaning of Code Section 409A and related guidance) covering any Participant as necessary for compliance with, or to avoid adverse tax consequences under, Section 409A, while preserving to the extent practicable the intended treatment of the original plan.

(h)        As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee of the Company Board administering the U.K. Save As You Earn Scheme (the “SAYE”) will adopt such resolutions or take such other actions as may be required to provide that (i) Participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) no SAYE Options will be awarded on or after the date of this Agreement, (iii) the SAYE shall be terminated effective as of immediately prior to the Effective Time; (iv) the amount of each Participant’s accumulated contributions under the SAYE as of immediately prior to the Effective Time shall be refunded to such Participant after the Effective Time (without interest from the Company) subject to and in accordance with the terms of the SAYE; and (v) no payroll deductions with respect to the SAYE will be made on and after the Effective Time.

6.05.   Benefit Plans.   (a) Subject to all applicable collective bargaining agreements, from the Effective Time through December 31, 2007, except as set forth below, Parent will either (A) maintain or cause the Surviving Corporation to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) at the benefit levels in effect on the date of this Agreement or (B) provide or cause the Surviving Corporation to provide to employees of the Company and the Company Subsidiaries who remain employed by the Surviving Corporation and its Subsidiaries benefits (other than benefits under plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) that, taken as a whole, are comparable in the aggregate to those provided to such employees immediately prior to the Effective Time (it being understood and agreed that modifications to Company Benefit Plans that have been announced to participants or planned and otherwise disclosed to Parent but not yet implemented as of the Effective Time will be taken into account for purposes of the foregoing). Without limiting the foregoing, Parent agrees that, with respect to service through December 31, 2007, it will, or will cause the Surviving

Corporation to, maintain the employer matching contribution component of the Company 401(k) Plan without reduction; provided, however, that such employer matching contributions will be made in cash following the Effective Time). Parent and the Company agree and acknowledge that consummation of the Transactions will constitute a “change of control” for purposes of each applicable Company Benefit Plan and Company Benefit Agreement. Nothing herein will be construed to prohibit Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with the terms thereof and with applicable Law, so long as they comply with the requirements of this Section 6.05.

(b)        From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect on the date of this Agreement) all the Company Benefit Plans and Company Benefit Agreements (subject, in each case, to the right of Parent or the Surviving Corporation to amend or terminate a Company Benefit Plan or Company Benefit Agreement in accordance with Section 6.05(a) and the terms thereof and with applicable Law). For purposes of eligibility, vesting and benefit accrual (other than benefit accrual under defined benefit pension plans) under the employee benefit plans of Parent and its Subsidiaries providing benefits after the Effective Time to any employee of the Company or any Company Subsidiary immediately prior to the Effective Time (all such plans, collectively, the “New Plans”), each such employee will be credited with all years of service for which such employee was credited before the Effective Time under any comparable Company Benefit Plans or Company Benefit Agreements, except where such crediting would lead to a duplication of benefits. In addition and without limiting the generality of the foregoing (i) Parent will cause each employee of the Company or any Company Subsidiary immediately prior to the Effective Time to be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Company Benefit Plan in which such employee participated immediately prior to the Effective Time (all such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any such employee, Parent will cause all pre-existing condition exclusions, limitations and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependent (to the extent such exclusions, limitations and actively-at-work requirements were waived or satisfied as of the Effective Time under the corresponding Old Plan) and (iii) all deductibles, coinsurance and maximum out-of-pocket expenses incurred by such employee and his or her covered dependents under any Old Plan during the portion of the plan year of such Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)        Parent will cause the Company and the Company Subsidiaries to continue to maintain the Company’s 2007 annual bonus plans listed on Schedule 6.05(c) (the “Bonus Plans”) for the 2007 fiscal year and to pay Participants the aggregate of all bonus amounts due under such Bonus Plans pursuant to the objective formulae set forth therein (including formulae approved thereunder by the Company or the Company Board, or a committee thereof, prior to the date of this Agreement and previously provided to Parent), based on the performance of the Company and its operating units, subject to any permitted adjustment to such total for individual performance. Company performance in respect of calculations to be made under the Bonus Plans for the 2007 fiscal year will be calculated without taking into account any expenses or costs related to or arising out of the Transactions or any non-recurring charges that could not reasonably be expected to have been incurred had the Transactions not occurred.

(d)        From the Effective Time through December 31, 2007, (i) Participants will continue to participate in the severance plans listed on Schedule 6.05(d) (the “Severance Plans”), (ii) the Severance Plans will not be amended in any manner adverse to the Participants with respect to the period from the

Effective Time through December 31, 2007 and (iii) any benefits or payments under the Severance Plans will not be discretionary except in the case of a termination for cause (as defined in the Severance Plans).

(e)        To the extent permissible under Section 409A of the Code without imposition of any additional Tax and provided that the Transactions contemplated hereby are effectuated, each Participant in the Company’s Deferred Compensation Plan (amended and restated as of May 7, 1999) and each Participant in the Company’s Deferred Compensation Plan for Directors (amended and restated as of January 1, 2003) will have the right to elect, prior to December 31, 2006, to receive his or her account balance, upon the later of (1) June 30, 2007 or (2) the Effective Time. The Company may adopt such amendments to the Deferred Compensation Plan as it deems necessary or appropriate to effectuate the Transactions contemplated hereby. The Company may adopt such amendments to the Deferred Compensation Plan for Directors, the Company’s Executive Cash Balance Plan (amended and restated as of June 30, 2006) and the Company 401(k) Plan as it deems necessary or appropriate to effectuate the Transactions contemplated hereby.

(f)         The Parent and the Company will administer any plan, benefit or payment subject to Section 409A of the Code in good faith so as not to subject any Participant to the additional tax provided in such Section 409A.

(g)        The parties will take such actions as are described on Schedule 6.05(g).

6.06.   Indemnification.   (a) Parent will, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company’s obligations to indemnify the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter or the Company By-laws (collectively, “Constituent Documents”) or individual indemnity agreements, and such obligations will survive the Merger and will continue in full force and effect in accordance with the terms of the Constituent Documents and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

(b)        For a period of six years after the Effective Time, Parent will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents that the Maximum Premium is $4,200,000.

6.07.   Fees and Expenses.   (a) Except as provided in this Section 6.07, all fees and expenses incurred in connection with the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)        The Company will pay to Parent a fee of $25,000,000 plus Parent Expenses if: (i) Parent terminates this Agreement pursuant to Section 8.01(d); (ii) (A) after the date of this Agreement and prior to the termination of this Agreement pursuant to Article VIII, any Person makes a Company Takeover Proposal or amends a Company Takeover Proposal made prior to the date of this Agreement, (B) this Agreement is terminated by either the Company or Parent pursuant to

Section 8.01(b)(i) (and prior to such termination the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement) or 8.01(b)(iii) (but only if a Company Takeover Proposal has been made or amended, and publicly known, at or prior to the time of the Company Stockholder Meeting) or by Parent pursuant to Section 8.01(c) and (C) within 12 months after the date of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal; or (iii) the Company terminates this Agreement pursuant to Section 8.01(e). Any fee due under this Section 6.07(b) will be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (ii) above, such payment will be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions). Solely for the purposes of Section 6.07(b)(ii), the term “Company Takeover Proposal” will have the meaning assigned to such term in Section 5.02(e), except that all references to “20%” will be changed to “40%”. The Company acknowledges that the agreements contained in this Section 6.07(b) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 6.07(b), and, in order to obtain such payment, Parent commences a suit that results in a Judgment against the Company for the amounts set forth in this Section 6.07(b), the Company will pay to Parent interest on the amounts set forth in this Section 6.07(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of JPMorgan Chase Bank in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred in connection with such suit. It is expressly understood that in no event will the Company be required to pay the fee referred to in this Section 6.07(b) on more than one occasion.

(c)        The Company will reimburse Parent and Sub for all their out-of-pocket expenses, including attorneys’ fees, actually incurred in connection with this Agreement, the Merger and the other Transactions in an aggregate amount not to exceed $5,000,000 (the “Parent Expenses”) if this Agreement is terminated pursuant to Section 8.01(b)(iii) or 8.01(c); provided, however, that no such reimbursement under this Section 6.07(c) shall be required if the Company is otherwise obligated to make a payment to Parent pursuant to Section 6.07(b) at such time and that the amount of any such reimbursement made to Parent pursuant to this Section 6.07(c) shall be credited against the amount of any payments which the Company may subsequently become obligated to make to Parent pursuant to Section 6.07(b). Such reimbursement will be paid upon demand following such termination.

(d)        Parent will pay to the Company $25,000,000, plus all the Company’s out-of-pocket expenses, including attorneys’ fees, actually incurred in connection with this Agreement, the Merger and the other Transactions in an aggregate amount not to exceed $5,000,000, as liquidated damages if the Company terminates this Agreement pursuant to Section 8.01(f) (provided that at the time of such termination the conditions set forth in Section 7.01 and 7.02 (other than Sections 7.01(a) and 7.02(d)) have been satisfied). Any amount due under this Section 6.07(d) will be paid promptly by wire transfer of same-day funds. Notwithstanding anything that may be expressed or implied in this Agreement, the Damages Contribution Agreement between the Company and Ripplewood Partners II, L.P. (the “Loss Payor”), dated as of the date hereof (the “Damages Contribution Agreement”) or any document or instrument in connection herewith or therewith or otherwise, the Company acknowledges and agrees that (i) it has no right of recovery against, and no personal liability shall attach to, the former, current or future security holders, directors, officers, employees, agents, representatives, affiliates, members, managers, general or limited partners or assignees of the Loss Payor, Parent, Sub or any former, current or future security holder, director, officer, employee, general or limited partner, member, manager, affiliate, agent, assignee or representative of any of the foregoing (collectively, the “Loss Payor Affiliates”), through Parent, Sub or otherwise, whether by or through a claim against Parent or Sub, by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Sub against the Loss Payor or any of the Loss Payor Affiliates, including under the Loss Payor’s Equity Commitment Letter, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to require the Loss Payor (but not the Loss Payor Affiliates (including any general partner or managing member) to make a contribution to Parent in an amount up to the amount of liquidated damages (or, at the election of the Company, pay directly to the Company such liquidated damages) that may be payable by Parent under this Section 6.07(d)) under and to the extent provided in the Damages Contribution Agreement, (ii) recourse against Parent and Sub to enforce the payment of any amount that may be payable under this Section 6.07(d) (or to cause the Loss Payor (but not the Loss Payor Affiliates (including any general partner or managing member) to make a contribution to Parent of an amount up to any such amount that may be payable under Section 6.07(d)) under and to the extent provided in the Damages Contribution Agreement) shall be the sole and exclusive remedy of the Company and all of its subsidiaries, affiliates and security holders against Parent and Sub and the Loss Payor and Loss Payor Affiliates in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated by this Agreement and (iii) in no event will Parent, Sub, the Loss Payor or any Loss Payor Affiliates be subject to liability in the aggregate in excess of $30,000,000 for all losses and damages arising under, or in connection with, this Agreement and the transactions contemplated by this Agreement.

6.08.   Public Announcements.   Each of Parent and Sub, on the one hand, and the Company, on the other hand, will use its reasonable best efforts to consult with each other before issuing, and, to the extent reasonably feasible, provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

6.09.   Additional Tax Matters.   (a) Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions will be paid by either Sub or the Surviving Corporation, and the Company will cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company that are located in New York State and any information with respect to such property that is reasonably necessary to complete such Tax Returns.

(b)        FIRPTA Certificate.   The Company will deliver to Parent at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, in accordance with Treasury Regulation Section 1.1445-2, certifying that the payment of the Merger Consideration and any payments made in respect of the Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(c)        Reporting Obligations.   To the extent Section 6043A of the Code applies to the transactions contemplated by this Agreement, the parties will cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.

6.10.   Stockholder Litigation.   The Company will give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction; provided, however, that no such settlement will be agreed to without Parent’s consent, which consent shall not be unreasonably withheld.

6.11.   Resignation of Directors of the Company.   Prior to the Effective Time, the Company will cause each member of the Company Board to execute and deliver a letter, which will not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

6.12.   Other Actions by Parent.   Parent will not, and will use its reasonable best efforts to cause its Affiliates not to, take any action that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

6.13.   Actions with Respect to Existing Debt.   (a) The Company will, upon receiving any written request by Parent to do so, use its reasonable best efforts to promptly commence a tender offer (the “Notes Tender Offer”) for all outstanding 6½ % Senior Notes due 2011 of the Company (the “Notes”). As part of any Notes Tender Offer, the Company will use its reasonable best efforts to solicit the consent of the holders of the Notes (the “Notes Consents”) to amend, eliminate or waive certain sections (as may be proposed by Parent) of the Indenture, dated as of March 3, 2004, between the Company, as issuer, and JPMorgan Trust Bank, as trustee (the “Indenture”). The aggregate consideration payable to each holder of Notes pursuant to the Notes Tender Offer will be an amount in cash established and funded by Parent. The Notes Tender Offer will be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by the Company in connection with the Notes Tender Offer in a form and substance reasonably satisfactory to Parent and the Company; provided, that any such Notes Tender Offer will be subject to the conditions set forth in Section 6.13(b) (as amended from time to time, the “Notes Offer to Purchase”).

(b)        The Company’s and the Surviving Corporation’s obligation to accept for payment and pay for the Notes tendered pursuant to the Notes Tender Offer will be subject to the conditions that (i) the Merger will have occurred (or Parent and the Company will be satisfied that it will occur substantially concurrently with such acceptance and payment), (ii) the Financing has been obtained and (iii) such other conditions as may be proposed by Parent, including such other conditions as are customary for transactions similar to the Notes Tender Offer. Subject to the terms and conditions of the Notes Tender Offer, substantially concurrently with the Closing, Parent agrees to cause the Surviving Corporation to accept for payment and thereafter to promptly pay for all Notes validly tendered and not withdrawn. The Company will waive any of the conditions to the Notes Tender Offer as may be requested by Parent (other than the conditions that the Notes Tender Offer is conditioned on the Merger and the Financing as provided in clauses (i) and (ii) above), so long as such waivers would not cause the Notes Tender Offer to violate the Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), or any other applicable Law, and will not, without the prior written consent of Parent, waive any condition to the Notes Tender Offer or make any change, amendment or modification to the terms and conditions of the Notes Tender Offer (including any extension thereof) other than as agreed between Parent and the Company or as required to comply with applicable Law.

(c)        Upon request of Parent pursuant to Section 6.13(a), the Company will prepare, as promptly as practicable, the Notes Offer to Purchase, together with any required related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Notes Tender Offer Documents”), relating to the Notes Tender Offer and will use its reasonable best efforts to cause to be disseminated to the record holders of the Notes and, to the extent known to the Company, the beneficial owners of the Notes (collectively, the “Noteholders”) the Notes Tender Offer Documents; provided, however, that prior to dissemination thereof, the Company will provide to Parent not less than five business days in advance of any such dissemination (or such shorter period of time as is reasonably practicable in light of when Parent requests that the Company commence the Notes Tender Offer), will regularly consult with Parent with respect to and during the process of preparing the Notes Tender Offer Documents and will include in such Notes Tender Offer Documents all reasonable comments proposed by Parent.

Upon request, Parent will provide the Company with any information for inclusion in the Notes Tender Offer Documents that may be required under applicable Law and reasonably requested by the Company. If at any time prior to the acceptance of the Notes pursuant to the Notes Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or supplement to, the Notes Tender Offer Documents, the Company will use reasonable best efforts to prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company will provide copies thereof to Parent not less than two business days (or such shorter period of time as is reasonably practicable in light of the circumstances) in advance of any such dissemination, will regularly consult with Parent with respect to and during the process of preparing such amendment or supplement and will include in such amendment and supplement all reasonable comments proposed by Parent. The Company will comply with the requirements of Rule 14e-1 promulgated under the Exchange Act, the TIA and any other applicable Law in connection with the Notes Tender Offer.

(d)        Promptly following the expiration of the consent solicitation, assuming the requisite consents from Noteholders (including from Persons holding proxies from the Noteholders) have been received, the Company will use reasonable best efforts to cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective providing for the amendments of the Indenture contemplated in the Notes Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture may become effective earlier, the proposed amendments set forth therein will not become operative unless and until all conditions to the Notes Tender Offer have been satisfied or waived by the Company in accordance with the terms hereof and thereof and the Surviving Corporation accepts all Notes (and related Notes Consents) validly tendered for purchase and payment pursuant to the Notes Tender Offer, whereupon such proposed amendments shall become operative. The form and substance of the Supplemental Indenture will be reasonably satisfactory to Parent and the Company.

(e)        If this Agreement is terminated in accordance with Sections 8.01(b)(i) or 8.01(b)(ii) (provided in each case that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement) or Section 8.01(f), Parent will reimburse the Company all its out-of-pocket expenses, including attorneys’ fees, actually incurred by the Company in connection with the Notes Tender Offer.

VII. Conditions Precedent

7.01.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)        Stockholder Approval.   The Company shall have obtained the Company Stockholder Approval.

(b)        Antitrust.   Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any Consents and filings required prior to the Closing under any foreign Antitrust Law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

(c)        No Injunctions or Restraints.   No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

7.02.   Conditions to Obligations of Parent and Sub.   The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a)        Representations and Warranties.   The representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) could not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)        Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)        Absence of Company Material Adverse Effect.   Since the date of this Agreement there shall not have occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(d)        Financing.   The proceeds of the Debt Financing shall be available (subject to no remaining conditions other than consummation of the Merger) to Parent or Sub on terms substantially consistent with the terms set forth in the Debt Commitment Letters (giving effect to the Flex Provisions as and to the extent required by Section 6.03) and, to the extent that any terms and conditions are not set forth in the Debt Commitment Letters (giving effect to the Flex Provisions as and to the extent required by Section 6.03), on terms and conditions reasonably satisfactory to Parent, provided, however, that the condition set forth in this Section 7.02(d) may not be asserted by Parent or Sub if the Debt Financing is unavailable due to the failure to receive the cash equity investments to be provided pursuant to the Equity Commitment Letters.

(e)        Second Quarter Financials.   The Company shall have issued its earnings release with respect to its second fiscal quarter ending December 31, 2006, at least 10 days prior to the Closing.

7.03.   Condition to Obligation of the Company.   The obligation of the Company to effect the Merger is further subject to the following conditions:

(a)        Representations and Warranties.   The representations and warranties of Parent and Sub set forth in Article IV shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) could not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)        Performance of Obligations of Parent and Sub.   Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

7.04.   Frustration of Closing Conditions.   None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other Transactions as required by and subject to Section 6.03.

VIII. Termination, Amendment and Waiver

8.01.   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)        by mutual written consent of Parent, Sub and the Company;

(b)        by either Parent or the Company:

(i)         if the Merger is not consummated on or before June 30, 2007, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period will be tolled for any part thereof during which any party is subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(ii)       if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii)      if, upon a vote thereon at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(c)        by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) cannot be or has not been cured within 45 days after giving of written notice to the Company of such breach (provided that Parent is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement);

(d)        by Parent:

(i)         if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent or Sub, or publicly proposes to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, fails to recommend to the Company’s stockholders that they give the Company Stockholder Approval or approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal; or

(ii)       if (A) the Company or any of its officers, directors or employees wilfully violates Section 5.02 in any material respect or (B) the Company gives Parent the notification contemplated by Section 8.05(b)(iii);

(e)        by the Company prior to receipt of the Company Stockholder Approval in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

(f)         by the Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) cannot be or has not been cured within 45 days after giving of written notice to Parent of such breach (provided that the Company is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement).

8.02.   Effect of Termination.   In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.18, Section 4.06, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions will survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

8.03.   Amendment.   This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval there will be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.04.   Extension; Waiver.   At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company will require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

8.05.   Procedure for Termination, Amendment, Extension or Waiver.   (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver under this Agreement pursuant to Section 8.04 will, in order to be effective, require in the case of Sub or the Company, action by its Board of Directors or, to the extent permitted by law, the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time will not require the approval of the stockholders of the Company.

(b)        The Company may terminate this Agreement pursuant to Section 8.01(e) only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal a majority of the disinterested directors of the Company has determined in good faith, after consultation with outside counsel, that failure to withdraw or modify its recommendation of the Merger and this Agreement would be inconsistent with the Company Board’s exercise of its fiduciary duties, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the disinterested directors of the Company has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance, in all material respects, with Section 5.02, (vi) the Company has previously paid the fee due under Section 6.07 and (vii) the Company Board concurrently approves a definitive agreement providing for the implementation of such Superior Company Proposal.

IX. General Provisions

9.01.   Nonsurvival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.01 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.02.   Notices.   All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(a) if to Parent or Sub, to
c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, New York 10020
Attention: Christopher Minnetian, Esq.
with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Peter S. Wilson, Esq.
(b) if to the Company, to
The Reader’s Digest Association, Inc.
Roaring Brook Road
Pleasantville, NY 10570
Attention: General Counsel
with a copy to:
Jones Day
222 East 41st Street
New York, NY 10017
	Attention:	Jere R. Thomson, Esq.
Marilyn W. Sonnie, Esq.

9.03.   Definitions.   For purposes of this Agreement:

(a)        An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b)        A “Company Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or (c) the ability of the Company to consummate the Merger and the other Transactions to be performed or consummated by the Company, other than any event, change, effect, development, condition or occurrence to the extent arising out of or relating to: (i) general economic conditions, (ii) conditions generally affecting industries in which any of the Company or the Company Subsidiaries operate (except, in the case of clauses (i) and (ii) above, if the event, change, effect, development, condition or occurrence disproportionately impacts the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to companies operating in the industries in which the Company or the Company Subsidiaries operate, (iii) the public announcement of this Agreement and the Merger, (iv) any changes in Law or interpretation thereof or (v) any changes in GAAP or interpretation thereof.

(c)        “Company Subsidiary” means each Subsidiary of the Company.

(d)        “Knowledge” means, with respect to the Company, the knowledge of any of the officers of the Company who have been designated by the Board of Directors of the Company as officers for purposes of Section 16 of the Exchange Act and the rules promulgated thereunder

(e)        “Material Company Subsidiary” means those Company Subsidiaries that meet the “Collateral Requirement” test under the Company’s Five-Year Revolving Credit Agreement, dated as of April 14, 2005, among the Company, certain Company Subsidiaries and the lenders party thereto, as amended by the amendments listed in Section 9.03(e) of the Company Disclosure Letter, which Material Company Subsidiaries are listed in Section 9.03(e) of the Company Disclosure Letter.

(f)         A “Parent Material Adverse Effect” means a material adverse effect on (i) the ability of Parent or Sub, as the case may be, to perform its obligations under this Agreement (including the ability of Parent and Sub to obtain the Financing) or (ii) the ability of Parent or Sub, as the case may be, to consummate the Merger and the other Transactions to be performed or consummated by Parent or Sub, as the case may be.

(g)        A “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

(h)        A “Subsidiary” of any Person means another Person (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or (b) of which such first Person is, in the case of a partnership, the general partner or, in the case of a limited liability company, the managing member.

9.04.   Interpretation.   When a reference is made in this Agreement to a Section or subsection, such reference will be to a Section or subsection, as applicable, of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there will be no presumption that any ambiguities in this Agreement will be resolved against any party.

9.05.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

9.06.   Counterparts.   This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page by facsimile transmission will be effective as delivery of a manually executed counterpart of this Agreement.

9.07.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement, taken together with the Company Disclosure Letter, the Damages Contribution Agreement and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 6.06 and 6.07(d), are not intended to confer upon any Person other than the parties hereto any rights or remedies.

9.08.   Governing Law.   This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the State of Delaware are mandatorily applicable.

9.09.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment will relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.10.   Enforcement.   Subject to Section 6.07(d), the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court, any Federal court located in the State of New York or the State of Delaware or the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court, any Federal court located in the State of New York or the State of Delaware or the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court, any Federal court located in the State of New York or the State of Delaware or the Court of Chancery of the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

DOCTOR ACQUISITION HOLDING CO.,
by	/s/ CHRISTOPHER MINNETIAN
Name: Christopher Minnetian
Title: President
DOCTOR ACQUISITION CO.,
by	/s/ CHRISTOPHER MINNETIAN
Name: Christopher Minnetian
Title: President
THE READER’S DIGEST ASSOCIATION, INC.
by	/s/ ERIC W. SCHRIER
Name: Eric W. Schrier
Title: President

ANNEX B

DAMAGES CONTRIBUTION AGREEMENT

Damages Contribution Agreement, dated as of November 16, 2006 (this “Damages Contribution Agreement”), between Ripplewood Partners II, L.P., a Delaware limited partnership (the “Loss Payor”), and The Reader’s Digest Association, Inc., a Delaware corporation (the “Loss Payee”). Any terms used but not defined herein have the meaning assigned to those terms in the Merger Agreement (as defined below).

1.          Damages Contribution Agreement.   To induce the Loss Payee to enter into an Agreement and Plan of Merger, dated as of November 16, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Doctor Acquisition Holding Co., a Delaware corporation (“Parent”), and Doctor Acquisition Co., a Delaware corporation (“Sub” and, together with Parent, the “Merger Cos”), and the Loss Payee, pursuant to which Sub will merge with and into the Loss Payee, the Loss Payor hereby unconditionally and irrevocably commits to the Loss Payee, on the terms and conditions set forth herein, to make an equity contribution to Parent in cash to the extent of the payment obligations of the Merger Cos under the Merger Agreement, including any Parent obligation to pay liquidated damages for a breach by Parent or Sub of the Merger Agreement pursuant to Section 6.07(d) of the Merger Agreement (the “Obligations”); provided, that the maximum amount payable by the Loss Payor hereunder shall not exceed $25,000,000 plus all the Company’s out-of-pocket expenses, including attorneys’ fees, actually incurred in connection with the Merger Agreement, the Merger and the other Transactions in an aggregate amount not to exceed $5,000,000 (the “Cap”; the Obligations, as limited by the Cap, the “Covered Obligations”), it being understood that the Loss Payee will not seek to enforce this Damages Contribution Agreement without giving effect to the Cap. It is understood and agreed that, in lieu of requiring the Loss Payor to make an equity contribution to Parent in cash, at the election of the Loss Payee in its sole discretion, the Loss Payor will be required to pay directly to the Loss Payee the full amount of the Covered Obligations that is due and payable hereunder, in which event such payments shall be credited and applied towards the Covered Obligations and the obligations of the Loss Payor under this Damages Contribution Agreement (and of the Merger Cos under the Merger Agreement) shall be deemed satisfied to the extent of such payments. This Damages Contribution Agreement is an unconditional promise to contribute or to pay up to a specified amount on the terms and conditions set forth herein and is not a guarantee of payment or collection.

2.          Nature of Damages Contribution Agreement.   The Loss Payee shall not be obligated to file any claim relating to the Obligations in the event that any Merger Co becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Loss Payee to so file shall not affect the Loss Payor’s obligations hereunder. In the event that any payment to the Loss Payee in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Loss Payor shall remain liable hereunder with respect to its Covered Obligations as if such payment had not been made; provided, however, that the aggregate payment hereunder by Loss Payor to any person shall not in any event exceed the Cap.

3.          Changes in Obligations, Certain Waivers.   The Loss Payor agrees that the Loss Payee may at any time and from time to time, without notice to or further consent of the Loss Payor, extend the time of payment of any of the Obligations, and may also make any agreement with a Merger Co for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Loss Payee and any Merger Co without in any way impairing or affecting the Loss Payor’s obligations under this Damages Contribution Agreement. The Loss Payor agrees that the obligations of the Loss Payor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Loss Payee to assert any claim or demand or to enforce any right or remedy against any Merger Co or any other person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (including the Equity Commitment Agreements); (c) the addition, substitution or release of any entity or other person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of any Merger Co or any other person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Merger Co or any other person interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which the Loss Payor may have at any time against any Merger Co or the Loss Payee, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Loss Payee may have of obtaining payment of any of the Obligations. To the fullest extent permitted by law, the Loss Payor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Loss Payee. The Loss Payor waives promptness, diligence, notice of the acceptance of this Damages Contribution Agreement and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and its counsel in accordance with Sections 8.01(f) and 9.02 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of any Merger Co or any other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Loss Payee or any of its subsidiaries or Controlled Affiliates, defenses to the payment of the Obligations that are available to a Merger Co under the Merger Agreement or breach by the Loss Payee of this Damages Contribution Agreement). The Loss Payor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Damages Contribution Agreement are knowingly made in contemplation of such benefits.

For purposes of this Damages Contribution Agreement, “Controlled Affiliate” of any person means any affiliate that such person directly or indirectly controls (within the meaning of Rule 12b-2 of the Exchange Act) and, for purposes of this Damages Contribution Agreement, includes the directors and officers of such person.

The Loss Payor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Sub that arise from the existence, payment, performance, or enforcement of the Loss Payor’s Covered Obligations under or in respect of this Damages Contribution Agreement or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Loss Payee against Parent or Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent or Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Covered Obligations shall have been paid in full in cash. If any amount shall be paid to the Loss Payor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Covered Obligations, such amount shall be received and held in trust for the benefit of the Loss Payee, shall be segregated from other property and funds of the Loss Payor and shall forthwith be paid or delivered to the Loss Payee in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Covered Obligations, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Covered Obligations thereafter arising. Notwithstanding anything to the contrary contained in this Damages Contribution Agreement, the Loss Payee hereby agrees that to the extent Parent and Sub are relieved by the parties to the Merger Agreement (including the Loss Payee) of any of their obligations under the Merger Agreement, the Loss Payor shall be similarly relieved of its obligations under this Damages Contribution Agreement.

4.          No Waiver; Cumulative Rights.   No failure on the part of the Loss Payee to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Loss Payee of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Loss Payee or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Loss Payee at any time or from time to time.

5.          Representations and Warranties.   The Loss Payor hereby represents and warrants that:

(a)        the execution, delivery and performance by the Loss Payor of this Damages Contribution Agreement have been duly authorized by all necessary action on the part of the Loss Payor and does not conflict with any provision of (i) the Loss Payor’s partnership agreement or similar organizational documents, (ii) any Contract to which the Loss Payor is a party or by which any of its properties or assets is bound or (iii) any Judgment or Law applicable to the Loss Payor or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Loss Payor to perform its obligations under this Damages Contribution Agreement;

(b)        no Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Loss Payor in connection with the execution, delivery and performance of this Damages Contribution Agreement, other than such items that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Loss Payor to perform its obligations under this Damages Contribution Agreement;

(c)        this Damages Contribution Agreement constitutes a legal, valid and binding obligation of the Loss Payor enforceable against the Loss Payor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)        the Loss Payor has, and expects for so long as this Damages Contribution Agreement shall remain in effect in accordance with Section 8 hereof to continue to have, the financial capacity to pay and perform its obligations under this Damages Contribution Agreement.

6.          No Assignment.   Neither the Loss Payor nor the Loss Payee may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Loss Payee or the Loss Payor, as the case may be. Notwithstanding the preceding sentence, the Loss Payor may assign all or a portion of its obligations hereunder to one or more of its affiliates or affiliated funds or entities governed by an affiliate or an affiliated fund, provided that no such assignment under this sentence shall relieve the Loss Payor of its obligations hereunder.

7.          Notices.   All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given upon receipt by the parties at the addresses set forth in the Merger Agreement or, in the case of the Loss Payor, at the following address (or in each case at such other address for a party as may be specified by like notice):

c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, NY 10020
Attention:  Christopher Minnetian

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:  Peter S. Wilson, Esq.

8.          Continuing Obligation.   This Damages Contribution Agreement shall remain in full force and effect and shall be binding on the Loss Payor, its successors and assigns until all of the Covered Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, this Damages Contribution Agreement shall terminate and the Loss Payor shall have no further obligations under this Damages Contribution Agreement as of the earliest of (i) the Effective Time (ii) three months following the termination of the Merger Agreement in accordance with its terms (the “Three Month Anniversary”), provided that, in the case of this clause (ii), if any suit, action or proceeding arising from this Damages Contribution Agreement has been commenced in any court of competent jurisdiction prior to the Three Month Anniversary, then this Damages Contribution Agreement shall survive the Three Month Anniversary solely with respect to such suit, action or proceeding until final determination by such court, and (iii) contribution by the Loss Payor to Parent (or, at the election of the Loss Payee, payment by the Loss Payor to the Loss Payee) pursuant hereto of an aggregate amount equal to the Cap.

9.          No Recourse.   The Loss Payee acknowledges that Parent’s assets are of a de minimis value, and that no funds are expected to be contributed to Parent unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Damages Contribution Agreement, the Merger Agreement or any document or instrument in connection herewith or therewith or otherwise, and notwithstanding the fact that the Loss Payor is a partnership, by its acceptance of the benefits of this Damages Contribution Agreement, the Loss Payee acknowledges and agrees that (i) it has no right of recovery against, and no personal liability shall attach to, the former, current or future security holders, directors, officers, employees, agents, representatives, affiliates, members, managers, general or limited partners or assignees of the Loss Payor, Parent, Sub or any former, current or future security holder, director, officer, employee, general or limited partner, member, manager, affiliate, agent, assignee or representative of any of the foregoing (collectively, the “Loss Payor Affiliates”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against the Loss Payor or any of the Loss Payor Affiliates, including under the Loss Payor’s Equity Commitment Agreement, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to require the Loss Payor (but not the Loss Payor Affiliates (including any general partner or managing member)) to make a contribution to Parent (or, at the election of the Loss Payor, payment to the Loss Payee) up to the amount of Covered Obligations under and to the extent provided in this Damages Contribution Agreement, (ii) recourse against the Loss Payor to cause Loss Payor to make a contribution to Parent (or, at the election of the Loss Payor, payment to the Loss Payee) required under this Damages Contribution Agreement shall be the sole and exclusive remedy of the Loss Payee and all of its subsidiaries, affiliates and security holders against the Loss Payor and the Loss Payor Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby and (iii) in no event will Parent, Sub, the Loss Payor or any Loss Payor Affiliates be subject to liability in the aggregate in excess of the Cap for all losses and damages arising under, or in connection with, this Agreement and the transactions contemplated by this Agreement. Nothing set forth in this Damages Contribution Agreement shall be construed to confer or give to any Merger Co. or any other person (including any person acting in a representative capacity) other than the Loss Payee and the Loss Payor any rights or remedies against any person other than the Loss Payee and the Loss Payor as expressly set forth herein, and except that the Loss Payor Affiliates shall also have the right to enforce the provisions of this Damages Contribution Agreement.

10.        Governing Law.   This Damages Contribution Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the State of Delaware are mandatorily applicable. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court, any Federal court located in the State of New York or the State of Delaware or the Court of Chancery of the State of Delaware in the event any dispute arises out of this Damages Contribution Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Damages Contribution Agreement in any court other than any New York state court, any Federal court located in the State of New York or the State of Delaware or the Court of Chancery of the State of Delaware.

11.        Waiver of Jury Trial.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DAMAGES CONTRIBUTION AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.        Counterparts.   This Damages Contribution Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the Loss Payor and the Loss Payee has each caused this Damages Contribution Agreement to be executed and delivered as of the date first written above by its respective officer thereunto duly authorized.

RIPPLEWOOD PARTNERS II, L.P.,
by	RIPPLEWOOD PARTNERS II, G.P., L.P.,
by	RP II GP, L.L.C., as its Sole Member
	by	/s/ CHRISTOPHER MINNETIAN
		Name:	Christopher Minnetian
		Title:	Authorized Signatory
THE READER’S DIGEST ASSOCIATION, INC.,
by	/s/ ERIC W. SCHRIER
	Name:	Eric W. Schrier
	Title:	President

ANNEX C

PERSONAL AND CONFIDENTIAL

November 16, 2006

Board of Directors
The Reader’s Digest Association, Inc.
Reader’s Digest Road
Pleasantville, NY 10570-7000

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $.01 per share (the “Shares”), of The Reader’s Digest Association, Inc. (the “Company”) of the $17.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of November 16, 2006 (the “Agreement”), among Doctor Acquisition Holding Co. (the “Buyer”), Doctor Acquisition Co., a wholly owned subsidiary of the Buyer, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as co-lead underwriter with respect to the public offering of 10,989,989 Shares in September 2003. We also have participated in the Company’s Senior Secured Revolving Credit Facility in April 2005 and the Company’s Incremental Facility in April 2006, and currently hold an aggregate commitment of $20,000,000 under such facilities. We also have provided certain investment banking services to Ripplewood Holdings L.L.C. (“Ripplewood”), the majority shareholder of the Buyer, and its affiliates and portfolio companies from time to time, including having acted as financial advisor to an affiliate of Ripplewood in connection with its purchase of the fixed-access line business of Japan Telecom in August 2003; as co-selling agent with respect to the public offering of 12,500,000 shares of common stock of RHJ International (“RHJ”), an investment fund of Ripplewood, in March 2005; and as lead selling agent with respect to the public offering of 15,400,000 shares of common stock of RHJ in March 2006. We also may provide investment banking services to the Company and its affiliates and Ripplewood and its affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company and its affiliates and Ripplewood and its affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company and Ripplewood’s affiliates and portfolio companies for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with

C-1

affiliates of Ripplewood and may do so in the future, and such affiliates of Goldman, Sachs & Co. may invest in the future in limited partnership units of affiliates of Ripplewood.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the publishing industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $17.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

C-2

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)        Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.          Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.          Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.          Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.          Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)        Appraisal rights shall be perfected as follows:

(1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)        If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)         Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)         The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)         The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)         The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Driving Directions to Reader’s Digest Global Headquarters

From Manhattan

From the East Side, take I-87 north (Major Deegan Thruway/New York State Thruway) into Yonkers to Exit 5, “Central Park Avenue, Route 100.” Proceed on Route 100 north for 1 mile to entrance to the Sprain Brook Parkway (left turn). Continue on Sprain Brook Parkway north approximately 12 miles to the exit for the Saw Mill River Parkway north. Take the Saw Mill River Parkway north approximately 7 miles to the traffic light at the Reader’s Digest Road exit (Exit 33). Turn right at the exit and bear right to the top of the hill, proceeding around the Reader’s Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader’s Digest main entrance.

From the West Side, take the West Side Highway north to the Henry Hudson Parkway north to the Saw Mill River Parkway north. Continue on the Saw Mill River Parkway north approximately 20 miles to the traffic light at the Reader’s Digest Road exit (Exit 33). Turn right at the exit and bear right to the top of the hill, proceeding around the Reader’s Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader’s Digest main entrance.

From Dutchess or Putnam County

Take I-84 south to I-684 south approximately 10 miles to Saw Mill River Parkway south. Bear right onto Exit 5 entering Saw Mill River Parkway south and continue approximately 7 miles to traffic light at Reader’s Digest Road exit (Exit 33). Turn left at the exit and bear right to the top of the hill, proceeding around the Reader’s Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader’s Digest main entrance.

From New Jersey

Take I-287 east (Tappan Zee Bridge) to Exit 8A for Saw Mill River Parkway north. Take Saw Mill River Parkway north approximately 7 miles to the traffic light at the Reader’s Digest Road exit (Exit 33). Turn right at the exit and bear right to the top of the hill, proceeding around the Reader’s Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader’s Digest main entrance.

From Connecticut

Take I-95 south to Exit 21 to I-287. Proceed on I-287 to Exit 3 for the Sprain Brook Parkway north. Take the Sprain Brook Parkway north approximately 4 miles to the exit for the Saw Mill River Parkway north. Take the Saw Mill River Parkway north approximately 7 miles to the traffic light at the Reader’s Digest Road exit (Exit 33). Turn right at the exit and bear right to the top of the hill, proceeding around the Reader’s Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader’s Digest main entrance.

Reader’s Digest and the Pegasus logo are registered trademarks of The Reader’s Digest Association, Inc.

[Recycling Logo]
Printed on recycled paper.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS 1 and 2

Please Mark Here for Address Change or Comment	☐
SEE REVERSE SIDE

FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1. To adopt the Agreement and Plan of Merger, dated as of November 16, 2006, among Doctor Acquisition Holding Co., Doctor Acquisition Co. and The Reader’s Digest Association, Inc. (the “Merger Agreement”)

☐	☐	☐	2. To adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.	☐	☐	☐

By returning this proxy card you are conferring upon named proxies the authority to vote upon such other business as may properly come before the special meeting or any postponements or adjournments thereof.

☐

I will attend the special meeting in person at Reader’s Digest’s DeWitt Wallace

Auditorium. (see below.)

Signature
Date

Please sign this proxy as name(s) appear(s) above and return it promptly whether or not you plan to attend the Special Meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the special meeting and decide to vote by ballot, such vote will supersede this proxy.

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/\ FOLD AND DETACH HERE /\

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM New York time the day prior to the special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/rda	OR	TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLink(SM) for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect(R) at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

\/ IF YOU PLAN TO ATTEND THE MEETING \/

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TO ALL READER’S DIGEST STOCKHOLDERS:

If you plan to attend the Reader’s Digest special meeting of Stockholders in person at the DeWitt Wallace Auditorium, you must:

☐ Check the box next to the appropriate statement on the top portion of this proxy card AND bring this bottom portion of this proxy card with you to the special meeting.

PROXY
THE READER’S DIGEST ASSOCIATION, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of                                                                                               as attorney and proxy, with full power of substitution, to represent the undersigned and vote as designated below all the common shares that the undersigned may be entitled to vote at the special meeting of stockholders of THE READER’S DIGEST ASSOCIATION, INC. to be held on              , 2007, and at any adjournments thereof, with all powers the undersigned would possess if personally present, on the proposals described in the Notice of Special Meeting and Proxy Statement of the Board of Directors and in accordance with the discretion of the Board of Directors on any other business that may come before the meeting. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSALS 1 and 2.

Please mark, date and sign your name exactly as it appears on this proxy card and return this proxy card in the enclosed envelope. For shares registered jointly, each joint owner should sign. Persons signing in a representative capacity (e.g., attorney, executor, administrator, trustee, guardian, etc.) or as an officer of a corporation should indicate their capacity, title or office.

THE PROXY CARD IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Change/Comments (Mark the corresponding box on the reverse side)

/\ FOLD AND DETACH HERE /\

\/ IF YOU PLAN TO ATTEND THE MEETING \/

THIS PORTION OF THE PROXY CARD IS YOUR
ADMISSION TICKET TO THE SPECIAL MEETING.
SAVE IT AND BRING IT WITH YOU TO THE SPECIAL MEETING TOGETHER WITH PHOTO IDENTIFICATION.
(SEE REVERSE SIDE).